Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of October 28, 2014

Among

TASC PARENT CORPORATION,

TOUCAN MERGER CORPORATION I,

TOUCAN MERGER CORPORATION II,

ENGILITY HOLDINGS, INC.,

NEW EAST HOLDINGS, INC.

and

EAST MERGER SUB, LLC

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		Page
ARTICLE IV

Representations and Warranties of the Company		26

SECTION 4.01.	Organization, Standing and Power	26
SECTION 4.02.	Company Subsidiaries	26
SECTION 4.03.	Capital Structure	27
SECTION 4.04.	Authority; Execution and Delivery; Enforceability	28
SECTION 4.05.	No Conflicts; Consents	28
SECTION 4.06.	Financial Statements; Undisclosed Liabilities	29
SECTION 4.07.	Information Supplied	30
SECTION 4.08.	Absence of Certain Changes or Events	31
SECTION 4.09.	Taxes	31
SECTION 4.10.	Intended Tax Treatment	32
SECTION 4.11.	Benefits Matters; ERISA Compliance	32
SECTION 4.12.	Litigation	34
SECTION 4.13.	Compliance with Applicable Laws	34
SECTION 4.14.	Environmental Matters	35
SECTION 4.15.	Contracts	35
SECTION 4.16.	Properties	36
SECTION 4.17.	Intellectual Property	36
SECTION 4.18.	Labor Matters	37
SECTION 4.19.	Brokers’ Fees and Expenses	38
SECTION 4.20.	Insurance	38
SECTION 4.21.	Government Contracts	38
SECTION 4.22.	Affiliate Transactions	39
SECTION 4.23.	Financing	40
SECTION 4.24.	Merger Sub One and Merger Sub Two	40
SECTION 4.25.	Interested Stockholder	40
SECTION 4.26.	No Other Representations or Warranties	40

ARTICLE V

Covenants Relating to Conduct of Business		41

SECTION 5.01.	Conduct of Business	41
SECTION 5.02.	No Solicitation by the Company	46
SECTION 5.03.	No Solicitation by Parent; Parent Recommendation	47

ARTICLE VI

Additional Agreements		49

SECTION 6.01.	Preparation of the Form S-4 and the Proxy Statement/Consent Solicitation Statement; Parent Stockholders Meeting; and Merger Sub One Stockholders Meeting	49
SECTION 6.02.	Access to Information; Confidentiality	51
SECTION 6.03.	Required Actions	52
SECTION 6.04.	Stock Plans	54
SECTION 6.05.	Indemnification, Exculpation and Insurance	54
SECTION 6.06.	Certain Tax Matters	56
SECTION 6.07.	Transaction Litigation	56
SECTION 6.08.	Section 16 Matters	56
SECTION 6.09.	Public Announcements	57
SECTION 6.10.	Stock Exchange Listing	57
SECTION 6.11.	Employee Matters	57

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AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 28, 2014, among TASC Parent Corporation, a Delaware corporation (the “Company”), Toucan Merger Corporation I, a Delaware corporation (“Merger Sub One”), Toucan Merger Corporation II, a Delaware corporation and wholly-owned subsidiary of Merger Sub One (“Merger Sub Two”), Engility Holdings, Inc., a Delaware corporation (“Parent”), New East Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Three”), and East Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub Three (“Merger Sub Four”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Parent (the “Parent Board”) propose to effect a business combination of the Company and Parent through the Transactions (as defined as below), following which Toucan Parent LLC (as defined below) will become a wholly owned subsidiary of Holdco (as defined below), and pursuant to which holders of Company Common Stock (as defined below) will receive a specified number of shares of Holdco Common stock (as defined below) as more fully described in this Agreement;

WHEREAS, the Company Board and the Parent Board have determined that this Agreement and the Transactions are advisable and in the best interests of the Company and Parent, respectively, and their respective stockholders, and by resolution duly adopted, have approved this Agreement;

WHEREAS, the Parent Board has recommended that the stockholders of Parent approve the East Merger and adopt this Agreement;

WHEREAS, the Company Board has recommended that the stockholders of the Company adopt this Agreement and approve the Transactions, including the Toucan Merger and the East/Toucan Merger (each as defined below);

WHEREAS, the board of directors of each of Merger Sub One, Merger Sub Two and Merger Sub Three, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) each of (A) the Toucan Merger and the Toucan LLC Conversion (as defined below), taken together, (B) the East Merger and (C) the East/Toucan Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent, the Company, Merger Sub One and Merger Sub Three each will be a party to a reorganization within the meaning of Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company have entered into a voting and support agreement with Parent and the Company (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Voting Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Transactions

SECTION 1.01. The Transactions.

(a) Toucan Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), on the Closing Date at the Toucan Effective Time, Merger Sub Two shall be merged with and into the Company (the “Toucan Merger”). At the Toucan Effective Time, the separate corporate existence of Merger Sub Two shall cease and the Company shall continue as the surviving company in the Toucan Merger and as a wholly-owned subsidiary of Merger Sub One (“Toucan Surviving Company”).

(b) Toucan LLC Conversion. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 266 of the DGCL and Section 18-214 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”), on the Closing Date at the Toucan Conversion Effective Time, Toucan Surviving Company shall be converted into a Delaware limited liability company (“Toucan Surviving LLC”) in accordance with Section 266 of the DGCL (the “Toucan LLC Conversion”).

(c) Pre-East Merger Debt Financing. On the Closing Date but prior to the East Effective Time, Parent shall cause Engility Corporation, a corporation organized under the Laws of Delaware and a wholly owned subsidiary of Parent (“Engility”), to borrow an aggregate amount of $565,000,000 in cash under a promissory note (the “Pre-East Merger Debt Financing”).

(d) Pre-East Merger Debt Repayment. On the Closing Date but prior to the East Effective Time and after the Pre-East Merger Debt Financing, Parent shall cause Engility to repay in full the aggregate amount then outstanding under the term loan and under the revolving credit facility, under the Existing East Credit Facility (the “Pre-East Merger Debt Repayment”).

(e) Pre-East Merger East Special Dividend. Prior to the East Effective Time and after the Pre-East Merger Debt Repayment, the board of directors of Engility shall, subject to applicable Law and its organizational documents, declare and cause to be paid a special cash dividend in an aggregate amount equal to $206,892,325 to Parent (the “Pre-East Merger East Special Dividend”).

(f) Pre-East Merger Parent Special Dividend. Prior to the East Effective Time, the Parent Board shall, subject to applicable Law and the Parent Charter and Parent By-laws, declare and cause to be paid a special cash dividend in an aggregate amount equal to $206,892,325 payable pro rata to the holders of Parent Common Stock (any such dividend, the “Pre-East Merger Parent Special Dividend”) with a record date and payment date determined by the Parent Board but which record date and payment date shall be after the satisfaction of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers’ certificates without qualifications or exceptions) if such date were the Closing Date) but in any event prior to the East/Toucan Effective Time.

(g) East Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 253 of the DGCL, on the Closing Date at the East Effective Time, Parent shall be merged with and into Merger Sub Three (the “East Merger”). At the East Effective Time, the separate corporate existence of Parent shall cease and Merger Sub Three shall continue as the surviving company in the East Merger (“Holdco”).

(h) East/Toucan Merger. Following the payment of the Pre-East Merger Parent Special Dividend and on the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA, on the Closing Date at the East/Toucan Effective Time, Merger Sub One

shall be merged with and into Merger Sub Four (the “East/Toucan Merger” and, together with the Toucan Merger and the East Merger, the “Mergers”). At the East/Toucan Effective Time, the separate corporate existence of Merger Sub One shall cease and Merger Sub Four shall continue as the surviving limited liability company in the East/Toucan Merger (“Toucan Parent LLC”). The Toucan Merger, the Toucan LLC Conversion, the Pre-East Merger Debt Financing, the Pre-East Merger Debt Repayment, the Pre-East Merger East Special Dividend, the Pre-East Merger Parent Special Dividend, the East Merger and the East/Toucan Merger and the other transactions contemplated by this Agreement are collectively referred to in this Agreement as the “Transactions”.

SECTION 1.02. Closing. Concurrently with the making of the Delaware Filings with the Secretary of State of the State of Delaware, a closing (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Times. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware:

(a) a certificate of merger for the Toucan Merger, executed in accordance with the relevant provisions of the DGCL (the “Toucan Certificate of Merger”) and shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Toucan Merger. The Toucan Certificate of Merger shall provide that the Toucan Merger shall become effective at the time of filing of the Toucan Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed to by the Company and Parent and specified in the Toucan Certificate of Merger (such time, the “Toucan Effective Time”);

(b) immediately following the Toucan Effective Time, a certificate of conversion and a certificate of formation for the Toucan LLC Conversion, executed in accordance with the relevant provisions of the DGCL and DLLCA (the “Certificate of Conversion”) and shall make all other filings required under the DGCL and the DLLCA or by the Secretary of State of the State of Delaware in connection with the Toucan LLC Conversion. The Certificate of Conversion shall provide that the Toucan LLC Conversion shall become effective at the time of filing of the Certificate of Conversion with the Secretary of State of the State of Delaware or at such later date and time as is agreed to by the Company and Parent specified in the Certificate of Conversion (such time, the “Toucan Conversion Effective Time”);

(c) concurrently with the filing of the Toucan Certificate of Merger, a certificate of ownership and merger for the East Merger, executed in accordance with the relevant provisions of the DGCL (the “East Certificate of Merger”), and shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the East Merger. The East Certificate of Merger shall provide that the East Merger shall become effective at the time of filing of the East Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed to by the Company and Parent and specified in the East Certificate of Merger (such time, the “East Effective Time”); and

(d) immediately following the latest to occur of the Toucan Effective Time, the Toucan Conversion Effective Time and the East Effective Time, a certificate of ownership and merger for the East/Toucan Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “East/Toucan Certificate of Merger” and, together with the Toucan Certificate of Merger, the Certificate of Conversion and the East Certificate of Merger, the “Delaware Filings”), and shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the East/Toucan Merger. The East/Toucan

Certificate of Merger shall provide that the East/Toucan Merger shall become effective at the time of filing of the East/Toucan Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed to by the Company and Parent and specified in the East/Toucan Certificate of Merger (such time, the “East/Toucan Effective Time”).

SECTION 1.04. Effects.

(a) The Toucan Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Toucan Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub Two shall vest in Toucan Surviving Company as the surviving company in the Toucan Merger, and all debts, liabilities and duties of the Company and Merger Sub Two shall become the debts, liabilities and duties of Toucan Surviving Company as the surviving company in the Toucan Merger. After the consummation of the Toucan Merger, all references in this Agreement to the Company, including to Company Common Stock and Company Stock Options and other securities of the Company shall be deemed, where applicable, to be references to Merger Sub One and the same securities of Merger Sub One, and all references to stockholders of the Company shall be deemed to be references to stockholders of Merger Sub One (including for the purposes of Section 2.03(b)(i)).

(b) The Toucan LLC Conversion shall have the effects set forth in the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Toucan Conversion Effective Time, (i) Toucan Surviving LLC shall be deemed to be the same entity as the Company, (ii) all the property, rights, privileges, powers and franchises of the Company shall remain vested in Toucan Surviving LLC, and all debts, liabilities and duties of the Company shall remain attached to Toucan Surviving LLC and (iii) such property, rights, privileges, powers and franchises, and debts, liabilities and duties, shall not be deemed, as a consequence of the Toucan LLC Conversion, to have been transferred.

(c) The East Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the East Effective Time, all the property, rights, privileges, powers and franchises of Parent and Merger Sub Three shall vest in Holdco as the surviving company in the East Merger, and all debts, liabilities and duties of Parent and Merger Sub Three shall become the debts, liabilities and duties of Holdco as the surviving company in the East Merger.

(d) The Toucan/East Merger shall have the effects set forth in the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Toucan/East Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub One and Merger Sub Four shall vest in Toucan Parent LLC as the surviving company in the East/Toucan Merger, and all debts, liabilities and duties of Merger Sub One and Merger Sub Four shall become the debts, liabilities and duties of Toucan Parent LLC as the surviving company in the East/Toucan Merger.

SECTION 1.05. Organizational Documents.

(a) At the Toucan Effective Time, the Company Charter in effect immediately prior to the Toucan Effective Time shall be the certificate of incorporation of Toucan Surviving Company, until thereafter changed or amended as provided therein or by applicable Law. At the Toucan Effective Time, the Company Bylaws in effect immediately prior to the Toucan Effective Time shall be the bylaws of Toucan Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Toucan Conversion Effective Time, Toucan Surviving LLC shall adopt a limited liability company agreement in a form customary for a single member, member-managed limited liability company that is treated as a disregarded entity separate from Merger Sub One for U.S. federal income tax purposes.

(c) Immediately prior to and at the East Effective Time, the certificate of incorporation in the form attached hereto as Exhibit A shall be the amended and restated certificate of incorporation of Holdco (the “Holdco Charter”) until thereafter changed or amended as provided therein or by applicable Law. At the East Effective

Time, the by-laws in the form attached hereto as Exhibit B shall be the amended and restated by-laws of Holdco (the “Holdco Bylaws”) until thereafter changed or amended as provided therein or by applicable Law.

(d) At the East/Toucan Effective Time, the certificate of formation of Merger Sub Four in effect immediately prior to the East/Toucan Effective Time shall be the certificate of formation of Toucan Parent LLC, until thereafter changed or amended as provided therein or by applicable Law. At the East/Toucan Effective Time, the limited liability company agreement of Merger Sub Four in effect immediately prior to the East/Toucan Effective Time shall be the limited liability company agreement of Toucan Parent LLC, until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors and Officers of the Parties Other than Holdco.

(a) The directors and officers of the Company immediately prior to the Toucan Effective Time shall be the directors and officers of Toucan Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Toucan Surviving Company immediately prior to the Toucan Conversion Effective Time shall be the officers of Toucan Surviving LLC until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c) The officers of Merger Sub One immediately prior to the East/Toucan Effective Time shall be the officers of Toucan Parent LLC until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Holdco Board of Directors.

(a) Subject to Section 1.07(b), the directors and officers of Parent immediately prior to the East Effective Time shall be the directors and officers of Holdco until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) At or prior to the East/Toucan Effective Time, the Board of Directors of Holdco (the “Holdco Board of Directors”) shall take all actions as may be necessary, including securing resignations of existing members of the Holdco Board of Directors, to cause: (i) the number of directors constituting the full Holdco Board of Directors to be eleven (11) and (ii) the Holdco Board of Directors as of the East/Toucan Effective Time to be composed of: (A) the seven (7) directors of Parent immediately prior to the Closing (each, a “Parent Director Designee”) and (B) four (4) directors designated by the Company prior to the Closing (each, a “Company Director Designee”). At or prior to the East/Toucan Effective Time, the Holdco Board of Directors shall take all actions as may be necessary to appoint one Parent Director Designee and one Company Director Designee to serve as co-chairpersons of the Holdco Board of Directors.

SECTION 1.08. Additional Actions. If, at any time after the Toucan Conversion Effective Time, Toucan Surviving LLC or Toucan Parent LLC shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Toucan Surviving LLC or Toucan Parent LLC its right, title or interest in, to or under any of the rights, properties or assets of its predecessor(s) in the Transactions, or (ii) otherwise carry out the provisions of this Agreement, the officers of Toucan Surviving LLC or Toucan Parent LLC shall be authorized in the name and on behalf of Toucan Surviving LLC or Toucan Parent LLC, as the case may be, to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in Toucan Surviving LLC or Toucan Parent LLC, as the case may be, and otherwise to carry out the provisions of this Agreement.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities;

Exchange of Certificates

SECTION 2.01. Effect on Capital Stock in the Toucan Merger.

(a) At the Toucan Effective Time, by virtue of the Toucan Merger and without any action on the part of the holders of any shares of capital stock of Merger Sub Two or the Company:

(i) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Toucan Effective Time (other than Toucan Dissenting Shares) shall be automatically converted into and become the right to receive one share of common stock, par value $0.01 per share, of Merger Sub One (the “Merger Sub One Common Stock”) (the “First Merger Consideration”).

(ii) Conversion of Merger Sub Two Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub Two, issued and outstanding immediately prior to the Toucan Effective Time shall be automatically converted into and become the right to receive one share of common stock, par value $0.01 per share, of Toucan Surviving Company.

(iii) Cancellation of Merger Sub One Common Stock. Each share of Merger Sub One Common Stock issued and outstanding immediately prior to the Toucan Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each of the Company and Merger Sub One shall take all actions as may be necessary so that at the Toucan Effective Time, (i) each Company Stock Option shall, automatically and without any action on behalf of the holder thereof, be converted into a stock option denominated in, or measured, in whole or in part, by the value of, shares of capital stock of Merger Sub One, (ii) all terms and conditions applicable to each such Company Stock Option immediately prior to the Toucan Effective Time shall, except as provided in the immediately preceding sentence, remain in effect immediately after the Toucan Effective Time, and (iii) Merger Sub One shall remain subject to the obligations of the Company with respect to any such Company Stock Option immediately after the Toucan Effective Time.

(c) Each certificate representing outstanding shares of Company Common Stock (other than Toucan Dissenting Shares) or other instruments representing any other Company Stock Option shall be deemed for all purposes, from and after the Toucan Effective Time, to represent the same number of shares of capital stock or other securities of Merger Sub One, as the case may be, into which such shares of Company Common Stock and Company Stock Options shall be converted in the Toucan Merger. Holders of such certificates or other instruments shall not be asked to surrender such certificates or instruments for cancellation. The registered owner on the books and records of the Company of all such certificates or other instruments shall have and be entitled to exercise all voting and other rights with respect to, and to receive dividends and other distributions upon, the shares of capital stock or other securities of Merger Sub One, as applicable, into which the shares of Company Common Stock (other than Toucan Dissenting Shares) and Company Stock Options shall be converted in the Toucan Merger.

(d) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Toucan Effective Time and which are held by stockholders who shall have not voted in favor of the Toucan Merger or consented thereto in writing and who shall have properly demanded and are entitled for appraisal of such shares in accordance with Section 262 of the DGCL (collectively, the “Toucan Dissenting Shares”) shall not be converted into or represent the right to receive the First Merger Consideration. Such stockholders instead shall only be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Toucan Dissenting Shares held by stockholders who have failed to perfect or who effectively shall have waived, withdrawn, or otherwise are not entitled to, the right to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been canceled and converted into and to have become exchangeable, as of the Toucan Effective Time, for the right to receive, without any interest thereon, the First Merger Consideration in the manner provided in Section 2.01(a)(i).

SECTION 2.02. Toucan LLC Conversion. At the Toucan Conversion Effective Time, by virtue of the Toucan LLC Conversion and without any action on the part of the holder of any shares of capital stock of Toucan Surviving Company, each issued and outstanding share of capital stock of Toucan Surviving Company shall be converted into one limited liability company interest of Toucan Surviving LLC.

SECTION 2.03. Effect on Capital Stock in East Merger and East/Toucan Merger.

(a) At the East Effective Time, by virtue of the East Merger and without any action on the part of the holder of any shares of capital stock of Parent or Merger Sub Three:

(i) Conversion of Parent Common Stock. Each share of common stock, par value $0.01 per share of Parent (the “Parent Common Stock”), issued and outstanding immediately prior to the East Effective Time shall be automatically converted into and become the right to receive one (the “Parent Exchange Ratio”) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”) (such consideration, the “East Per Share Merger Consideration”). From and after the East Effective Time, except as otherwise provided herein, all shares of Parent Common Stock outstanding immediately prior to the East Effective Time shall be cancelled upon their conversion and shall cease to exist and each holder of a certificate of Parent Common Stock (the “Parent Certificates”) and each holder of uncertificated shares of Parent Common Stock shall cease to have any rights with respect thereto, except that such Parent Certificate or uncertificated shares of Parent Common Stock shall represent only the right to receive the East Per Share Merger Consideration deliverable in respect of the shares of Parent Common Stock represented by such Parent Certificate or uncertificated share immediately prior to the East Effective Time and any dividends or other distributions to which holders become entitled upon the surrender of such Parent Certificate in accordance with Section 2.04, all to be issued in consideration therefor upon the surrender of such Parent Certificate or uncertificated share in accordance with Section 2.04.

(ii) Cancellation of Merger Sub Three Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub Three issued and outstanding immediately prior to the East Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) At the East/Toucan Effective Time, by virtue of the East/Toucan Merger and without any action on the part of the holder of any shares of capital stock of Merger Sub One or of any limited liability company interest of Merger Sub Four:

(i) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the East/Toucan Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 2.03(b)(ii), shall be automatically converted into and become the right to receive a number (rounded to the nearest ten-thousandth of a share) of validly issued, fully paid and nonassessable shares of Holdco Common Stock equal to the East/Toucan Exchange Ratio (the “Toucan Per Share Merger Consideration”). From and after the East/Toucan Effective Time, except as otherwise provided herein, all shares of Company Common Stock outstanding immediately prior to the East/Toucan Effective Time shall be cancelled upon their conversion and shall cease to exist and each holder of a certificate of Company Common Stock (the “Company Certificates”, together with the Parent Certificates, the “Certificates”) and each holder of uncertificated shares of Company Common Stock shall cease to have any rights with respect thereto, except that such Company Certificate or uncertificated shares of Company Common Stock shall represent only the right to receive the Toucan Per Share Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Certificate or uncertificated share immediately prior to the East/Toucan Effective Time and any cash in lieu of fractional shares of Holdco Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Company Certificate in accordance with Section 2.04, all to be issued in consideration therefor upon the surrender of such Company Certificate or uncertificated share in accordance with Section 2.04, without interest.

(ii) Cancellation of Merger Sub One Owned Stock. Each issued share of Company Common Stock that is owned by Merger Sub One immediately prior to the East/Toucan Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Merger Sub Four Limited Liability Company Interest. Each limited liability company interest of Merger Sub Four outstanding immediately prior to the East/Toucan Effective Time shall remain outstanding.

SECTION 2.04. Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and the Pre-East Merger Parent Special Dividend (including the amount of the Pre-East Merger Parent Special Dividend payable to holders of Parent RSUs following the settlement thereof immediately after the Closing). Prior to the East Effective Time and after the payment of the Pre-East Merger East Special Dividend, Parent shall deposit with the Exchange Agent the Pre-East Merger Parent Special Dividend for payment in accordance with Section 1.01(f). At the Closing, Holdco shall deposit with the Exchange Agent, for the benefit of the holders of Parent Common Stock and Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, (i) an aggregate number of shares of Holdco Common Stock to be issued as Merger Consideration and (ii) an aggregate amount of cash, in each case, comprising the amounts required to be delivered pursuant to Sections 2.03, 2.04(d) and 2.04(f) in respect of shares of Parent Common Stock and Company Common Stock. Holdco agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Holdco Common Stock to be paid in consideration therefor to holders of Company Common Stock pursuant to Section 2.04(f) and any dividends or other distributions which a holder of Parent Common Stock or Company Common Stock, as applicable, has the right to receive pursuant to Section 2.04(d). All such Holdco Common Stock deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. Prior to the Closing, the Company will mail or will cause to be mailed to each holder of record of Company Common Stock a form of letter of transmittal, and as promptly as practicable after the Closing, Holdco shall cause the Exchange Agent to mail to each holder of record of Parent Common Stock, a form of letter of transmittal (in each case, the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or, for holders of uncertificated shares of Company Common Stock, only upon delivery of a duly, completely and validly executed Letter of Transmittal) to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as the Company or Holdco, as applicable, may specify subject to Parent’s or the Company’s reasonable approval, as applicable, prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Parent Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, (ii) in the case of shares of Parent Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent or (iii) in the case of shares of Company Common Stock represented by a Certificate, if applicable, the surrender of such Certificate for cancellation to the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto or, in the case of uncertificated shares of Company Common Stock, the Letter of Transmittal only, duly completed and validly executed in accordance with the instructions thereto, in each case, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the East Per Share Merger Consideration into which such shares of Parent Common Stock have been converted pursuant to Section 2.03(a), (B) the Toucan Per Share Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.03(b), plus any cash in lieu of fractional shares which the holder of Company Common Stock has the right to receive pursuant to Section 2.04(f) and (C) in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.04(d). In the event of a transfer of ownership of Parent Common Stock or Company Common Stock which is not registered in the transfer records of Parent or the Company, as applicable, a certificate representing the proper number of shares of Holdco Common Stock pursuant to Section 2.03 and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.04(d) may be issued to a transferee, subject to the restrictions in the Holdco Charter, if the Certificate representing such Parent Common Stock or Company Common Stock (or, if such Parent Common Stock is held in book-entry form or if such Company Common Stock is uncertificated, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.04(c), each share of Parent Common Stock or Company Common Stock, as applicable, and any Certificate with respect thereto, shall be deemed, with respect to each share of Parent Common Stock, at any time from and after the East Effective Time and, with respect to each share of Company Common Stock, at any time from and after the East/Toucan Effective Time, to represent only the right to receive upon such surrender the East Per Share Merger Consideration or Toucan Per Share Merger Consideration, as applicable, which the holders of shares of Parent Common Stock or Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.03 (and, if applicable, cash in lieu of fractional shares pursuant to Section 2.04(f) and in respect of any dividends or other distributions pursuant to Section 2.04(d)). No interest will be paid or will accrue on the cash payable upon surrender of any Certificate (or shares of Parent Common Stock held in book-entry form) or delivery of any Letter of Transmittal.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Holdco Common Stock with a record date after the East Effective Time or East/Toucan Effective Time, as applicable, shall be paid to the holder of any unsurrendered Certificate (or shares of Parent Common Stock held in book-entry form or uncertificated shares of Company Common Stock) with respect to the shares of Holdco Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares will be paid to any holder of Company Common Stock pursuant to Section 2.04(f), until the surrender of such Certificate (or shares of Parent Common Stock held in book-entry form or uncertificated shares of Company Common Stock) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Parent Common Stock held in book-entry form or uncertificated shares of Company Common Stock), there shall be paid to the holder of the certificate representing whole shares of Holdco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of cash payable in lieu of a fractional share of Holdco Common Stock to which such holder is entitled pursuant to Section 2.04(f) and the amount of dividends or other distributions with a record date after the East Effective Time or East/Toucan Effective Time, as applicable, theretofore paid with respect to such whole shares of Holdco Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the East Effective Time or East/Toucan Effective Time, as applicable, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdco Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Holdco Common Stock issued in accordance with the terms of this Article II upon conversion of any shares of Parent Common Stock or Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Parent Common Stock or Company Common Stock. From and after the East Effective Time, there shall be no further registration of transfers on the stock transfer books of Parent that were outstanding immediately prior to the East Effective Time, and from and after the East/Toucan Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or Merger Sub One, as applicable, that were outstanding immediately prior to the East/Toucan Effective Time. If, after the East Effective Time, any

Certificates formerly representing shares of Parent Common Stock (or shares of Parent Common Stock held in book-entry form) or, after the East/Toucan Effective Time, any Certificates formerly representing shares of Company Common Stock (or uncertificated shares of Company Common Stock) are presented to Holdco or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of Holdco Common Stock will be issued upon the conversion of Company Common Stock in the East/Toucan Merger pursuant to Section 2.03(b)(i). Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted in the East/Toucan Merger pursuant to Section 2.03(b)(i) who would otherwise have been entitled to receive a fraction of a share of Holdco Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted average of the per share price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the five consecutive trading days ending on the third Business Day (including the date of the East Effective Time) prior to the date of the East Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Parent Common Stock or Company Common Stock after the one-year anniversary of the Closing Date shall be delivered to Holdco, and any holder of Parent Common Stock or Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Holdco for payment of its claim for East Per Share Merger Consideration or Toucan Per Share Merger Consideration, as applicable, any cash in lieu of fractional shares, if applicable, and any dividends and distributions to which such holder is entitled pursuant to this Article II without any interest thereon.

(h) No Liability. None of Holdco, the Company, Parent, Merger Sub One, Merger Sub Two, Merger Sub Three, Merger Sub Four or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates immediately prior to such time on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Holdco, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Withholding Rights. Each of Holdco and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond, in such reasonable and customary amount as Holdco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the East Per Share Merger Consideration or Toucan Per Share Merger Consideration, any cash in lieu of fractional shares, if applicable, and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of Parent

Parent represents and warrants to the Company as set forth in the statements contained in this Article III except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2013 but prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other sections.

SECTION 3.01. Organization, Standing and Power. Each of Parent, Merger Sub Three and Merger Sub Four and each of Parent’s other Subsidiaries (such other Subsidiaries of Parent, the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub Three, Merger Sub Four and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals (collectively, “Permits”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub Three, Merger Sub Four and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (i) the restated certificate of incorporation of Parent, as amended, in effect as of the date of this Agreement (the “Parent Charter”) and the amended and restated bylaws of Parent (the “Parent By-laws”) and (ii) the organizational documents of each of Merger Sub Three and Merger Sub Four, in each case, as in effect on the date of this Agreement.

SECTION 3.02. Parent Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries have been validly issued and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 3.02(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

SECTION 3.03. Capital Structure.

(a) The authorized capital stock of Parent consists of 175,000,000 shares of common stock, par value $0.01 per share (“Parent Common Stock”), and 25,000,000 shares of preferred stock, par value $0.01 per share, (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on October 24, 2014, (i) 17,591,743 shares of Parent Common Stock were issued and outstanding (which includes 434,186 Parent Restricted Shares), (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury and (iv) 693,550 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including (A) 42,750 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not presently exercisable) and (B) 650,800 shares of Parent Common Stock issuable upon vesting or settlement of outstanding Parent RSUs. Except as set forth in this Section 3.03(a), at the close of business on October 24, 2014, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on October 24, 2014 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options or upon the vesting of Parent RSUs or Parent Restricted Shares, in each case, outstanding at the close of business on October 24, 2014 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Parent Stock Options, Parent RSUs or Parent Restricted Shares will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. The authorized capital stock of Holdco will consist of (i) 175,000,000 shares of Holdco Common Stock, plus that amount of shares issuable to holders of Company Common Stock in the East/Toucan Merger and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share. The shares of Holdco Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or bylaws of Holdco or any Contract to which Holdco is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote (collectively, “Parent Voting Debt”). Other than as contemplated by this Agreement or the Transactions, neither Parent nor any of the Parent Subsidiaries is a party to any (i) voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent or (ii) agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

(c) Merger Sub Three’s authorized capital stock consists solely of 1,000 shares of common stock, par value $0.01 per share, of which, as of the date of this Agreement, 1,000 shares were issued and outstanding and none were reserved for issuance. All of the outstanding shares of common stock of Merger Sub Three are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are held of record by Parent, free and clear of any Liens. Merger Sub Four’s authorized capital consists of a single class of limited liability company interests, all of which, as of the date of this Agreement, were issued and outstanding. All of the limited liability company interests of Merger Sub Four are duly authorized, validly issued and free of preemptive rights and are held of record by Merger Sub Three, free and clear of any Liens.

(d) As of the date hereof, neither Parent nor any Parent Subsidiary owns any shares of Company Common Stock.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.

(a) Each of Parent, Merger Sub Three and Merger Sub Four has all requisite corporate or company power and authority to execute and deliver this Agreement and, subject to (i) receipt of the Parent Stockholder Approval with respect to the East Merger and (ii) approval of this Agreement by Merger Sub Three in its capacity as the sole member of Merger Sub Four with respect to the East/Toucan Merger, to perform its obligations hereunder and to consummate the Transactions to which it is a party. The Parent Board has unanimously adopted resolutions (i) determining that the terms of this Agreement and the Transactions to which Parent is a party are advisable and in the best interests of Parent and its stockholders, (ii) approving the East Merger and this Agreement and the Transactions to which Parent is a party and (iii) recommending that the stockholders of Parent approve the East Merger and adopt this Agreement (the “Parent Recommendation”) and directing that the East Merger be submitted to Parent’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Parent Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for (i) the approval of the East Merger and this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, represented in person or by proxy, at the Parent Stockholders Meeting (the approval of the East Merger and adoption of this Agreement, the “Parent Stockholder Approval”) and (ii) the approval of this Agreement by Merger Sub Three in its capacity as the sole member of Merger Sub Four with respect to the East/Toucan Merger, no other corporate proceedings on the part of Parent, Merger Sub Three or Merger Sub Four are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the Transactions to which Parent, Merger Sub Three and Merger Sub Four are a party (except for the filing of the appropriate merger documents as required by the DGCL). Each of Parent, Merger Sub Three and Merger Sub Four has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, Merger Sub One or Merger Sub Two, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Parent, Merger Sub Three and Merger Sub Four in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Assuming the accuracy of the representation in Section 4.25, prior to the date of this Agreement, Parent and the Parent Board have taken all action necessary to exempt each of the execution and delivery of this Agreement and the Transactions under, or make not subject, to (i) the provisions of Section 203 of the DGCL, (ii) any other applicable “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation or (iii) any provision of the organizational documents of Parent and the Parent Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law.

SECTION 3.05. No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Parent, Merger Sub Three and Merger Sub Four does not, and the performance by Parent, Merger Sub Three and Merger Sub Four of their respective obligations hereunder and the consummation of the Transactions will not, (i) conflict with, or result in any violation of any provision of, the Parent Charter, the Parent By-laws, the certificate of incorporation or bylaws of Merger Sub Three, the certificate of formation or limited liability company agreement of Merger Sub Four or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Stockholder Approval and the approval of this Agreement by Merger Sub Three in its capacity as the sole member of Merger Sub Four are obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (each, excluding any Parent Benefit Plan or Company Benefit Plan, a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation of any Governmental Entity (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Stockholder Approval and the approval of this Agreement by Merger Sub Three in its capacity as the sole member of Merger Sub Four are obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such effects were not otherwise excluded from determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent, Merger Sub Three, Merger Sub Four or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement/Consent Solicitation Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Holdco of the Merger Consideration, in which the Proxy Statement/Consent Solicitation Statement will be included as a prospectus (such registration statement as it may be amended or supplemented and including any such amendments or supplements, the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Transactions, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) (A) the Parent Stockholder Approval and (B) approval of this Agreement by Merger Sub Three in its capacity as the sole member of Merger Sub Four, (iv) the filing of the East Certificate of Merger and the East/Toucan Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Holdco Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Mergers and the listing of the shares of Holdco Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such effects were not otherwise excluded from determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 3.06. SEC Documents; Undisclosed Liabilities.

(a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2013 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement/Consent Solicitation Statement and the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of June 30, 2014 (or the notes thereto) as included in the Filed Parent SEC Documents, (ii) for liabilities and obligations incurred since June 30, 2014 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) Parent is, and since January 1, 2013 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(h) Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements.

(i) Since January 1, 2013, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(j) None of the Parent Subsidiaries is, or has at any time since January 1, 2013 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Consent Solicitation Statement will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Consent Solicitation Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. From January 1, 2014 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From

January 1, 2014 to the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, Parent and the Parent Subsidiaries have conducted the business of Parent and the Parent Subsidiaries in the ordinary course in all material respects.

SECTION 3.09. Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and each Parent Subsidiary (a) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete and (b) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (a) and (b), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Parent SEC Documents.

SECTION 3.10. Intended Tax Treatment. Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede either the East Merger or the East/Toucan Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 3.11. Benefits Matters; ERISA Compliance.

(a) Section 3.11(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Parent Benefit Plan. Parent has delivered or made available to the Company true and complete copies of (i) all material Parent Benefit Plans or, in the case of any unwritten material Parent Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Parent Benefit Plan (if any such report was required), (iii) the most recent summary plan description and subsequent summaries of material modifications (“SMM”) for each material Parent Benefit Plan for which such summary plan description or SMM is required, (iv) each trust agreement and group annuity contract relating to any material Parent Benefit Plan and (v) the most recent financial statements and actuarial reports for each Parent Benefit Plan (if any). For purposes of this Agreement, “Parent Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary and (B) all employment, independent contractor, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between Parent or any Parent Subsidiary and any current or former directors, officers, employees, independent contractors or consultants of Parent or any Parent Subsidiary.

(b) All Parent Benefit Plans which are intended to be qualified under Section 401(a) of the Code have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters from the IRS to the effect that such Parent Benefit Plans and the trusts created thereunder are so qualified, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any such Parent Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

(c) Except as set forth in Section 3.11(c) of the Parent Disclosure Letter, neither Parent, any Parent Subsidiary nor any trade or business (whether or not incorporated) which is or has since January 1, 2010 been treated as a single employer or under common control with any of them under Section 414 of the Code (“Parent

ERISA Affiliate”) has, or since January 1, 2010 had, contributed to, or been required to contribute to, any employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Parent Pension Plan”) or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no Parent Pension Plan has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of Parent, any Parent Subsidiary, any officer of Parent or any Parent Subsidiary or any Parent Benefit Plans which are subject to ERISA, including the Parent Pension Plans, any trust created thereunder or, to the Knowledge of Parent, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any Parent Subsidiary or any officer of Parent or any Parent Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Parent Pension Plans or related trusts have been terminated, nor is there any intention or expectation to terminate any Parent Pension Plans or related trusts, (v) no Parent Pension Plans or related trusts are the subject of any proceeding by any Person, including any Governmental Entity, that would reasonably be expected to result in a termination of any Parent Pension Plan or related trust, and (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Parent Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived.

(d) With respect to each Parent Benefit Plan that is an employee welfare benefit plan (including any “health reimbursement account”), such Parent Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Parent or Parent Subsidiaries or terminated, in each case, without material liability to the Company and its Subsidiaries on or at any time after the East/Toucan Effective Time.

(e) Except as set forth in Section 3.11(e) of the Parent Disclosure Letter, no Parent Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries)).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Parent Benefit Plan and (ii) Parent and each of the Parent Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Parent Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there are no pending or, to the Knowledge of Parent, threatened claims by or on behalf of any participant in any of Parent Benefit Plans, or otherwise involving any such Parent Benefit Plan or the assets of any Parent Benefit Plan, other than routine claims for benefits.

(h) Except as provided by this Agreement or pursuant to applicable Law, and except as set forth in Section 3.11(h) of the Parent Disclosure Letter, none of the execution and delivery of the this Agreement, the obtaining of the Parent Stockholder Approval or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the East/Toucan Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Parent or any of the Parent Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Parent Benefit Plan, (C) result in any breach or violation of, default under or limit Parent’s right to amend, modify or terminate any Parent Benefit Plan or (D) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(i) Since January 1, 2011, there has been, and in connection with the consummation of the transactions contemplated hereby there will be, no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Parent or any Parent Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(j) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2012 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1 and (ii) January 1, 2012, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all contributions required to be made to any Parent Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Parent SEC Documents. Each Parent Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of Parent or any Parent Subsidiary following the Closing, other than any such Controlled Group Liability relating to any Parent Benefit Plan. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary, nor any of their respective Parent ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Multiemployer Plans.

SECTION 3.12. Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. There is no, Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2012 have been, in compliance with all applicable Laws and Parent Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit. Parent is, and, to the Knowledge of Parent, its directors, officers, employees and agents are, and since January 1, 2012 have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any rules and regulations thereunder. This section does not relate to Tax matters, employee benefit matters or environmental matters. Parent and its Subsidiaries are, and at all times during the past three (3) years have been, in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export

Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”), other than voluntary disclosures that do not result in any action on the part of any Governmental Entity. During the past three (3) years, neither Parent nor its Subsidiaries has received any written or, to the Knowledge of Parent, oral communication from any Governmental Entity alleging that it is not in compliance with the Export Control Laws.

SECTION 3.14. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and the Parent Subsidiaries are and, since January 1, 2010 and, to the Knowledge of Parent, at any prior time, have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required pursuant to any Environmental Law;

(b) there are no Environmental Claims pending against or, to the Knowledge of Parent, threatened against or affecting, Parent or any of the Parent Subsidiaries;

(c) there has been no Release of, or exposure to, any Hazardous Material that, to the Knowledge of Parent, would reasonably be expected to form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries or against any Person whose liabilities for such Environmental Claim Parent or any of Parent Subsidiaries has, or may have, retained or assumed, via a contractual indemnity or, to the Knowledge of Parent, by operation of law; and

(d) Parent and the Parent Subsidiaries have made available to the Company true and complete copies of all environmental assessments, audits, studies, reports and analyses containing material information with respect to Parent and the Parent Subsidiaries, the Parent Properties or real property formerly owned, leased or operated by Parent or any of the Parent Subsidiaries, and all material correspondence related to any current or outstanding material liabilities of Parent or any of the Parent Subsidiaries under Environmental Laws or regarding Hazardous Material, to the extent such documentation is in Parent’s or any of the Parent Subsidiaries’ possession, custody or control.

SECTION 3.15. Contracts.

(a) Except for this Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Parent Contract”) that has not been so filed.

(b) Section 3.15 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Parent has made available to the Company true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which Parent or any of the Parent Subsidiaries is a party that (A) restricts the ability of Parent or the Parent Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to Parent and the Parent Subsidiaries, taken as a whole or (B) would, to the Knowledge of Parent, restrict in any material respect the ability of the Company or any of the Company Subsidiaries to compete in any business or with any Person in any geographical area after the East/Toucan Effective Time, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of Parent or any of the Parent Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Parent and the wholly owned Parent Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Parent or any of the Parent Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to Parent and the Parent Subsidiaries, taken as a whole, and (iv) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Parent or any of the Parent

Subsidiaries, other than in the ordinary course of business, of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing liability or obligation to Parent or any Parent Subsidiaries). Each agreement, Contract, understanding or undertaking of the type described in this Section 3.15(b) and each Filed Parent Contract is referred to herein as a “Parent Material Contract”.

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract (including, for purposes of this Section 3.15(c), any Contract entered into after the date of this Agreement that would have been a Parent Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Parent Material Contract is in full force and effect and (iii) none of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Parent Material Contract and, to the Knowledge of Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 3.16. Properties.

(a) Parent and each Parent Subsidiary has good, valid, insurable and marketable fee simple title to the Owned Parent Properties and good and valid leasehold interest in the Leased Parent Properties (together with the Owned Parent Properties, the “Parent Properties”), except (i) for Liens permitted by the penultimate sentence of this Section 3.16(a) and (ii) in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Parent Properties and all components of all buildings, structures and other improvements located thereon are, in all respects, adequate and sufficient, and in satisfactory operating condition, to support the operations of Parent and the Parent Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 3.16(a) of the Parent Disclosure Letter lists, as of the date hereof, each parcel of Owned Parent Property. All of the Owned Parent Properties are owned and all Leased Parent Properties are leased free and clear of all Liens, except for (i) Liens (other than in connection with borrowed money) on Parent Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such Parent Property to which they relate in the conduct of Parent and the Parent Subsidiaries as presently conducted, (ii) Permitted Liens and (iii) Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any material portion of the Owned Parent Properties. This Section 3.16(a) does not relate to Intellectual Property Rights matters, which are the subject of Section 3.17.

(b) Section 3.16(b) of the Parent Disclosure Letter lists, as of the date hereof, each parcel of Leased Parent Property. Parent and each of the Parent Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where Parent or any of its Subsidiaries holds an interest as tenant (the “Parent Leases”), and all the Parent Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Parent Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of Parent’s and the Parent Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth on

Section 3.16(b) of the Parent Disclosure Letter, to Parent’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than Parent or a Parent Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Parent Lease.

SECTION 3.17. Intellectual Property. Section 3.17 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registrations and pending applications for material Intellectual Property Rights owned by Parent and the Parent Subsidiaries and used in the operation of their businesses as currently conducted. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and the Parent Subsidiaries exclusively own their material proprietary Intellectual Property Rights, free and clear of all Liens, and own, or are validly licensed or otherwise have the right to use, all other Intellectual Property Rights used in or necessary for their business as presently conducted; (b) No actions, suits or other proceedings are pending or, to the Knowledge of Parent, threatened (i) that allege that Parent or any of the Parent Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, or (ii) challenging the use, ownership, validity, or enforceability of any Intellectual Property Rights owned (or purported to be owned) by Parent or any of the Parent Subsidiaries; (c) To the Knowledge of Parent, neither the use or practice of any Intellectual Property Rights by Parent or any Parent Subsidiary, the operation of their businesses as currently conducted (including the design, development, manufacturing, reproduction, marketing, importation, distribution, licensing, offer for sale, sale, delivery or use of any products and services of Parent or any Parent Subsidiary) nor the current business practices or methods of Parent or any Parent Subsidiary has infringed, misappropriated, used without authorization or otherwise violated or currently infringes, misappropriates, uses without authorization, or otherwise violates any Intellectual Property Right of any Person; (d) To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Right owned by Parent or any of the Parent Subsidiaries; (e) Each of Parent and the Parent Subsidiaries have taken reasonable security measures to protect the confidentiality of all trade secrets owned by Parent or any Parent Subsidiary and no such trade secrets have been authorized to be disclosed or actually disclosed to any Person other than pursuant to valid and enforceable written non-disclosure agreements restricting the disclosure and use thereof; (f) Since January 1, 2013, no prior or current employee or officer or any prior or current consultant or contractor of Parent or any of the Parent Subsidiaries has asserted or, to the Knowledge of Parent, has any ownership in any Intellectual Property Rights owned by Parent or any of the Parent Subsidiaries; (g) No funding, facilities, personnel, consultants or contractors of any Governmental Entity or any university, college, other educational institution or research center were used in the development of any Intellectual Property Rights owned by the Company or any of its Subsidiaries where, as a result thereof, the Governmental Entity, university, college, other educational institution or research center has any rights in such Intellectual Property Rights; (h) To the Knowledge of Parent, no open source, freeware or similar software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any software owned by Parent or any Parent Subsidiary, in each case, in a manner that subjects any source code or related materials for any such software to any requirement or obligation to be made available, disclosed, contributed, distributed or licensed to any Person (including the open source community); (i) The computer software, systems, servers, network equipment and other information technology systems owned, leased or licensed (“IT Systems”) by Parent or any Parent Subsidiaries are adequate and sufficient for the conduct and operation of their businesses and each of Parent and the Parent Subsidiaries has taken reasonable measures to maintain the performance, security and integrity of the IT Systems; (j) During the two (2) year period prior to the date hereof, to the Knowledge of Parent, there has been no failure or unauthorized access to or use of any IT Systems; (k) Each of Parent and the Parent Subsidiaries has reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems that are, at a minimum, in accordance with standard industry practice; (l) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Parent’s or any Parent Subsidiary’s right to own or use any Intellectual Property Rights.

SECTION 3.18. Labor Matters. As of the date of this Agreement, Section 3.18 of the Parent Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, no labor organization or group of employees of Parent or any Parent Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Parent, there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Parent or any Parent Subsidiary. None of Parent or any of the Parent Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Parent or any of the Parent Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no written grievances or written complaints by represented employees of Parent or its Subsidiaries and, to the Knowledge of Parent, no such grievances or complaints are threatened, in each case, that individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Transactions or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them). No labor organization or group of employees represents or, to the Knowledge of Parent, purports to represent any employees of Parent or any of the Parent Subsidiaries with respect to their service to Parent or any of the Parent Subsidiaries.

SECTION 3.19. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. (“Barclays”) and Lazard Frères & Co. LLC (“Lazard” and, together with Barclays, the “Parent Financial Advisors”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent. Prior to the execution of this Agreement, Parent has furnished to the Company true and complete copies of all agreements between or among Parent and the Parent Financial Advisors relating to the Transactions.

SECTION 3.20. Opinions of Financial Advisors.

(a) The Parent Board has received an opinion from Lazard to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the East Per Share Merger Consideration, together with the Pre-East Merger Parent Special Dividend, to be received by holders of Parent Common Stock in the Transactions, after giving effect to the East/Toucan Merger, is fair, from a financial point of view to such holders.

(b) The Parent Board has received an opinion from Barclays to the effect that, as of the date of such opinion, taking into account the Parent Exchange Ratio and the Pre-East Merger Parent Special Dividend and subject to the assumptions, limitations, qualifications and conditions set forth therein, the East/Toucan Exchange Ratio to be paid by Holdco is fair, from a financial point of view, to Parent and, accordingly, to the holders of Parent Common Stock.

SECTION 3.21. Government Contracts.

(a) To Parent’s Knowledge, each Government Contract the period for performance of which has not yet expired or been terminated (collectively, the “Current Government Contracts”) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against Parent. To Parent’s Knowledge, each Current Government Contract was awarded in compliance with applicable law.

(b) Except as set forth on Section 3.21(b) of the Parent Disclosure Letter, with respect to any Government Contracts, to the Knowledge of Parent, there has been no (i) civil fraud or criminal investigation by any Governmental Entity during the past five (5) years, (ii) suspension or debarment proceeding (or equivalent proceeding) against Parent, any of its Subsidiaries or any of their respective Principals (as defined in FAR 52.209-5), (iii) request by a Governmental Entity for a contract price adjustment since January 1, 2012 based on a claimed disallowance by an applicable Governmental Entity or claim of defective certified cost or pricing data in excess of $5,000,000, or (iv) dispute between Parent or any of its Subsidiaries and a Governmental Entity which, since January 1, 2012, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $500,000.

(c) Except as set forth on Schedule 3.21(c) of the Parent Disclosure Letter, since January 1, 2012, no termination for default, cure notice, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing or, to the Knowledge of Parent, orally, with respect to performance by Parent or any of its Subsidiaries as a prime contractor or subcontractor of any portion of the obligation of a Government Contract which would be material to Parent or any of its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries has any outstanding Government Bid that, if accepted or awarded, is expected to result in a Contract Loss greater than $250,000 to Parent or its Subsidiaries. Except as set forth on Section 3.21(d) of the Parent Disclosure Letter, none of Parent and its Subsidiaries is a party to any Government Contract which is expected to result in a Contract Loss greater than $250,000 to Parent or its Subsidiaries. “Contract Loss” means, with respect to a Government Contract, the amount equal to (i) direct costs and fringe costs and expenses (excluding overhead and general and administrative costs and expenses) less (ii) revenue (including in all cases the application of all customer credits, incentive programs and/or incentive payments).

(e) Since January 1, 2012, neither Parent nor any of its Subsidiaries has made a mandatory or voluntary disclosure to any Governmental Entity with respect to any suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other act or omission arising under or relating to any Government Contract or Government Bid which would reasonably be expected to result in material liability to Parent.

(f) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has performed any material activities under any Government Contract or Government Task Order determined to be an Organizational Conflict of Interest (“OCI”) as defined in Federal Acquisition Regulation (“FAR”) subpart 9.5 and/or any other agency supplement with any other Government Contract of Parent or any Parent Subsidiary, except with consent or approval of the Government or pursuant to an OCI mitigation plan.

(g) Parent and its Subsidiaries (and to Parent’s Knowledge, their employees who hold personnel security clearances) possess all required facility security clearances to perform the Government Contracts and Government Task Orders and are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof (“NISPOM”) except when such noncompliance would not reasonably be expected to result in material liability to Parent or any of its Subsidiaries.

(h) To Parent’s Knowledge, the business and cost accounting systems of Parent and its Subsidiaries are in compliance in all material respects with applicable laws and have not been determined in writing by any Governmental Entity not to be in compliance with any applicable laws.

(i) Since January 1, 2012, neither Parent nor any of its Subsidiaries has received adverse audit findings from the Defense Contract Audit Agency, the Defense Contract Management Agency or any other Governmental Entity that remain unresolved and that are expected to result in a liability in excess of $1,000,000 to Parent or any of its Subsidiaries beyond what has been reserved on Parent’s books and records.

SECTION 3.22. Insurance. Each of Parent and the Parent Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each insurance policy of Parent or any Parent Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (ii) neither Parent nor any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Parent any of the Parent Subsidiaries pending under any such policies that (a) to the Knowledge of Parent, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Parent Material Adverse Effect.

SECTION 3.23. Financing. Parent has furnished the Company with a true, accurate and complete copy of the executed Parent Debt Commitment Letter, dated as of the date hereof, among the Parent Debt Financing Sources and any fee letters related thereto (provided, that provisions in such fee letters may be redacted in the manner required therein (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of Parent Debt Financing (as defined below) at the Closing (such commitment letter(s) and related term sheets, including all exhibits, schedules and annexes thereto, including any replacement or amendment thereof that is consented to by the Company, and each such fee letter, collectively, the “Parent Debt Commitment Letter”) to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein necessary for the purpose of funding and effectuating the Pre-East Merger East Special Dividend, the Pre-East Merger Parent Special Dividend and payment in full of the Existing East Credit Facility (being collectively referred to as the “Parent Debt Financing” and the commitments thereunder the “Parent Debt Commitments”). The Parent Debt Commitment Letter has not been amended or modified prior to the date hereof, and as of the date hereof the commitments contained in the Parent Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated. The Parent Debt Commitment Letter is not subject to any conditions or other contingencies (including pursuant to any flex provisions or otherwise) other than as set forth expressly therein and is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, as the case may be, except in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.24. Merger Sub Three and Merger Sub Four.

(a) Merger Sub Three is newly formed and has not conducted any business prior to the date of this Agreement and has no, and prior to the East Effective Time will have no, nor will it have ever had, assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement.

(b) Merger Sub Four is newly formed and has not conducted any business prior to the date of this Agreement and has no, and prior to the East/Toucan Effective Time will have no, nor will it have ever had, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement. Merger Sub Four has been at all times and will, as of the date of this Agreement and through the East/Toucan Effective Time, be treated as a disregarded entity for U.S. federal income tax purposes.

SECTION 3.25. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, Parent acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any representation or warranty with respect to: (i) any projections, estimates or budgets delivered or made available to Parent or any of its affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries or (ii) the future business and operations of the Company and the Company Subsidiaries, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other material made available to Parent or its affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and Parent has not relied on any such information or any representation or warranty not set forth in Article IV.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent as set forth in the statements contained in this Article IV except as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other sections.

SECTION 4.01. Organization, Standing and Power. Each of the Company, Merger Sub One and Merger Sub Two and each of the Company’s other Subsidiaries (such other Subsidiaries of the Company, the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company, Merger Sub One and Merger Sub Two and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company, Merger Sub One and Merger Sub Two and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of (i) the restated certificate of incorporation of the Company (the “Company Charter”) and the restated by-laws of the Company in effect as of the date of this Agreement (the “Company By-laws”) and (ii) the certificates of incorporation and by-laws of each of Merger Sub One and Merger Sub Two, in each case, as in effect on the date of this Agreement.

SECTION 4.02. Company Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

SECTION 4.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock. At the close of business on October 24, 2014, (i) 172,948,023 shares of Company Common Stock were issued and outstanding, (ii) 189,733 shares of Company Common Stock were held by the Company in its treasury and (iii) 20,000,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, including 16,899,728 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable). Except as set forth in this Section 4.03(a), at the close of business on October 24, 2014, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on October 24, 2014 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options outstanding at the close of business on October 24, 2014 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Company Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of the Company Stock Options will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plan and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plan in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, “Company Voting Debt”). Other than as contemplated by this Agreement or the Transactions, neither the Company nor any of the Company Subsidiaries nor any of the Company’s stockholders is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) Merger Sub One’s authorized capital stock consists solely of 1,000 shares of common stock, par value $0.01 per share, of which, as of the date of this Agreement, 100 shares were issued and outstanding and none were reserved for issuance. All of the outstanding shares of common stock of Merger Sub One are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are held of record by Birch Partners, LP, free and clear of any Liens. Merger Sub Two’s authorized capital stock consists solely of 1,000 shares of common stock, par value $0.01 per share, of which, as of the date of this Agreement, 100 shares were issued and outstanding and none were reserved for issuance. All of the outstanding shares of common stock of Merger Sub Two are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are held of record by Merger Sub One, free and clear of any Liens.

(d) No subsidiary of the Company owns any shares of Company Common Stock.

SECTION 4.04. Authority; Execution and Delivery; Enforceability.

(a) Each of the Company, Merger Sub One and Merger Sub Two has all requisite corporate power and authority to execute and deliver this Agreement and, subject to (i) receipt of the Company Stockholder Approval with respect to the Toucan Merger, (ii) adoption of this Agreement by Birch Partners, LP in its capacity as the sole stockholder of Merger Sub One with respect to the East/Toucan Merger, (iii) adoption of this Agreement by Merger Sub One in its capacity as the sole stockholder of Merger Sub Two with respect to the Toucan Merger and (iv) approval of the Toucan LLC Conversion by Merger Sub One in its capacity as sole stockholder of Toucan Surviving Company, to perform its obligations hereunder and to consummate the Transactions to which it is a party. The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company were present, (i) approving the execution, delivery and performance of this Agreement and the Transactions to which the Company is a party, (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock with respect to the Toucan Merger (the “Company Stockholder Approval”), (ii) adoption of this Agreement by Birch Partners, LP in its capacity as the sole stockholder of Merger Sub One with respect to the East/Toucan Merger, (iii) adoption of this Agreement by Merger Sub One in its capacity as the sole stockholder of Merger Sub Two and (iv) approval of the Toucan LLC Conversion by Merger Sub One in its capacity as sole stockholder of Toucan Surviving Company, no other corporate proceedings on the part of the Company, Merger Sub One or Merger Sub Two are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions to which the Company, Merger Sub One or Merger Two are a party (except for the filing of the appropriate merger documents as required by the DGCL). Each of the Company, Merger Sub One and Merger Sub Two has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent, Merger Sub Three and Merger Sub Four, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of the Company, Merger Sub One and Merger Sub Two in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Transactions to which the Company is a party.

SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery of this Agreement by the Company, Merger Sub One and Merger Sub Two does not, and the performance by the Company, Merger Sub One and Merger Sub Two of their respective obligations hereunder and the consummation of the Transactions will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company By-laws, the certificate of incorporation or bylaws of Merger Sub One, the certificate of incorporation or bylaws of Merger Sub Two or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval, adoption of this Agreement by Birch Partners, LP in its capacity as the sole stockholder of Merger Sub One, the adoption of this Agreement by Merger Sub One in its capacity as the sole stockholder of Merger Sub Two and the approval of the Toucan LLC Conversion by Merger Sub One in its capacity as the sole stockholder of Toucan Surviving Company are obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval, adoption of this Agreement by Birch Partners, LP in its capacity as the sole stockholder of Merger Sub One, the adoption of this Agreement by Merger Sub One in its capacity as the sole stockholder of Merger Sub Two and the approval of the Toucan LLC Conversion by Merger Sub One in its capacity as the sole stockholder of Toucan Surviving Company are obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such effects were not otherwise excluded from determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company, Merger Sub One, Merger Sub Two or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) (A) receipt of the Company Stockholder Approval, (B) adoption of this Agreement by Merger Sub One in its capacity as the sole stockholder of Merger Sub Two and (C) approval of the Toucan LLC Conversion by Merger Sub One in its capacity as the sole stockholder of Toucan Surviving Company, (iii) the filing of the Toucan Certificate of Merger with the Secretary of State of the State of Delaware, the filing of the East/Toucan Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Holdco Common Stock to be issued as the Merger Consideration, (v) such filings with and approvals of the NYSE as are required to permit the consummation of the Mergers and the listing of the shares of Holdco Common Stock to be issued as the Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the execution and delivery of this Agreement, as set forth in clause (iv) of the definition of the term “Material Adverse Effect”, shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such effects were not otherwise excluded from determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 4.06. Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Parent true and complete copies of (i) the audited consolidated statements of financial position of the Company as of December 31, 2013 and the related audited consolidated statements of operations and comprehensive loss, changes in equity and cash flows of the Company for the year then ended, together with the auditor’s reports thereon (such audited statements, including the related notes and schedules thereto, are referred to herein as the “Audited Financial Statements”) and (ii) the unaudited consolidated statements of financial position of the Company as of July 4, 2014 and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows of the Company for the six (6) month period then ended (such unaudited statements are referred to herein as the “Unaudited Financial Statements”, and together the Audited Financial Statements and the Unaudited Financial Statements are referred to herein as the “Financial Statements”). The Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of Unaudited Financial Statements, to normal year-end audit adjustments).

(b) Except (i) as reflected or reserved against in the Company’s unaudited consolidated statements of financial position as of July 4, 2014 included in the Unaudited Financial Statements, (ii) for liabilities and obligations incurred since July 4, 2014 in the ordinary course of business and (iii) for liabilities and obligations incurred as permitted by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(c) None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements.

(f) Since January 1, 2013, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(g) None of the Company or its Subsidiaries is, or has at any time since January 1, 2013 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Consent Solicitation Statement will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Consent Solicitation Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

SECTION 4.08. Absence of Certain Changes or Events. From January 1, 2014 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2014 to the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted the business of the Company and the Company Subsidiaries in the ordinary course in all material respects.

SECTION 4.09. Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and each Company Subsidiary (A) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete, and (B) has duly and timely paid all Taxes required to have been paid by it (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (A) and (B), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s Financial Statements.

(b) The Company Consolidated Group will have (i) net operating loss carryforwards for regular federal income Tax purposes of at least $288 million as of December 31, 2014 and (ii) net operating loss carryforwards for federal alternative minimum Tax purposes of at least $288 million as of December 31, 2014, in each case calculated as if the Transactions did not occur. For regular federal income Tax purposes, the Company Consolidated Group’s aggregate adjusted basis in its amortizable section 197 intangibles (within the meaning of Section 197(c) of the Code) is not less than $1,153 million as of December 31, 2013, and not less than $8.75 million of such intangibles will be amortized each month until November 30, 2024. The Company Consolidated Group has a balance of net unbilled revenue in excess of $89 million as of September 30, 2014 that is eligible for deferral pursuant to the principles of Treasury Regulation Section 1.446-1 and 1.451-1 for U.S. federal income tax purposes if a Form 3115 Application for Change in Accounting Method were filed and approved by the IRS. As of immediately prior to the East/Toucan Effective Time, the net operating loss carryforwards of the Company Consolidated Group referenced in the first sentence of this Section 4.09(b) will not be subject to limitation under Section 382 of the Code or any similar provision of applicable Tax Law (not taking into account the effect, if any, of this Agreement). Solely as of the Closing Date, and assuming the accuracy of any representation included in any 382 Tax Representation Letter delivered by Parent, (a) the Mergers, taken together with the other transactions contemplated by this Agreement and occurring on the Closing Date and taking into account the issuance of the maximum number of shares of Parent Common Stock issuable following the Closing in respect of equity awards outstanding under the Parent Stock Plans as of the Closing Date, will not result in an ownership change of the Company under Section 382(g) of the Code and (b) the Company will not have had a cumulative “owner shift” within the meaning of Section 382 of the Code and the Treasury Regulations thereunder that is greater than 49.1 percentage points during the “testing period” (as defined in Section 382(i) of the Code) ending on the Closing Date after giving effect to the Mergers and the other transactions contemplated by this Agreement and taking into account the issuance of the maximum number of shares of Parent Common Stock issuable following the Closing in respect of equity awards outstanding under the Parent Stock Plans as of the Closing Date.

SECTION 4.10. Intended Tax Treatment. Neither the Company nor any Company Subsidiary has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede either (i) the Toucan Merger together with the Toucan Conversion or (ii) the East/Toucan Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

SECTION 4.11. Benefits Matters; ERISA Compliance.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Company Benefit Plan. The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description and subsequent SMM for each material Company Benefit Plan for which such summary plan description or SMM is required, (iv) each trust agreement and group annuity contract relating to any material Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each Company Benefit Plan (if any). For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary and (B) all employment, independent contractor, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former directors, officers, employees, independent contractors or consultants of the Company or any Company Subsidiary.

(b) All Company Benefit Plans which are intended to be qualified under Section 401(a) of the Code have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Letter, neither the Company, any Company Subsidiary nor any trade or business (whether or not incorporated) which is or has since January 1, 2010 been treated as a single employer or under common control with any of them under Section 414 of the Code (“Company ERISA Affiliate”) has, or since January 1, 2010 had, contributed to, or been required to contribute to, any employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Company Pension Plan”) or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Pension Plan has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trust created thereunder or, to the Knowledge of the Company, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by the

Code, ERISA or other applicable Law, (iv) no Company Pension Plans or related trusts have been terminated, nor is there any intention or expectation to terminate any Company Pension Plans or related trusts, (v) no Company Pension Plans or related trusts are the subject of any proceeding by any Person, including any Governmental Entity, that would reasonably be expected to result in a termination of any Company Pension Plan or related trust, and (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived.

(d) With respect to each Company Benefit Plan that is an employee welfare benefit plan (including any “health reimbursement account”), such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to Parent and its Subsidiaries on or at any time after the East/Toucan Effective Time.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter, no Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries)).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and each of the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(h) Except as provided by this Agreement or pursuant to applicable Law, and except as set forth in Section 4.11(h) of the Company Disclosure Letter, none of the execution and delivery of this Agreement or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the East/Toucan Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan, (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (D) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered)

(i) Since January 1, 2011, there has been, and in connection with the consummation of the transactions contemplated hereby there will be, no disallowance of a deduction under Section 280G of the Code for any amount paid or payable by the Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2009 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1 and (ii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a liability of the Company or any Company Subsidiary following the Closing, other than any such Controlled Group Liability relating to any Company Benefit Plan. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor any of their respective Company ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Multiemployer Plans.

SECTION 4.12. Litigation. There is no, suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There is no, Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.13. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2012 have been, in compliance with all applicable Laws and the Company Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit. The Company is and, to the Knowledge of the Company, its directors, officers, employees and agents are, and since January 1, 2012 have been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any rules and regulations thereunder. This section does not relate to Tax matters, employee benefit matters or environmental matters. The Company and its Subsidiaries are, and at all times during the past three (3) years have been, in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”) , other than voluntary disclosures that do not result in any action on the part of any Governmental Entity. During the past three (3) years, neither the Company nor its Subsidiaries has received any written or, to the Knowledge of the Company, oral communication from any Governmental Entity alleging that it is not in compliance with the Export Control Laws.

SECTION 4.14. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries are and, since January 1, 2010 and to the Knowledge of the Company at any prior time, have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required pursuant to any Environmental Law;

(b) there are no Environmental Claims pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of the Company Subsidiaries;

(c) there has been no Release of, or exposure to, any Hazardous Material that, to the Knowledge of the Company, would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claim the Company or any of the Company Subsidiaries has, or may have, retained or assumed, via a contractual indemnity or, to the Knowledge of the Company, by operation of law; and

(d) the Company and the Company Subsidiaries have made available to Parent true and complete copies of all environmental assessments, audits, studies, reports and analyses containing material information with respect to the Company and Company Subsidiaries, the Company Properties or real property formerly owned, leased or operated by the Company or any of the Company Subsidiaries, and all material correspondence related to any current or outstanding material liabilities of the Company or any of the Company Subsidiaries under Environmental Laws or regarding Hazardous Material, to the extent such documentation is in the Company’s or any of the Company Subsidiaries’ possession, custody or control.

SECTION 4.15. Contracts.

(a) Section 4.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of (i) each agreement, Contract, understanding, or undertaking to which the Company or any of the Company Subsidiaries is a party that (A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole or (B) would, to the Knowledge of the Company, restrict in any material respect the ability of Parent or any of the Parent Subsidiaries to compete in any business or with any Person in any geographical area after the East/Toucan Effective Time, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement between or among the Company and the wholly owned Company Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole, and (iv) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, other than in the ordinary course of business, of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing liability or obligation of the Company or any Company Subsidiaries). Each agreement, Contract, understanding or undertaking of the type described in this Section 4.15(a) is referred to herein as a “Company Material Contract”.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract (including, for purposes of this Section 4.15(b), any Contract entered into after the date of this Agreement that would have been a Company Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Company Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

SECTION 4.16. Properties.

(a) The Company and each Company Subsidiary has good, valid, insurable and marketable fee simple title to the Owned Company Properties and good and valid leasehold interest in the Leased Company Properties (together with the Owned Company Properties, the “Company Properties”), except (i) for Liens permitted by the penultimate sentence of this Section 4.16(a) and (ii) in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Properties and all components of all buildings, structures and other improvements located thereon are, in all respects, adequate and sufficient, and in satisfactory operating condition, to support the operations of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.16(a) of the Company Disclosure Letter lists, as of the date hereof, each parcel of Owned Company Property. All of the Owned Company Properties are owned and all of the Leased Company Properties are leased free and clear of all Liens, except for (i) Liens (other than in connection with borrowed money) on Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such Company Property to which they relate in the conduct of the Company and the Company Subsidiaries as presently conducted, (ii) Permitted Liens and (iii) Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any material portion of the Owned Company Properties. This Section 4.16(a) does not relate to Intellectual Property Rights matters, which are the subject of Section 4.17.

(b) Section 4.16(b) of the Company Disclosure Letter lists, as of the date hereof, each parcel of Leased Company Property. The Company and each of the Company Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where the Company or any of its Subsidiaries holds an interest as tenant (the “Company Leases”), and all the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Company Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.16(b) of the Company Disclosure Letter, to the Company’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Company Lease.

SECTION 4.17. Intellectual Property. Section 4.17 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registrations and pending applications for material Intellectual Property Rights owned by the Company and the Company Subsidiaries and used in the operation of their businesses as currently conducted. Except as has not had and would not reasonably be expected to have a

Company Material Adverse Effect: (a) the Company and the Company Subsidiaries exclusively own their material proprietary Intellectual Property Rights, free and clear of all Liens, and own, or are validly licensed or otherwise have the right to use, all other Intellectual Property Rights used in or necessary for their business as presently conducted; (b) No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened (i) that allege that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, or (ii) challenging the use, ownership, validity, or enforceability of any Intellectual Property Rights owned (or purported to be owned) by the Company or any of the Company Subsidiaries; (c) To the Knowledge of the Company, neither the use or practice of any Intellectual Property Rights by the Company or any Company Subsidiary, the operation of their businesses as currently conducted (including the design, development, manufacturing, reproduction, marketing, importation, distribution, licensing, offer for sale, sale, delivery or use of any products and services of the Company or any Company Subsidiary) nor the current business practices or methods of the Company or any Company Subsidiary has infringed, misappropriated, used without authorization or otherwise violated or currently infringes, misappropriates, uses without authorization, or otherwise violates any Intellectual Property Right of any Person; (d) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Right owned by the Company or any of the Company Subsidiaries; (e) Each of the Company and the Company Subsidiaries have taken reasonable security measures to protect the confidentiality of all trade secrets owned by the Company or any Company Subsidiary and no such trade secrets have been authorized to be disclosed or actually disclosed to any Person other than pursuant to valid and enforceable written non-disclosure agreements restricting the disclosure and use thereof; (f) Since January 1, 2013, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of the Company Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Intellectual Property Rights owned by the Company or any of the Company Subsidiaries; (g) No funding, facilities, personnel, consultants or contractors of any Governmental Entity or any university, college, other educational institution or research center were used in the development of any Intellectual Property Rights owned by the Company or any of its Subsidiaries where, as a result thereof, the Governmental Entity, university, college, other educational institution or research center has any rights in such Intellectual Property Rights; (h) To the Knowledge of the Company, no open source, freeware or similar software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any software owned by the Company or any Company Subsidiary, in each case, in a manner that subjects any source code or related materials for any such software to any requirement or obligation to be made available, disclosed, contributed, distributed or licensed to any Person (including the open source community); (i) The computer software, systems, servers, network equipment and other information technology systems owned, leased or licensed (“IT Systems”) by the Company or any Company Subsidiaries are adequate and sufficient for the conduct and operation of their businesses and each of the Company and the Company Subsidiaries has taken reasonable measures to maintain the performance, security and integrity of the IT Systems; (j) During the two (2) year period prior to the date hereof, to the Knowledge of the Company, there has been no failure or unauthorized access to or use of any IT Systems; (k) Each of the Company and the Company Subsidiaries has reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems that are, at a minimum, in accordance with standard industry practice; (l) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Intellectual Property Rights.

SECTION 4.18. Labor Matters. As of the date of this Agreement, Section 4.18 of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no written grievances or written complaints by represented employees of the Company or its Subsidiaries and, to the Knowledge of the Company, no such grievances or complaints are threatened, in each case, that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Transactions or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them). No labor organization or group of employees represents or, to the Knowledge of the Company, purports to represent any employees of the Company or any of the Company Subsidiaries with respect to their service to the Company or any of the Company Subsidiaries.

SECTION 4.19. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Jefferies LLC (“Jefferies”), the fees and expenses of which will be paid by the Company or the Company Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between the Company or its Subsidiaries and Jefferies relating to the Transactions.

SECTION 4.20. Insurance. Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (ii) neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by the Company or any of the Company Subsidiaries pending under any such policies that (a) to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Company Material Adverse Effect.

SECTION 4.21. Government Contracts.

(a) To the Company’s Knowledge, each Government Contract the period for performance of which has not yet expired or been terminated (collectively, the “Current Government Contracts”) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company. To the Company’s Knowledge, each Current Government Contract was awarded in compliance with applicable law.

(b) Except as set forth on Section 4.21(b) of the Company Disclosure Letter, with respect to any Government Contracts, to the Knowledge of the Company, there has been no (i) civil fraud or criminal investigation by any Governmental Entity during the past five (5) years, (ii) suspension or debarment proceeding (or equivalent proceeding) against the Company, any of its Subsidiaries or any of their respective Principals (as defined in FAR 52.209-5), (iii) request by a Governmental Entity for a contract price adjustment since January 1, 2012 based on a claimed disallowance by an applicable Governmental Entity or claim of defective certified cost or pricing data in excess of $5,000,000, or (iv) dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since January 1, 2012, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $500,000.

(c) Except as set forth on Section 4.21(c) of the Company Disclosure Letter, since January 1, 2012, no termination for default, cure notice, or show cause notice has been issued by any Governmental Entity or by any prime contractor or subcontractor, in writing or, to the Knowledge of the Company, orally, with respect to performance by the Company or any of its Subsidiaries as a prime contractor or subcontractor of any portion of the obligation of a Government Contract which would be material to the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has any outstanding Government Bid that, if accepted or awarded, is expected to result in a Contract Loss greater than $250,000 to the Company or its Subsidiaries. Except as set forth on Section 4.21(d) of the Company Disclosure Letter, none of the Company and its Subsidiaries is a party to any Government Contract which is expected to result in a Contract Loss greater than $250,000 to the Company or its Subsidiaries. “Contract Loss” means, with respect to a Government Contract, the amount equal to (i) direct costs and fringe costs and expenses (excluding overhead and general and administrative costs and expenses) less (ii) revenue (including in all cases the application of all customer credits, incentive programs and/or incentive payments).

(e) Since January 1, 2012, neither the Company nor any of its Subsidiaries has made a mandatory or voluntary disclosure to any Governmental Entity with respect to any suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other act or omission arising under or relating to any Government Contract or Government Bid which would reasonably be expected to result in material liability to the Company.

(f) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has performed any material activities under any Government Contract or Government Task Order determined to be an Organizational Conflict of Interest (“OCI”) as defined in Federal Acquisition Regulation (“FAR”) subpart 9.5 and/or any other agency supplement with any other Government Contract of the Company or any Company Subsidiary, except with consent or approval of the Government or pursuant to an OCI mitigation plan.

(g) The Company and its Subsidiaries (and to the Company’s Knowledge, their employees who hold personnel security clearances) possess all required facility security clearances to perform the Government Contracts and Government Task Orders and are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof (“NISPOM”) except when such noncompliance would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(h) To the Company’s Knowledge, the business and cost accounting systems of the Company and its Subsidiaries are in compliance in all material respects with applicable laws and have not been determined in writing by any Governmental Entity not to be in compliance with any applicable laws.

(i) Since January 1, 2012, neither the Company nor any of its Subsidiaries has received adverse audit findings from the Defense Contract Audit Agency, the Defense Contract Management Agency or any other Governmental Entity that remain unresolved and that are expected to result in a liability in excess of $1,000,000 to the Company or any of its Subsidiaries beyond what has been reserved on the Company’s books and records.

SECTION 4.22. Affiliate Transactions. Except for the Company Benefits Plans, Section 4.22 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of the Company, (y) Person that, to the Knowledge of the Company, is the record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date hereof (each such agreement referred to in this clause (y), an “Affiliate Agreement”) or (z) to the Knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries). Neither the Company nor any of its Subsidiaries is party to any management agreement or similar Contract with any of the Company’s stockholders or their respective Affiliates.

SECTION 4.23. Financing. The Company has furnished Parent with a true, accurate and complete copy of the executed incremental joinder agreements (the “Incremental Joinder Agreements”), dated as of the date hereof, among the Company and the Company Debt Financing Sources and any fee and/or engagement letters related thereto (provided, that provisions in such fee or engagement letter may be redacted in the manner required therein (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Incremental Debt Financing (as defined below) at the Closing (such Incremental Joinder Agreements, and related term sheets, including all exhibits, schedules and annexes thereto, including any replacement or amendment thereof that is consented to by the Parent, and each such fee letter or engagement letter, collectively, the “Incremental Debt Commitment Letter”) to, subject to the terms and conditions therein, (i) provide debt financing in the aggregate amount set forth therein necessary for the purpose of funding and effectuating the Parent Debt Refinancing (being collectively referred to as the “Incremental Debt Financing” and the commitments thereunder the “Incremental Debt Commitments”) and (ii) arrange on a best efforts basis for amendments of certain terms of the Toucan Credit Agreements, as more fully described in the Incremental Debt Commitment Letter (collectively, the “Amendments”, it being understood that the Amendments shall be subject to written approval by the Parent). The Incremental Debt Commitment Letter has not been amended or modified prior to the date hereof, and as of the date hereof, the commitments contained in the Incremental Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the Knowledge of the Company, no such withdrawal, termination or rescission is contemplated. The Incremental Debt Commitment Letter is not subject to any conditions or other contingencies (including pursuant to any flex provisions or otherwise) other than as set forth expressly therein and is in full force and effect and is the legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, as the case may be, except in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.24. Merger Sub One and Merger Sub Two.

(a) Merger Sub One is newly formed and has not conducted any business prior to the date of this Agreement and has no, and prior to the East/Toucan Effective Time will have no, nor will it have ever had, assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement.

(b) Merger Sub Two is newly formed and has not conducted any business prior to the date of this Agreement and has no, and prior to the Toucan Effective Time will have no, nor will it have ever had, assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement.

SECTION 4.25. Interested Stockholder. Neither the Company nor Merger Sub One or any of their respective Subsidiaries has been, at any time during the period commencing on October 24, 2011 through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Parent. The Company does not own any shares of the capital stock of Parent as of the date hereof.

SECTION 4.26. No Other Representations or Warranties. Except for the representations and warranties contained in Article III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any representation or warranty with respect to: (i) any projections, estimates or budgets delivered or made available to the Company or any of its affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Parent Subsidiaries or (ii) the future business and operations of Parent and the Parent Subsidiaries, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other material made available to the Company or its affiliates and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, and the Company has not relied on any such information or any representation or warranty not set forth in Article III.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business.

(a) Conduct of Business by Parent. Except for matters set forth in Section 5.01(a) of the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including to effect any of the Transactions) or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the East/Toucan Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall, and shall cause each Parent Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the East/Toucan Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) the Pre-East Merger East Special Dividend and the Pre-East Merger Parent Special Dividend (as defined herein) and (y) dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (4) in accordance with Section 6.04;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among Parent and wholly owned Parent Subsidiaries and for any Liens in favor of the administrative agent under Parent’s existing credit agreement) (A) any shares of capital stock of Parent or any Parent Subsidiary, (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary or (F) any Parent Voting Debt, except, in each case of (A)-(F), for issuing shares of Parent Common Stock in respect of equity awards outstanding under the Parent Stock Plans as of the date hereof;

(iii) (A) amend the Parent Charter or the Parent By-laws or (B) amend in any material respect the charter or organizational documents of any Parent Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by applicable Law or the rules and regulations of the SEC or the NYSE;

(iv) except as required by applicable Law (including to the extent necessary to avoid the imposition of any penalty taxes under Section 409A of the Code), pursuant to the terms of any Parent Benefit Plan set forth in Section 3.11(a) of the Parent Disclosure Letter or any Material Contract as in effect on the date hereof, that, in either case, has been disclosed to the Company: (i) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits of any employee or other service provider of Parent or the Parent Subsidiaries (except for salary increases in the ordinary course of business consistent with past practice), (ii) grant, announce or pay any new incentive award, retention, severance, change in control or other bonus or similar compensation, (iii) establish, amend, terminate or materially increase the benefits or costs provided under any Parent Benefit Plan or (iv) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to employees or service providers of Parent or the Parent Subsidiaries;

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by Parent and the Parent Subsidiaries in connection with any such transactions would exceed $500,000 individually or $1,000,000 in the aggregate;

(vii) sell, lease (as lessor), license, covenant not to assert, mortgage, sell, abandon, allow to lapse, and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any material properties, rights or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that individually have a fair market value in excess of $500,000 or in the aggregate have a fair market value in excess of $1,000,000, except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(viii) and guarantees thereof or (E) for any transactions among Parent and the wholly owned Parent Subsidiaries in the ordinary course of business consistent with past practice;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the replacement Indebtedness does not increase the aggregate amount of Indebtedness permitted to be outstanding under the replaced Indebtedness; (C) guarantees by Parent of Indebtedness of any wholly owned Parent Subsidiary and guarantees by any Parent Subsidiary of Indebtedness of Parent or any other wholly owned Parent Subsidiary, in each case, in the ordinary course of business consistent with past practice, (D) intercompany Indebtedness among Parent and the wholly owned Parent Subsidiaries in the ordinary course of business consistent with past practice, (E) making borrowings under Parent’s revolving credit facility (as existing on the date hereof) in the ordinary course of business consistent with past practice or (F) the Pre-East Merger Debt Financing; provided, however, that (i) with respect to clause (E), Parent shall not have an aggregate amount of Indebtedness on the Closing Date under such revolving credit facility in excess of the amount outstanding under such revolving credit facility as of the date hereof and (ii) Parent shall coordinate with the Company in order to minimize the cost of repaying such borrowings at Closing, including with respect to any breakage costs;

(ix) make, or agree or commit to make (A) any capital expenditure in excess of $1,000,000 individually and $2,500,000 in the aggregate for all such capital expenditures that are not contemplated by the capital plans for 2014 and 2015 set forth in Section 5.01(a)(ix) of the Parent Disclosure Letter, or (B) any capital expenditure, except (x) as required by a Governmental Entity or (y) in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(x) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of Parent or any of the Parent Subsidiaries other than the payment of monetary damages (a) equal to or less than the amounts reserved with respect thereto on the Filed Parent SEC Documents filed prior to the date of this Agreement or (b) not in excess of $1,000,000 in the aggregate;

(xi) enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of Parent or any of the Parent Subsidiaries, other than modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice;

(xii) abandon, allow to lapse, subject to a Lien, assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material Intellectual Property Rights owned by or exclusively licensed to Parent or any Parent Subsidiary, or enter into licenses or agreements that impose material restrictions upon Parent or any Parent Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material Intellectual Property Rights owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(xiii) other than in the ordinary course of business, materially amend or modify any Parent Material Contract or enter into, materially amend or modify any Contract that would be a Parent Material Contract if it had been entered into prior to the date of this Agreement;

(xiv) make, change or revoke any material Tax election, materially change any method of Tax accounting or annual Tax accounting period, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement, or surrender any right to obtain a material Tax refund

(xv) enter into any new line of business outside of its and the Parent Subsidiaries’ existing business;

(xvi) dissolve or liquidate any Parent Subsidiary, Merger Sub Three or Merger Sub Four;

(xvii) enter into any Government Contract or submit any Government Bid that would knowingly be expected to result in a Contract Loss in excess of $500,000; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Conduct of Business by the Company. Except for matters set forth in Section 5.01(b) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including to effect any of the Transactions) or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the East/Toucan Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the East/Toucan Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plan, (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plan in connection with the forfeiture of such awards and (4) in accordance with Section 6.04;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among the Company and wholly owned Company Subsidiaries and for any Liens in favor of the administrative agent under the Company’s existing credit agreement) (A) any shares of capital stock of the Company or any Company Subsidiary, (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, or (F) any Company Voting Debt except, in each case of (A)-(F), for issuing shares of Company Common Stock in respect of equity awards outstanding under the Company Stock Plan as of the date hereof;

(iii) (A) amend the Company Charter or the Company By-laws or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by applicable Law;

(iv) except as required by applicable Law (including to the extent necessary to avoid the imposition of any penalty taxes under Section 409A of the Code), pursuant to the terms of any Company Benefit Plan set forth in Section 4.11(a) of the Company Disclosure Letter or any Material Contract as in effect on the date hereof, that, in either case, has been disclosed to Parent: (i) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits of any employee or other service provider of the Company or the Company Subsidiaries (except for salary increases in the ordinary course of business consistent with past practice), (ii) grant, announce or pay any new incentive award, retention, severance, change in control or other bonus or similar compensation, (iii) establish, amend, terminate or materially increase the benefits or costs provided under any Company Benefit Plan or (iv) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to employees or service providers of the Company or the Company Subsidiaries;

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by Company and the Company Subsidiaries in connection with any such transactions would exceed $500,000 individually or $1,000,000 in the aggregate;

(vii) sell, lease (as lessor), license, covenant not to assert, mortgage, sell, abandon, allow to lapse, and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any material properties, rights or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that individually have a fair market value in excess of $500,000 or in the aggregate have a fair market value in excess of $1,000,000, except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii) and guarantees thereof or (E) for any transactions among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the replacement Indebtedness does not increase the aggregate amount of Indebtedness permitted to be outstanding under the replaced Indebtedness; (C) guarantees by the Company of Indebtedness of any wholly owned Company Subsidiary and guarantees by any Company Subsidiary of Indebtedness of the Company or any other wholly owned Company Subsidiary, in each case, in the ordinary course of business consistent with past practice, (D) intercompany Indebtedness among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice or (E) making borrowings under the Company’s revolving credit facility (as existing on the date hereof) in the ordinary course of business consistent with past practice; provided, however, that (i) with respect to clause (E), the Company shall not have an aggregate amount of Indebtedness on the Closing Date under such revolving credit facility in excess of the amount outstanding under such revolving credit facility as of the date hereof and (ii) the Company shall coordinate with Parent in order to minimize the cost of repaying such borrowings at Closing, including with respect to any breakage costs;

(ix) make, or agree or commit to make (A) any capital expenditure in excess of $1,000,000 individually and $2,500,000 in the aggregate for all such capital expenditures that are not contemplated by the capital plans for 2014 and 2015 set forth in Section 5.01(b)(ix) of the Company Disclosure Letter, or (B) any capital expenditure, except (x) as required by a Governmental Entity or (y) in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(x) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (a) equal to or less than the amounts reserved with respect thereto on the Financial Statements or (b) not in excess of $1,000,000 in the aggregate;

(xi) enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries, other than modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice;

(xii) abandon, allow to lapse, subject to a Lien, assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, or enter into licenses or agreements that impose material restrictions upon the Company or any Company Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material Intellectual Property Rights owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(xiii) other than in the ordinary course of business, materially amend or modify any Company Material Contract or enter into, materially amend or modify any Contract that would be a Company Material Contract if it had been entered into prior to the date of this Agreement;

(xiv) make, change or revoke any material Tax election, materially change any method of Tax accounting or annual Tax accounting period, settle any claim, action or proceeding relating to material Taxes, waive any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement or surrender any right to obtain a material Tax refund;

(xv) enter into any new line of business outside of its and the Company Subsidiaries’ existing business;

(xvi) dissolve or liquidate any Company Subsidiary, Merger Sub One or Merger Sub Two;

(xvii) enter into any Government Contract or submit any Government Bid that would knowingly be expected to result in a Contract Loss in excess of $500,000; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) Control of Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the East/Toucan Effective Time.

SECTION 5.02. No Solicitation by the Company. (a) From the date of this Agreement until the East/Toucan Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate, any Company Acquisition Transaction or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Transaction, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Acquisition Transaction) with respect to, any Company Acquisition Transaction or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Transaction. The Company shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent and its Representatives) conducted heretofore with respect to any Company Acquisition Transaction or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Transaction, and request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives, and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives, in connection with any actual or potential proposal by such Person to acquire the Company. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Affiliates of the Company or any of its or their Representatives shall constitute a breach of this Section 5.02(a) by the Company.

(b) For purposes of this Agreement:

“Company Acquisition Transaction” means any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock of the Company other than (i) the issuance or purchase of the Company’s capital stock or options to purchase the Company’s capital stock to or from employees of the Company or any of the Company Subsidiaries in the ordinary course and (ii) the transactions contemplated, or as otherwise permitted, by this Agreement.

SECTION 5.03. No Solicitation by Parent; Parent Recommendation.

(a) Except as otherwise provided in this Agreement, from the date of this Agreement until the East/Toucan Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate, any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Parent Takeover Proposal) with respect to, any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal. Parent shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than the Company and its Representatives) conducted heretofore with respect to any Parent Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, in response to a bona fide written Parent Takeover Proposal that the Parent Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a Superior Parent Proposal, and which Parent Takeover Proposal did not result from a breach of this Section 5.03(a), Parent, and its Representatives at the request of Parent may, subject to compliance with Section 5.03(c), (x) furnish information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement and containing “standstill” provisions that are not less restrictive to such Person than the “standstill” provisions contained in the Exclusivity Agreement are to the Company (provided that Parent promptly provides to the Company a copy of such confidentiality agreement), and (y) participate in discussions regarding the terms of such Parent Takeover Proposal and the negotiation of such terms with, and only with, the Person or Persons making such Parent Takeover Proposal (and such Person’s or Persons’ Representatives and financing sources). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Affiliates of Parent or any of its or their Representatives shall constitute a breach of this Section 5.03(a) by Parent.

(b) Except as set forth in this Section 5.03, neither the Parent Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to the Company), or propose publicly to withdraw (or modify in any manner adverse to the Company), the Parent Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Takeover Proposal (any action in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) adopt, or propose publicly to adopt, or allow Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in Section 5.03(a)) relating to any Parent Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board may (1) make a Parent Adverse Recommendation Change in response to a Parent Intervening Event or (2) (A) make a Parent Adverse Recommendation Change or (B) terminate this Agreement in accordance with Section 8.01(f), in case of either (A) or (B), following receipt of a Parent Takeover Proposal after the execution of this Agreement that did not result from a breach of Section 5.03(a) and that the Parent Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Parent Proposal, in each case referred to in the foregoing clauses (1) and (2), only if the Parent Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Parent shall not be entitled to exercise its rights to make a Parent Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(f) unless (i) Parent delivers to the Company a written notice (a “Parent Notice”) advising the Company that the Parent Board intends to take such action and specifying the reasons therefor, including, in the case of a Parent Intervening Event, summarizing such Parent Intervening Event and, in the case of a Superior Parent Proposal, summarizing the terms and conditions of any Superior Parent Proposal that is the basis of the proposed action by the Parent Board (including the identity of the party making such Superior Parent Proposal) and providing the Company a copy of the most current version of any proposed definitive agreement(s) with respect to such Superior Parent Proposal and (ii) on or after the Applicable Time on the third (3rd) Business Day following the day on which the Company received the Parent Notice (it being understood that for purposes of calculating such three (3) Business Days, the first Business Day shall be the first Business Day after the date of such receipt), Parent reaffirms in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) the failure to make a Parent Adverse Recommendation Change as a result thereof would continue to be inconsistent with its fiduciary duties under applicable Law and (B) in the case of a Parent Intervening Event, such Parent Intervening Event remains in effect and, in the case of a Superior Parent Proposal, such Superior Parent Proposal continues to constitute a Superior Parent Proposal (it being understood and agreed that any amendment to the financial terms or any other material amendment to any term of such Superior Parent Proposal shall require a new Parent Notice and a new two (2) Business Day period (it being understood that any such two (2) Business Day period shall be calculated in the same manner as the initial three (3) Business Day period)). In determining whether to make a Parent Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(f), the Parent Board shall take into account any changes to the terms of this Agreement proposed by the Company in response to a Parent Notice or otherwise, and if requested by the Company, Parent shall engage in good faith negotiations with the Company regarding any changes to the terms of this Agreement proposed by the Company. Parent shall keep the Company reasonably informed of material developments with respect to any Parent Intervening Event.

(c) In addition to the obligations of Parent set forth in paragraphs (a) and (b) of this Section 5.03, Parent shall, within 24 hours of the receipt thereof, advise the Company in writing of any Parent Takeover Proposal and, promptly following Parent obtaining Knowledge of the receipt thereof, any inquiry or proposal that would reasonably be expected to lead to a Parent Takeover Proposal, the material terms and conditions of any such Parent Takeover Proposal (including any changes thereto) and the identity of the Person making any such Parent Takeover Proposal. Parent shall keep the Company informed on a reasonably current basis of the status and the material details (including any material change to the terms thereof) of any Parent Takeover Proposal.

(d) Nothing contained in this Section 5.03 shall prohibit Parent from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that (i) in no event shall Parent or the Parent Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b) and (ii) any public disclosure made by or on behalf of Parent that refers to a Parent Takeover Proposal will be deemed to be a Parent Adverse Recommendation Change (including for purposes of Section 8.01(e)) unless the Parent Board expressly reaffirms the Parent Recommendation.

(e) For purposes of this Agreement:

“Parent Takeover Proposal” means any proposal or offer (whether or not in writing) from a third party (other than the Company or any of its Subsidiaries) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Parent or any Parent Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Parent Subsidiary or otherwise) of any business or assets of Parent or the Parent Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Parent and the Parent Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of Persons of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the total outstanding voting power of Parent, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Parent Common Stock or (v) combination of the foregoing (in each case, other than the Transactions).

“Superior Parent Proposal” means any bona fide written offer from a third party (other than the Company or any of its Subsidiaries) that, if consummated, would result in such Person (or, in the case of a direct merger between such Person and Parent, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the voting power of the Parent Common Stock or all or substantially all the assets of Parent and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Parent Board (after consultation with outside counsel and a financial advisor of nationally recognized reputation), if consummated, would result in a transaction that is more favorable, from a financial point of view, to the stockholders of Parent than the Transactions (taking into account all of the terms and conditions of, and the likelihood, timing of, and regulatory requirements in connection with, completion of, such offer and of this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such Superior Parent Proposal or otherwise)).

“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or not reasonably foreseeable by the Parent Board or any member thereof on the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board or any member thereof on the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to the Parent Board or any member thereof prior to obtaining the Parent Stockholder Approval; provided, however, that none of the following will constitute a Parent Intervening Event: (i) any action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.03 of this Agreement, (ii) changes in the market price or trading volume of Parent’s securities or changes in Parent’s credit ratings (except that this clause (ii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying such change has resulted in or contributed to a Parent Intervening Event), (iii) the receipt, existence of or terms of a Parent Takeover Proposal (except that this clause (iii) will not prevent or otherwise affect a determination that any change, effect, event, circumstance, development or occurrence underlying the receipt, existence of or terms of such Parent Takeover Proposal has resulted in or contributed to a Parent Intervening Event) and (iv) any events relating to the transactions contemplated by this Agreement or the Company or the Company Subsidiaries.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement/Consent Solicitation Statement; Parent Stockholders Meeting; and Merger Sub One Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall, or shall cause Merger Sub Three to, file with the SEC, (i) a proxy statement to be sent to the stockholders of Parent relating to the Parent Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and (ii) a consent solicitation statement of the

Company to be sent to the stockholders of the Company relating to the Company Stockholder Approval (together with any amendments or supplements thereto, the “Consent Solicitation Statement” and, together with the Proxy Statement, the “Proxy Statement/Consent Solicitation Statement”), and Parent and the Company shall prepare, and Parent shall, or shall cause Merger Sub Three to, file with the SEC, the Form S-4, in which the Proxy Statement/Consent Solicitation Statement will be included as a prospectus, and Parent shall, or shall cause Merger Sub Three to, use its respective reasonable best efforts to cause the Form S-4 and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC and to maintain the effectiveness of the Form S-4 as long as is necessary to consummate the Transactions. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Consent Solicitation Statement. Parent shall, or shall cause Merger Sub Three to, promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Consent Solicitation Statement and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall, or shall cause Merger Sub Three to, use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Proxy Statement/Consent Solicitation Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Consent Solicitation Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail, or cause to be filed or mailed, such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall, or shall cause Merger Sub Three to, advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and Parent shall, or shall cause Merger Sub Three to, use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall, or shall cause Merger Sub Three to, also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the East/Toucan Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement/Consent Solicitation Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Consent Solicitation Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC any necessary amendment or supplement to the Proxy Statement/Solicitation Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the East/Toucan Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement/Consent Solicitation Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Consent Solicitation Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Consent Solicitation Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) Parent shall use its reasonable best efforts to (i) cause the Proxy Statement/Consent Solicitation Statement to be mailed to Parent’s stockholders and to hold the Parent Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.03(b), solicit the Parent Stockholder Approval. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval and shall include the Parent Recommendation in the Proxy Statement/Consent Solicitation Statement, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 5.03(b). Notwithstanding the foregoing provisions of this Section 6.01(d), if following the dissemination of the Proxy Statement/Consent Solicitation Statement, either Parent or the Company reasonably determines in good faith that the Parent Stockholder Approval is unlikely to be obtained at the scheduled Parent Stockholders Meeting, then on a single occasion and prior to the vote contemplated having been taken, Parent shall have the right to postpone or adjourn the Parent Stockholders Meeting, provided that in no event shall the Parent Stockholders Meeting (as so postponed or adjourned) be held on a date that is more than 30 days after the date for which the Parent Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent agrees that, unless this Agreement has been terminated in accordance with Section 8.01, its obligations pursuant to this Section 6.01 will not be affected by the making of any Parent Adverse Recommendation Change by the Parent Board or the occurrence of a Parent Intervening Event.

(e) The Company shall cause the Proxy Statement/Consent Solicitation Statement included in the Form S-4 to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and submit this Agreement for adoption by the Company’s stockholders via written consent as soon as practicable after the Form S-4 becomes effective and, subject to the Company Board’s fiduciary duties under applicable Law, solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include the Company Recommendation in the Proxy Statement/Consent Solicitation Statement, subject to the Company Board’s fiduciary duties under applicable Law.

(f) As soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and the Proxy Statement/Consent Solicitation Statement is mailed to the Company’s stockholders, Merger Sub One shall call and hold a meeting of its sole stockholder for the purpose of submitting this Agreement for adoption by such stockholder.

SECTION 6.02. Access to Information; Confidentiality. (a) Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access, upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the East/Toucan Effective Time or termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request in connection with this Agreement and the transactions contemplated hereby, including for purposes of any business planning (including for post-Closing periods) and integration; provided, however, that the Company (i) shall not be required to afford such access if it would unreasonably disrupt the operations of the Company, (ii) may withhold any document or information the disclosure of which would cause a violation of any agreement to which the Company or such Company Subsidiary is a party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (iii) may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld by the Company pursuant to the immediately preceding sentence, the Company shall, to the extent possible without violating an agreement or risking a loss of legal privilege, inform Parent as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02(a) shall be subject to the confidentiality agreement dated July 9, 2014 by and among Parent, Company, Kohlberg Kravis Roberts & Co., L.P. and General Atlantic Service Company, LLC (the “Confidentiality Agreement”).

(b) Subject to applicable Law, Parent shall, and shall cause each of the Parent Subsidiaries to, afford to the Company and to the Company’s Representatives reasonable access, upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the East/Toucan Effective Time or termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, Parent shall, and shall cause each of the Parent Subsidiaries to, furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request in connection with this Agreement and the transactions contemplated hereby, including for purposes of any business planning (including for post-Closing periods) and integration; provided, however, that Parent (i) shall not be required to afford such access if it would unreasonably disrupt the operations of Parent, (ii) may withhold any document or information the disclosure of which would cause a violation of any agreement to which Parent or such Parent Subsidiary is a party (provided that Parent shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (iii) may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that Parent shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld by Parent pursuant to the immediately preceding sentence, Parent shall, to the extent possible without violating an agreement or risking a loss of legal privilege, inform the Company as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02(b) shall be subject to the Confidentiality Agreement.

SECTION 6.03. Required Actions.

(a) Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary or advisable to cause the conditions to closing of the Transactions to be satisfied and consummate and make effective, in each case, as soon as reasonably possible (and in any event no later than the End Date), the Transactions.

(b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Transactions and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Transactions, take all action reasonably appropriate to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) In connection with and without limiting Section 6.03(a), Parent and the Company shall cooperate in good faith to seek to obtain all consents, approvals and waivers required by the terms of any material Contracts with third parties or material Permits in connection with the transactions contemplated hereby.

(d) In connection with and without limiting Section 6.03(a), the Company and Parent shall promptly enter into discussions with the Governmental Entities from whom Consents are required to be obtained in connection with the consummation of the Transactions in order to obtain all such required Consents from such Governmental Entities, in each case with respect to the Mergers, so as to enable the Closing to occur as soon as reasonably possible, and in any event no later than the End Date. To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(f), the Company and Parent shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order, condition or approval or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by the Company, Parent or any of their respective Subsidiaries of, any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that neither Parent nor the Company shall be required pursuant to this Section 6.03(d) to commit to or effect any action, prohibition, limitation, requirement or undertaking that is not conditioned upon the consummation of the Transactions or that, individually or in the aggregate, would or would reasonably be expected to be materially adverse to the Company and its Subsidiaries or Parent and the Parent Subsidiaries, each taken as a whole. If the actions taken by Parent and the Company pursuant to the immediately preceding sentence do not result in the conditions set forth in Sections 7.01(c) and (d) being satisfied, then, during the term of this Agreement, each of Parent and the Company shall use their reasonable best efforts to initiate or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Transactions or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Transactions, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.01(c) or (d) not to be satisfied.

(e) In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:

(i) make or cause to be made as promptly as reasonably practicable (and in any event no later than 15 Business Days following the date of this Agreement), in consultation and cooperation with the other, all filings required under the HSR Act relating to the Merger;

(ii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(d);

(iii) give the other reasonable prior notice of any such registration, declaration, submission, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Transactions (including with respect to any of the actions referred to in Section 6.03(d) and in this Section 6.03(e)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, submission, notice, filing or communication;

(iv) use its reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentary material in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed;

(v) prepare and submit, in a form acceptable to the cognizant security agency, to the Defense Security Service (“DSS”) of the United States Department of Defense a notification under NISPOM and any other applicable national or industrial security regulations, and any other applicable customer, national or industrial security regulations or customer program security requirements; provided, that each of Parent and the Company shall have approval rights over the content of all related communications, filings and notifications and shall be entitled to participate in all related discussions, where acceptable to the cognizant security agency; and

(vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation with any Governmental Entity in respect of the Transactions (including with respect to any of the actions referred to in Section 6.03(d) and in this Section 6.03(e)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Mergers, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Mergers, subject to redaction of competitively sensitive information, valuation material or information subject to attorney client privilege.

(f) Notwithstanding anything else contained herein but subject to the proviso of the second sentence of Section 6.03(d), the provisions of this Section 6.03 shall not be construed to require the Company, Parent or their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations of or on the Company, Parent or their respective Subsidiaries, or to permit such actions, restrictions or limitations without the prior written consent of Parent (in the case of such offerings, taking, commitments, acceptances or permissions by the Company) or the Company (in the case of such offerings, takings, commitments, acceptances, or permissions by Parent), as applicable, if such actions, restrictions or limitations, individually or in the aggregate, would or would reasonably be expected to be materially adverse to the Company, Parent and their respective Subsidiaries, taken as a whole.

SECTION 6.04. Stock Plans.

(a) Prior to the East Effective Time, Parent or the Parent Board, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in Section 6.04 of the Parent Disclosure Letter.

(b) Prior to the East/Toucan Effective Time, the Company or the Company Board, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in Section 6.04 of the Company Disclosure Letter and to ensure that, notwithstanding anything to the contrary, following the East/Toucan Effective Time, no Person shall have any right to acquire any securities of the Company or to receive any payment, right or benefit with respect to any award previously granted under any Company Stock Plan (whether hereunder, under any Company Stock Plan or individual award agreement or otherwise), except the right to receive a cash payment, right or benefit with respect thereto as provided in Section 6.04 of the Company Disclosure Letter.

(c) Prior to the East/Toucan Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall pass resolutions to effect the foregoing provisions of this Section 6.04.

SECTION 6.05. Indemnification, Exculpation and Insurance.

(a) From and after the East/Toucan Effective Time, Holdco agrees that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any Company Subsidiary and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the East/Toucan Effective Time (including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request or for the benefit of the Company or any Company Subsidiary as a director or officer of another Person, pension or other employee benefit plan or enterprise, whether asserted or claimed prior to, at or after the East/Toucan Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, shall survive the East/Toucan Merger and continue in full force and effect in accordance with their terms. For a period of six years from the East/Toucan Effective Time, Holdco shall, and shall cause Toucan Surviving LLC to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s articles of incorporation and by-laws or other organization documents in effect immediately prior to the East/Toucan Effective Time or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, in each case in effect immediately prior to the East/Toucan Effective Time and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Toucan Surviving LLC’s certificate of formation or limited liability company agreement in any manner that would adversely affect the rights thereunder of any individual who immediately before the East/Toucan Effective Time was entitled to exculpation, indemnification or advancement of expenses thereunder; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, an “Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) For a period of six years from the East/Toucan Effective Time, Holdco shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the East/Toucan Effective Time by the Company and its Subsidiaries from a carrier with the same or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the East/Toucan Effective Time, except that in no event shall Holdco be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2013 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Holdco shall obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In lieu of the foregoing, the Company may in its discretion purchase, and Parent or Holdco, as applicable, may in its discretion purchase (or cause to be purchased) if the Company declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the East/Toucan Effective Time from a carrier with the same or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the East/Toucan Effective Time, provided that without the Parent’s or Holdco’s consent, as applicable, the cost of such “tail” policy shall not exceed the Maximum Amount.

(c) In the event that Holdco, Toucan Surviving LLC or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdco or Toucan Surviving LLC shall cause proper provision to be made so that the successors and assigns of Holdco or Toucan Surviving Company, as the case may be, assume the obligations set forth in this Section 6.05.

(d) The provisions of this Section 6.05 shall (i) survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.06. Certain Tax Matters.

(a) The Company and Parent shall each use its reasonable best efforts to cause the East/Toucan Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and cooperate with one another in obtaining an opinion from Parent’s Counsel, as provided for in Section 7.02(d), and from Company’s Counsel, as provided for in Section 7.03(d), and neither shall take any action (or fail to take any action) that is reasonably likely to prevent or impede such qualification. Parent will report the Transactions in a manner consistent with such qualification.

(b) (i)(A) The Company shall use its reasonable best efforts to deliver to Simpson Thacher & Bartlett LLP, counsel to the Company (“Company’s Counsel”), and Weil, Gotshal & Manges LLP, counsel to Parent (“Parent’s Counsel”), a tax representation letter, dated as of the Closing Date (and, if requested by Company’s Counsel or Parent’s Counsel, dated as of the date the Form S-4 is declared effective by the SEC or such other time or times reasonably requested by the Company’s Counsel or Parent’s Counsel), and signed by an officer of the Company, containing customary representations of the Company, and (B) Parent shall use its reasonable best efforts to deliver to Company’s Counsel and Parent’s Counsel a tax representation letter, dated as of the Closing Date (and, if requested by Company’s Counsel or Parent’s Counsel, dated as of the date the Form S-4 is declared effective by the SEC or such other time or times reasonably requested by Company’s Counsel or Parent’s Counsel), and signed by an officer of Parent containing customary representations of Parent (collectively, the “368(a) Tax Representation Letters”), in each case as reasonably necessary and appropriate to enable Company’s Counsel to render the opinion described in Section 7.03(d)(i) and Parent’s Counsel to render the opinion described in Section 7.02(d)(i); and (ii) the Company and Parent shall each use its reasonable best efforts to deliver tax representation letters to Deloitte Tax LLP, upon request of, and at such time or times reasonably requested by, Deloitte Tax LLP (the “382 Tax Representation Letters,” together with the 368(a) Tax Representation Letters, the “Tax Representation Letters”), in each case as reasonably necessary and appropriate to enable Deloitte Tax LLP to render the opinion described in Section 7.02(d)(ii) and Section 7.03(d)(ii).

(c) Each of the Company and Parent shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in a Tax Representation Letter delivered by the Company or Parent, as applicable, pursuant to Section 6.06(b), in each case as of the date the applicable opinion is given.

SECTION 6.07. Transaction Litigation. Subject to applicable Law, Parent shall give the Company the opportunity to participate in the defense or settlement of any litigation by a holder of securities of, or lender to, Parent against Parent or its directors or officers relating to the Transactions and no such settlement shall be agreed to without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to applicable Law, the Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its directors or officers by a holder of securities of, or lender to, the Company relating to the Transactions and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of Parent and the Company shall cooperate, shall cause the Parent Subsidiaries and the Company Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation by a holder of securities of, or lender to, the Company or of Parent, as applicable.

SECTION 6.08. Section 16 Matters. Prior to the East/Toucan Effective Time, the Company and Parent each shall take all such steps as may be required to cause any acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the Mergers and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.09. Public Announcements. Except with respect to any Parent Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company will use reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in such event, with prompt notice to the other parties hereto). The Company, Merger Sub One and Parent agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 6.09, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 6.10. Stock Exchange Listing. Parent shall, or shall cause Merger Sub Three to, use its reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the East Merger and the East/Toucan Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.11. Employee Matters.

(a) Holdco agrees that, during the period commencing on the Closing Date and ending on December 31, 2015, the employees of the Parent, the Company and any of their Subsidiaries who continue to be employed by Holdco or any of its Affiliates after the Closing Date (the “Continuing Employees”) shall be provided with welfare and retirement benefits (for the avoidance of doubt excluding salary, cash bonus and other incentive compensation, stock purchase plans and equity or equity-based plans) that are substantially comparable in the aggregate to the welfare and retirement benefits (for the avoidance of doubt excluding salary, cash bonus and other incentive compensation, stock purchase plans and equity or equity-based plans) that were provided prior to the Closing Date to such Continuing Employee.

(b) For purposes of eligibility, seniority participation and vesting (but not for purposes of benefit accrual (i) to the extent that such credit would result in a duplication of benefits and (ii) under defined benefit pension plans) under the compensation and benefit arrangements that Continuing Employees become eligible to participate in, service with or credited by the Parent, the Company and any of their Subsidiaries shall be treated as service with Holdco and its Affiliates. For the calendar year in which the Closing Date occurs, Holdco shall use commercially reasonable efforts to cause any welfare benefit plans to which Continuing Employees become eligible to participate in to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under welfare benefit arrangements maintained by the Parent, the Company or any of their Subsidiaries), and (ii) cause any deductible, coinsurance, or maximum out-of-pocket payments made by the Continuing Employees and their dependents under welfare benefit arrangements prior to the Closing Date to be credited to such Continuing Employees under welfare benefit arrangements maintained by Holdco and its Affiliates following the Closing Date, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such Continuing Employees.

(c) From and after the Closing Date, Holdco shall cause Parent, the Company, their Subsidiaries and any successor thereto to honor, fulfill and discharge their obligations under the Parent Benefit Plans and Company Benefit Plans, in accordance with the terms and conditions of such plans.

(d) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Parent Benefit Plan or Company Benefit Plan, (ii) obligate Holdco or any of its Affiliates to (x) maintain any particular Parent Benefit Plan or Company Benefit Plan or (y) retain the employment of any particular employee of Parent, the Company or any of their Subsidiaries. This Section 6.11 shall inure exclusively to the benefit of, and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Section 6.11, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities.

SECTION 6.12. Activities of Parties Other Than Parent and the Company. Prior to the Toucan Effective Time, Merger Sub Two shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than, if applicable, a de minimis amount of cash paid for the issuance of equity in connection with its initial formation) or any material liabilities. Prior to the East Effective Time, Merger Sub Three shall not conduct any business or make any investments other than as specifically contemplated by this agreement and will not have any assets (other than, if applicable, a de minimis amount of cash paid for the issuance of equity in connection with its initial formation) or any material liabilities. Prior to the East/Toucan Effective Time, Merger Sub One and Merger Sub Four shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than, if applicable, a de minimis amount of cash paid for the issuance of equity in connection with its initial formation) or any material liabilities.

SECTION 6.13. Stockholders Agreement. Holdco shall execute, and the Company shall use its reasonable best efforts to cause Birch Partners, LP to execute, the Stockholders Agreement, substantially in the form attached hereto as Exhibit C.

SECTION 6.14. Post-Merger Transactions. Each of the parties shall use, take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, as promptly as practicable following the East/Toucan Effective Time, (i) the contribution by Holdco of all of the outstanding capital stock of Engility to Toucan Parent LLC, (ii) immediately following the consummation of the transaction referred to in clause (ii), the contribution by Toucan Parent LLC of all of the outstanding capital stock of Engility to Toucan Surviving LLC, (iii) immediately following the consummation of the transaction referred to in clause (ii), the contribution by Toucan Surviving LLC of all of the outstanding capital stock of Engility to TASC, Inc. and (iv) immediately following the consummation of the transaction referred to in clause (iii), the conversion of Engility into a limited liability company organized under the laws of the Delaware that is treated as a disregarded entity for U.S. federal income tax purposes.

SECTION 6.15. Other Requisite Approvals. Promptly following the execution of this Agreement, Merger Sub Three shall deliver to the Company a true and complete copy of an executed action by written consent of Merger Sub Three, evidencing the approval of this Agreement by Merger Sub Three in its capacity as the sole member of Merger Sub Four with respect to the East/Toucan Merger. Promptly following the execution of this Agreement, Merger Sub One shall deliver to Parent a true and complete copy of an executed action by written consent of Merger Sub One, evidencing the adoption of this Agreement by Merger Sub One in its capacity as the sole stockholder of Merger Sub Two with respect to the Toucan Merger. Promptly following the Toucan Effective Time, Merger Sub One shall deliver to Parent a true and complete copy of an executed action by written consent, evidencing the approval of the Toucan LLC Conversion by Merger Sub One in its capacity as the sole stockholder of Toucan Surviving Company.

SECTION 6.16. Parent Financing Covenant.

(a) Parent shall (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange, obtain and consummate the Parent Debt Financing described in the Parent Debt Commitment Letter on the terms and conditions described in the Parent Debt Commitment Letter (including the exercise of so-called “flex” provisions applicable thereto) as promptly as practicable and (ii) comply with their obligations under the Parent Debt Commitment Letter and the Parent Financing Agreements in all material respects. Parent shall promptly inform the Company in reasonable detail of any material developments concerning the Parent Debt Financing and Parent shall provide the Company, upon reasonable request, with copies of any material, substantially final and definitive Parent Financing Agreements.

(b) Parent shall not, without the prior written consent of the Company, take any actions with respect to the Parent Debt Financing which are inconsistent with this Section 6.16 and which would reasonably be expected to impair, delay or prevent the transactions contemplated by this Agreement.

(c) Prior to the Closing, Parent agrees to use its reasonable best efforts to provide, and shall cause Parent’s Subsidiaries and its and their officers, directors and employees to use reasonable best efforts to provide and shall use their respective reasonable best efforts to direct its and their accountants, legal counsel and other representatives to provide, all cooperation as may be reasonably requested by the Company in connection with the arrangement of the Incremental Debt Financing contemplated by the Incremental Debt Commitment Letter and the Amendments, including:

(i) causing Parent’s senior officers to participate in a reasonable number of meetings, presentations, drafting sessions, road shows, due diligence sessions, meetings with prospective lenders and investors and sessions with rating agencies (and other reasonable assistance in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the Incremental Debt Financing and public ratings in respect of the Incremental Debt Financing) in connection with the Incremental Debt Financing;

(ii) providing to Company from time to time financial information and other information regarding Parent and its Subsidiaries reasonably requested by the Company or the Company Debt Financing Sources (including all financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act, including, to the extent applicable with respect to such financial statements, the report of Parent’s auditors thereon, and related management discussion and analysis of financial condition and results of operations, in each case, with customary exceptions for a Rule 144A offering, together with drafts of comfort letters customary for private placements under Rule 144A under the Securities Act by auditors of Parent which such auditors are prepared to issue at the time of pricing of such debt securities and the closing thereof upon completion of customary procedures);

(iii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement or other offering memoranda, lender and investor presentations, bank information memoranda (including an additional bank information memorandum that does not include material non-public information and the obtaining and delivery of executed authorization letters by a senior officer of Parent with respect to such memoranda)), business projections and other marketing documents required in connection with the Incremental Debt Financing;

(iv) furnishing at least four Business Days prior to the East/Toucan Effective Time all documentation and other information relating to Parent or any of its Subsidiaries reasonably required by the Company Debt Financing Sources under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(v) obtaining customary evidence of authority, customary officer’s certificates and customary insurance certificates and facilitating the receipt of customary legal opinions; and

(vi) execution and delivery of, and assistance in the preparation of one or more credit agreements, indentures, note purchase agreements and/or other instruments, pledge and security documents and other definitive financing documents (including guarantees) or certificates or other documents, in each case as contemplated by the Incremental Joinder Agreements, and reasonably facilitating the taking of all corporation actions by Parent and its Subsidiaries with respect to entering such definitive financing documents and otherwise reasonably necessary to permit consummation of the Incremental Debt Financing (including with respect to the pledge of collateral);

provided, further, that notwithstanding the foregoing, no obligations of Parent, its Subsidiaries or their respective Affiliates under any agreement, document or instrument executed or delivered by Parent, its Subsidiaries or their respective Affiliates pursuant to the Incremental Debt Financing shall be effective until the East/Toucan Effective Time. Notwithstanding the foregoing or any other provision hereof, no such cooperation shall be required under this Section 6.16(c) to the extent it would unreasonably interfere with the ongoing business or operations of Parent or its Subsidiaries.

(d) Parent hereby consents to the use of its and its Subsidiaries’ logos in marketing materials for the Incremental Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Parent or any of its Subsidiaries or the reputation or goodwill of Parent or any of its Subsidiaries or any of their respective logos and provided that Parent shall be permitted to review the use of such logos prior to usage in connection with the Incremental Debt Financing.

(e) Prior to the Closing Date, Parent shall deliver or cause to be delivered to the Company a customary payoff letter with respect to the Parent Debt Refinancing.

SECTION 6.17. Company Financing Covenant.

(a) The Company shall (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to (x) arrange, obtain and consummate the Incremental Debt Financing described in the Incremental Debt Commitment Letter on the terms and conditions described in the Incremental Debt Commitment Letter (including the exercise of so-called “flex” provisions applicable thereto) as promptly as practicable and (y) to effect the Amendments (it being understood that the Amendments are not committed to by the Company Debt Financing Sources and shall not be a condition to Closing) and (ii) comply with its obligations under the Incremental Debt Commitment Letter and the Incremental Financing Agreements in all material respects. The Company shall promptly inform Parent in reasonable detail of any material developments concerning the Incremental Debt Financing and the Company shall provide Parent, upon reasonable request, with copies of any material, substantially final and definitive Incremental Financing Agreements.

(b) The Company shall not, without the prior written consent of Parent, take any actions with respect to the Incremental Debt Financing or the Amendments which are inconsistent with this Section 6.17(b) and which would reasonably be expected to impair, delay or prevent the transactions contemplated by this Agreement.

SECTION 6.18. Termination of Affiliate Agreements. At or prior to the East/Toucan Effective Time, unless otherwise directed in writing by Parent, the Company shall terminate, or otherwise amend to exclude the Company and any of its Subsidiaries as a party thereto, all Affiliate Agreements to the extent provided on Section 6.18 of the Company Disclosure Letter and shall take such other actions specified on Section 6.18 of the Company Disclosure Letter.

SECTION 6.19. Solvency Opinion. Parent shall engage an appraisal firm of national reputation to deliver a letter in a form reasonably acceptable to the Parent Board and addressed to the Parent Board indicating that, immediately before and after the payment of the Pre-East Merger Parent Special Dividend (without giving effect to the Mergers) and immediately after the East/Toucan Effective Time, and after giving effect to the Transactions (including the Pre-East Merger Parent Special Dividend, the Parent Debt Financing, the Incremental Debt Financing, the Parent Debt Refinancing and the payment of the Merger Consideration and all related fees and expenses), Parent and Holdco will be Solvent (such letter, the “Solvency Opinion”).

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) Listing. The shares of Holdco Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) HSR Act. Any waiting period applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.

(d) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or ruling by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Mergers or other Transactions.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall have been initiated by the SEC.

(f) Financing. (i) Parent has obtained the proceeds of the Parent Debt Financing such that the aggregate outstanding funded amounts under the Parent Debt Financing are no less than the amount required to effectuate the Pre-East Merger East Special Dividend, the Pre-East Merger Parent Special Dividend and payment in full of the Existing East Credit Facility and (ii) the Company has obtained proceeds of the Incremental Debt Financing such that the aggregate outstanding funded amounts under the Incremental Debt Financing are no less than the amount required to effectuate the Parent Debt Financing.

(g) Solvency Opinion. The Parent Board shall have received the Solvency Opinion.

SECTION 7.02. Condition to Parent’s Obligation to Effect the Transactions. The obligation of Parent, Merger Sub Three and Merger Sub Four to consummate the Transactions is further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01 (Organization, Standing and Power), 4.03 (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability), 4.09(b) (Taxes) and 4.19 (Brokers’ Fees and Expenses)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.02(a)); the representations and warranties of the Company contained in Sections 4.01 (Organization, Standing and Power), 4.04 (Authority; Execution and Delivery; Enforceability) and 4.19 (Brokers’ Fees and Expenses) shall be true and correct in all material respects at and as of the date of this

Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of the Company contained in Sections 4.03 (Capital Structure) and 4.09(b) (Taxes) shall be true and correct in all respects, except for (x) de minimis inaccuracies with respect to Section 4.03 (Capital Structure) and (y) inaccuracies of less than $10 million in the aggregate with respect to the first three sentences of Section 4.09(b), in each case, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. Each of the Company, Merger Sub One and Merger Sub Two shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Tax Opinions. Parent shall have received (i) the written opinion of Parent’s Counsel, dated as of the Closing Date, to the effect that the East/Toucan Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) a copy of a written opinion of Deloitte Tax LLP to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, to the effect that (A) the Mergers, taken together with the other transactions contemplated by this Agreement and occurring on the Closing Date and taking into account the issuance of the maximum number of shares of Parent Common Stock issuable following the Closing in respect of equity awards outstanding under the Parent Stock Plans as of the Closing Date, will not result in an ownership change of the Company within the meaning of Section 382(g) of the Code and (B) the Company will not have had a cumulative owner shift under Section 382 of the Code of more than 49.1 percentage points during the “testing period” (as defined in Section 382(i) of the Code) ending on the Closing Date after giving effect to the Mergers and the other transactions contemplated by this Agreement and taking into account the issuance of the maximum number of shares of Parent Common Stock issuable following the Closing in respect of equity awards outstanding under the Parent Stock Plans as of the Closing Date. In rendering the opinion described in Section 7.02(d)(i), Parent’s Counsel shall be entitled to receive and rely upon the 368(a) Tax Representation Letters and in rendering the opinion described in Section 7.02(d)(ii), Deloitte Tax LLP shall be entitled to receive and rely upon any 382 Tax Representation Letters.

(e) Stockholders Agreement. Birch Partners, LP shall have executed and delivered the Stockholders Agreement, substantially in the form attached hereto as Exhibit C.

(f) Termination of Affiliate Agreements. The Affiliate Agreements shall have been terminated, and the rights with respect thereto waived, in accordance with Section 6.18.

SECTION 7.03. Condition to the Company’s Obligation to Effect the Transactions. The obligations of the Company, Merger Sub One and Merger Sub Two to consummate the Transactions are further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 3.01 (Organization, Standing and Power), 3.03 (Capital Structure), 3.04 (Authority; Execution and Delivery; Enforceability) and 3.19 (Brokers’ Fees and Expenses)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.03(a)); the representations and warranties of Parent contained in Sections 3.01 (Organization, Standing and Power), 3.04 (Authority; Execution and Delivery; Enforceability) and 3.19 (Brokers’ Fees and Expenses) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of Parent contained in Section 3.03 (Capital Structure) shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Each of Parent, Merger Sub Three and Merger Sub Four shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall have not occurred a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(d) Tax Opinions. Company shall have received (i) the written opinion of Company’s Counsel, dated as of the Closing Date, to the effect that the East/Toucan Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the written opinion of Deloitte Tax LLP, dated as of the Closing Date, to the effect that (A) the Mergers, taken together with the other transactions contemplated by this Agreement and occurring on the Closing Date and taking into account the issuance of the maximum number of shares of Parent Common Stock issuable following the Closing in respect of equity awards outstanding under the Parent Stock Plans as of the Closing Date, will not result in an ownership change of the Company within the meaning of Section 382(g) of the Code and (B) the Company will not have had a cumulative owner shift under Section 382 of the Code of more than 49.1 percentage points during the “testing period” (as defined in Section 382(i) of the Code) ending on the Closing Date after giving effect to the Mergers and the other transactions contemplated by this Agreement and taking into account the issuance of the maximum number of shares of Parent Common Stock issuable following the Closing in respect of equity awards outstanding under the Parent Stock Plans as of the Closing Date. In rendering the opinion described in Section 7.03(d)(i), Company’s Counsel shall be entitled to receive and rely upon the 368(a) Tax Representation Letters and in rendering the opinion described in Section 7.03(d)(ii), Deloitte Tax LLP shall be entitled to receive and rely upon any 382 Tax Representation Letters.

(e) Stockholders Agreement. Holdco shall have executed and delivered the Stockholders Agreement, substantially in the form attached hereto as Exhibit C.

(f) Holdco Charter and Bylaws. As of the East/Toucan Effective Time, the Holdco Charter shall have become the certificate of incorporation of Holdco and the Holdco Bylaws shall have become the bylaws of Holdco.

(g) Company Director Designees. The Company Director Designees shall have been elected to serve as directors of Holdco effective as of the East/Toucan Effective Time.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the receipt of the Parent Stockholder Approval or the Company Stockholder Approval, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Mergers are not consummated on or before the End Date. The “End Date” shall be April 28, 2015; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Mergers to occur on or before the End Date is a proximate result of a breach of this Agreement by such party; or

(ii) if any Governmental Entity shall have (A) enacted, issued, promulgated or enforced any Law that makes the consummation of the Mergers illegal or otherwise prohibited or (B) enacted, issued, promulgated, enforced or entered any final and non-appealable Judgment which has the effect of making the consummation of the Mergers illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied in all material respects with its obligations under Section 6.03 to prevent, oppose or remove such Law or Judgment.

(iii) if the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting duly convened therefor (unless such Parent Stockholders Meeting has been adjourned, in which case at the final adjournment thereof).

(c) by the Company, if Parent breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is incapable of being cured by the End Date or is not cured by Parent, as the case may be, within 30 days after receiving written notice from the Company;

(d) by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is incapable of being cured by the End Date or is not cured by the Company, as the case may be, within 30 days after receiving written notice from Parent;

(e) by the Company, prior to obtaining the Parent Stockholder Approval, in the event that (i) a Parent Adverse Recommendation Change shall have occurred or (ii) Parent shall have failed to include the Parent Recommendation in the Proxy Statement/Consent Solicitation Statement; or

(f) by Parent, provided that Parent has complied with its obligations under Section 5.03(b) and has paid, or pays substantially concurrently with such termination, the Parent Termination Fee pursuant to Section 8.02(b)(ii), at any time prior to obtaining the Parent Stockholder Approval, in order to enter into a binding agreement that provides for a Superior Parent Proposal.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

SECTION 8.02. Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Parent, other than the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraud or intentional breach of any covenant or agreement set forth in this Agreement.

(b) Parent will pay to the Company an amount of $15,600,000 in cash (the “Parent Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(e); provided, that if either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) at any time at which the Company would have been permitted to terminate this Agreement pursuant to Section 8.01(e), this Agreement will be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 8.02(b)(i);

(ii) Parent terminates this Agreement pursuant to Section 8.01(f); or

(iii) (A) this Agreement is terminated pursuant to Section 8.01(b)(iii) or Section 8.01(c), (B) after the date of this Agreement but prior to the date of the Parent Stockholders Meeting (in the case of Section 8.01(b)(iii)) or prior to the breach giving rise to such right of termination (in the case of Section 8.01(c)), a third party has made a Parent Takeover Proposal that has become known to the public and such Parent Takeover Proposal has not been withdrawn prior to the date of the Parent Stockholders Meeting (in the case of Section 8.01(b)(iii)) or prior to the breach giving rise to such right of termination (in the case of Section 8.01(c)), and (C) within 12 months of such termination, Parent enters into a definitive Contract to consummate any Parent Takeover Proposal which is subsequently consummated or any Parent Takeover Proposal is subsequently consummated. For the purposes of this Section 8.02(b)(iii)(C) only, the term “Parent Takeover Proposal” has the meaning assigned to such term in Section 5.03(e) except that all references to “20%” therein will be deemed to be references to “50%”.

(c) Parent will reimburse the Company for (A) the full amount of any First Lien Ticking Fee (as defined in the Incremental Debt Commitment Letter) the Company is obligated to pay under the Incremental Debt Commitment Letter if this Agreement is terminated pursuant to Section 8.01(b)(iii), Section 8.01(c), Section 8.01(e) or Section 8.01(f) (or pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii) at a time this Agreement was terminable pursuant to Section 8.01(b)(iii), Section 8.01(c) or Section 8.01(e)) other than in circumstances in which, at the time of such termination, this Agreement was terminable pursuant to Section 8.01(d), (B) 50% of the amount of any First Lien Ticking Fee the Company is obligated to pay under the Incremental Debt Commitment Letter if this Agreement is terminated pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii) other than in circumstances in which, at the time of such termination, this Agreement was terminable pursuant to Section 8.01(b)(iii), Section 8.01(c), Section 8.01(d) or Section 8.01(e) and (C) 50% of the amount of any First Lien Ticking Fee the Company is obligated to pay under the Incremental Debt Commitment Letter if this Agreement is terminated pursuant to Section 8.01(b)(iii), Section 8.01(c), Section 8.01(e) or Section 8.01(f) (or pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii) at a time this Agreement was terminable pursuant to Section 8.01(b)(iii), Section 8.01(c) or Section 8.01(e)) in circumstances in which, at the time of such termination, this Agreement was terminable pursuant to Section 8.01(d).

(d) Any Parent Termination Fee due under Section 8.02(b) will be paid by wire transfer of same-day funds (i) in the case of Section 8.02(b)(i), as promptly as reasonably practicable following the date of termination of this Agreement (and, in any event, within two Business Days thereof), (ii) in the case of Section 8.02(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(f) and (iii) in the case of Section 8.02(b)(iii), on the date of consummation of the Parent Takeover Proposal. Reimbursement for any First Lien Ticking Fee payable by Parent pursuant to Section 8.02(c) shall be paid by wire transfer of same-day funds as promptly as reasonably practicable following the date of termination of this Agreement (and, in any event, within two Business Days thereof).

(e) Parent acknowledges and agrees that the agreements contained in Section 8.02(b) and 8.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not have entered into this Agreement. Accordingly, if Parent fails promptly to pay the amount pursuant to Section 8.02(b) or 8.02(c) and, in order to obtain such payment, the Company commences an action that results in a Judgment in its favor for such payment Parent will pay to the Company such payment and its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event will Parent be obligated to pay the Parent Termination Fee on more than one occasion.

SECTION 8.03. Fees and Expenses. Except as otherwise provided in this Agreement, any fees and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such Transactions are consummated.

SECTION 8.04. Amendment. Prior to the East/Toucan Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Parent Stockholder Approval or the Company Stockholder Approval; provided, however, that (i) after receipt of the Parent Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Parent without the further approval of such stockholders and (ii) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that, in each case, to the extent any proposed amendment to Section 9.07, Section 9.08, Section 9.11, Section 9.12 or this proviso affects the provisions of such Section as it applies to any Company Debt Financing Source or Parent Debt Financing Source in any manner that is adverse to such Company Debt Financing Source or Parent Debt Financing Source, as applicable, such amendment shall require, and shall only be valid, with the consent of such Company Debt Financing Source or Parent Debt Financing Source, as applicable.

SECTION 8.05. Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Parent shall require the approval of the stockholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. The failure of any party hereto to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

SECTION 9.02. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with the following clauses (i) and (ii): (i) by email to the parties at the following email addresses (or at such other email address for a party as shall be specified by like notice) and (ii) by email and hand delivery to the parties’ counsel at the following email addresses and street addresses (or at such other email address or street address for a party’s counsel as shall be specified by like notice):

(a) if to the Company, Merger Sub One and Merger Sub Two, by email to:

TASC Parent Corporation
Attention:	Cliff Greenblatt
Email:	Cliff.Greenblatt@TASC.COM

and by email and hand delivery to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attention:	Marni J. Lerner
Email:	mlerner@stblaw.com

(b) if to Parent, Merger Sub Three and Merger Sub Four, by email to:

Engility Holdings, Inc.
Attention:	Thomas O. Miiller
Email:	tom.miiller@engilitycorp.com

and by email and hand delivery to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Attention:	Frederick S. Green Jaclyn L. Cohen
Email:	frederick.green@weil.com jackie.cohen@weil.com

and

Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201
Attention:	Ryan D. Thomas
Email:	rthomas@bassberry.com

SECTION 9.03. Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of the Company include any “portfolio company” (as such term is customarily used among institutional investors) of General Atlantic Service Company, LLC, Kohlberg Kravis Roberts & Co. L.P. or any of their respective Affiliates.

“Applicable Time” means the actual time of day at which the Parent Notice was received by the Company (e.g., if the applicable notice was received at 4:00 p.m. on the day on which it was received, then the Applicable Time on any subsequent day shall be 4:00 p.m.).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Consolidated Group” means the “affiliated group” as defined in Section 1504 of the Code of which the Company is the common parent.

“Company Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Incremental Debt Financing or the Amendments or other debt financings in connection with the transactions contemplated hereby (including the parties to the Incremental Debt Commitment Letter and any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates, and their respective Affiliates’ Representatives.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Stock Option” means a stock option to acquire Company Common Stock granted under any Company Stock Plan.

“Company Stock Plan” means the Stock Incentive Plan for Key Employees of TASC Parent Corporation and its Affiliates.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 430(k) or 4971 of the Code, (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code and (v) any foreign Law similar to the foregoing clauses (i) through (iv).

“East/Toucan Exchange Ratio” means: (a) 51% multiplied by the quotient of (i) the Fully-Diluted Outstanding Stock divided by (ii) 49%; divided by (b) the total number of shares of Company Common Stock outstanding immediately prior to the East/Toucan Effective Time; provided that if the amount calculated in clause (a) is less than 18,937,564, then clause (a) shall be deemed to be the lesser of (x) 18,937,564 and (y) 51.5% multiplied by the quotient of (i) the Fully Diluted Outstanding Stock divided by (ii) 48.5%.

“Environmental Claim” means any suit, order, demand, directive, claim, lien, investigation, proceeding or administrative, regulatory or judicial action alleging liability under any Environmental Laws or regarding any Hazardous Materials, or noncompliance with or violation of any Environmental Laws.

“Environmental Laws” means any Law concerning or relating to pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to any harmful or deleterious substances.

“Exclusivity Agreement” means that certain letter agreement, dated as of October 6, 2014, by and among Parent, the Company, Birch Partners, LP, Kohlberg Kravis Roberts & Co. L.P. and General Atlantic Service Company, LLC.

“Existing East Credit Facility” means the Credit Agreement, dated as of August 9, 2013 among Parent, Engility, each of the several lenders from time to time party thereto and Bank of America, N.A. (as administrative agent, swing line lender and letter of credit issuer).

“First Lien Toucan Credit Agreement” means the First Lien Credit Agreement, dated as of May 23, 2014, among TASC Parent Corporation, TASC, Inc., Barclays Bank PLC and the lenders party thereto.

“Fully-Diluted Outstanding Stock” means the total number of shares of Holdco Common Stock outstanding immediately following the East Effective Time and prior to the East/Toucan Effective Time, determined on a fully-diluted and as-if exercised basis and after giving effect to the issuance of Holdco Common Stock to holders of Parent Common Stock in the East Merger[; provided that the Fully-Diluted Outstanding Stock shall not be less than [—]]. For purposes of calculating the Fully-Diluted Outstanding Stock, the principles set forth on

Section 9.03(a) of the Company Disclosure Letter shall apply. Section 9.03(b) of the Company Disclosure Letter sets forth an illustrative calculation of the Fully-Diluted Outstanding Stock as of the date hereof.

“Government Bid” means any quotation, bid or proposal made by Parent or the Company, as applicable, or any Subsidiary of Parent or the Company, as applicable, for the sale of goods or the provision of services, which, if accepted or awarded, would lead to a Government Contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity. For purposes of clarity, a quotation, bid or proposal related or with respect to a Government Task Order shall not constitute a separate Government Bid for purposes of this definition, but shall be part of the Government Bid to which it relates.

“Government Contract” means any prime Contract, subcontract, basic ordering agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, or other commitment or funding vehicle between Parent or the Company, as applicable, or any Subsidiary of Parent or the Company, as applicable, and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b). A Government Task Order shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Task Order” means any purchase order, delivery order, or task order under a Government Contract.

“Hazardous Materials” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means all (i) patents, patent applications, and invention disclosures; (ii) trademarks, trade names, service marks, brand names, trade dress, domain names, and other indicia of origin, including the goodwill associated therewith, (iii) copyrights, works of authorship, design rights, mask works, (iv) trade secrets, confidential or proprietary information, (v) information, compositions, methods, techniques, tools, specifications, designs, data, databases, metadata, compilations, processes, methods, inventions, algorithms, schematics, technology, software, interfaces, development tools, know-how, documentation, and other intellectual property rights and other similar proprietary rights, and (vi) all rights under any registrations or applications for registration of any of the foregoing.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of Parent, the actual knowledge of any of the Persons set forth on Section 9.03 of the Parent Disclosure

Letter and, in the case of the Company, the actual knowledge of any of the Persons set forth on Section 9.03(c) of the Company Disclosure Letter.

“Leased Company Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Leased Parent Property” means the real property leased by Parent or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by Parent or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or any of its Subsidiaries relating to the foregoing.

“Liens” means pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, any conditional sale or title retention agreements or other third party rights or title defect of any kind or nature whatsoever).

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that, individually or in the aggregate with all other facts, circumstances, effects, changes, events or developments, materially adversely affects the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that, either alone or in combination, it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, or (x) any taking of any action not required by this Agreement at the written request of the other party hereto.

“Merger Consideration” means the East Per Share Merger Consideration and the Toucan Per Share Merger Consideration.

“Owned Company Properties” means the real property owned by the Company or any Company Subsidiary together with all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Owned Parent Properties” means the real property owned by Parent or any Parent Subsidiary together with all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Parent Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Parent Debt Financing or other debt financings in connection with the transactions contemplated hereby (including the parties to the Parent Debt Commitment Letter and any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates, and their respective Affiliates’ Representatives.

“Parent Debt Refinancing” means the refinancing in full of the Indebtedness under the Parent Debt Financing on the Closing Date.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Restricted Shares” means any performance-based grants of the right to receive Parent Common Stock, as approved by the Compensation Committee of the Parent Board of Directors, from time to time.

“Parent RSU” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means the Engility Amended and Restated Long Term Performance Plan, the Engility 2012 Directors Stock Incentive Plan, the Engility 2012 Employee Stock Purchase Plan and the Engility Master Savings Plan.

“Permitted Liens” means any Lien (A) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, or (C) which is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto which has been previously provided to Parent or the Company, as applicable.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Solvent” when used with respect to any Person means that, as of any date of determination, (i) the dividend was lawful under the DGCL, (ii) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (iii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iv) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; (v) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature and (vi) the aggregate of the property of such Person is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all its obligations, due and accruing due. For purposes of this definition, (a) “debt” means liability on a “claim,” and (b) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a taxing authority relating to Taxes.

“Taxes” means any (a) United States federal, state, local, or foreign taxes, assessments, duties, fees, levies or other governmental charges of any kind whatsoever including income, franchise, profits, gross receipts, license, escheat and unclaimed property obligations, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security (or similar), excise, environmental, customs duties, stamp, registration, alternative and add-on minimum tax payable to any Governmental Entity, (b) all interest, penalties, additional taxes and additions to tax imposed with respect thereto, and (c) any liability in respect of any items described in clause (a) or (b) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of law (or any predecessor or successor thereof).

“Toucan Credit Agreements” means (i) the First Lien Toucan Credit Agreement and (ii) the Second Lien Credit Agreement, dated as of May 23, 2014, among TASC Parent Corporation, TASC, Inc., Barclays Bank PLC and the lenders party thereto.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder”

and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Confidentiality Agreement and the Exclusivity Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) except for Section 6.05, Section 9.12 and Section 9.13, is not intended to confer upon any Person other than the parties any rights or remedies; provided, that the Parent Debt Financing Sources and the Company Debt Financing Sources shall be third party beneficiaries and have the right to enforce their rights under this Section 9.07, Section 9.08, Section 9.11, Section 9.12 and the proviso to the last sentence of Section 8.04.

SECTION 9.08. Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any Delaware state or federal court within the State of Delaware) (such courts collectively, the “Delaware Courts”) in the event any dispute arises out of this Agreement or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any claim or action relating to this Agreement or the Transactions in any court other than the Delaware Courts, (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts, (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of this Agreement or the Transactions in the Delaware Courts or that any such action brought in any such court has been brought in an inconvenient forum and (vi) consent to service of process in the manner set forth in Section 9.02 of this Agreement. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Notwithstanding the foregoing, each of the parties hereto agrees (on behalf of itself and its Affiliates) (a) that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Parent Debt Financing Sources or the Company Financing Sources in any way relating to this Agreement, the Parent Debt Financing, the Incremental Debt Financing or any of the Transactions, including any dispute arising out of or relating in any way to the Parent Debt Commitment Letter, Incremental Debt Commitment Letter or any other letter or agreement related to the Parent Debt Financing or the Incremental Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York and (b) that any such action, cause of action, claim, cross-claim or third-party claim described in clause (a) shall be governed by the laws of the State of New York.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, further, that that until the second Business Day preceding the Closing, Parent may cause Merger Sub Three or Merger Sub Four to assign all of such Person’s rights, interests and obligations arising under this Agreement to another newly formed, wholly owned subsidiary of Parent with substantially identical ownership, capitalization and organizational documents, which subsidiary shall be substituted for Merger Sub Three or Merger Sub Four, as the case may be, for all purposes hereunder, and Merger Sub One may cause Merger Sub Two to assign all of such Person’s rights, interests and obligations arising under this Agreement to another newly formed, wholly owned subsidiary of Merger Sub One with substantially identical ownership, capitalization and organizational documents, which subsidiary shall be substituted for Merger Sub Two, as the case may be, for all purposes hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SECTION 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT (INCLUDING THE PARENT DEBT FINANCING, THE INCREMENTAL DEBT FINANCING, THE PARENT DEBT COMMITMENT LETTER OR THE INCREMENTAL DEBT COMMITMENT LETTER) OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents, the Company Debt Financing Sources, the Parent Debt Financing Sources or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, the parties to the Confidentiality Agreement may assert claims or causes of action, or otherwise commence litigation, under or in accordance with the Confidentiality Agreement against the other parties thereto.

SECTION 9.13. Release.

(a) Effective upon the Closing, Parent, on its own behalf and on behalf of the Surviving Company and each of its former, present and future Subsidiaries (each of the foregoing, a “Parent Releasing Party”), hereby releases and forever discharges each former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the Company and its Subsidiaries or any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the foregoing (or a fiduciary of any employee benefit plan of the Company or of any of its present or former Subsidiaries) (each of the foregoing, a “Company Released Party”) from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Parent Releasing Parties had, now has or may in the future have, at law or in equity, against any Company Released Party in any way arising out of, in connection with, pertaining to or by reason of (i) their respective status as such or (ii) any acts or omissions, or alleged acts or omissions, by any of them in their respective capacities as such, which acts or omissions existed or occurred at or prior to the Closing (each, a “Parent Released Claim”); provided, however, that the Parent Releasing Parties expressly do not release their rights and interests (i) under (x) this Agreement or the Stockholders Agreement, (y) the Exclusivity Agreement or (z) the Confidentiality Agreement, (ii) with respect to claims, actions, causes of action or any liabilities that arise as a result of willful misconduct, gross negligence, actual fraud or other criminal act by the Company Released Party or (iii) with respect to any claim of, or liability to, the Company or any of its Subsidiaries (or any successor thereof) against any Company Released Party to the extent resulting from the Company Released Party’s status as an employee of the Company or any of its Subsidiaries. Parent covenants and agrees that it will, and will cause Holdco to, honor such release and will not, and will cause Holdco and its Subsidiaries not to, take any action inconsistent therewith (including commencing any litigation with respect to, or directly or indirectly transferring to another Person, any Parent Released Claim). This Section 9.13(a) shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Company Released Parties, and shall be binding on all successors and permitted assigns of Parent and Holdco.

(b) Effective upon the Closing, the Company, on its own behalf and on behalf of each of its former, present and future Subsidiaries (each of the foregoing, a “Company Releasing Party”), hereby releases and forever discharges each former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of Parent and its Subsidiaries or any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the foregoing (or a fiduciary of any employee benefit plan of Parent or of any of its present or former Subsidiaries) (each of the foregoing, a “Parent Released Party”) from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Company Releasing Parties had, now has or may in the future have, at law or in equity, against any Parent Released Party in any way arising out of, in connection with, pertaining to or by reason of (i) their respective status as such or (ii) any acts or omissions, or alleged acts or omissions, by any of them in their respective capacities as such, which acts or omissions existed or occurred at or prior to the Closing (each, a “Company Released Claim”); provided, however, that the Company Releasing Parties expressly do not release their rights and interests (i) under (x) this Agreement or the Stockholders Agreement, (y) the Exclusivity Agreement or (z) the Confidentiality Agreement, (ii) with respect to claims, actions, causes of action or any liabilities that arise as a result of willful misconduct, gross negligence, actual fraud or other criminal act by the Parent Released Party or (iii) with respect to any claim of, or liability to, Parent or any of its Subsidiaries (or any successor thereof) against any Parent Released Party to the extent resulting from the Parent Released Party’s status as an employee of Parent or any of its Subsidiaries. This Section 9.13(b) shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Parent Released Parties, and shall be binding on all successors and permitted assigns of the Company.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Company and Parent have duly executed this Agreement, all as of the date first written above.

TASC PARENT CORPORATION

By:	/s/ John P. Hynes
	Name:	John P. Hynes
	Title:	President

TOUCAN MERGER CORPORATION I

By:	/s/ John P. Hynes
	Name:	John P. Hynes
	Title:	President

TOUCAN MERGER CORPORATION II

By:	/s/ John P. Hynes
	Name:	John P. Hynes
	Title:	President

ENGILITY HOLDINGS, INC.

By:	/s/ Anthony Smeraglinolo
	Name:	Anthony Smeraglinolo
	Title:	President and CEO

NEW EAST HOLDINGS, INC.

By:	/s/ Anthony Smeraglinolo
	Name:	Anthony Smeraglinolo
	Title:	President and CEO

EAST MERGER SUB, LLC

By:	/s/ Anthony Smeraglinolo
	Name:	Anthony Smeraglinolo
	Title:	President and CEO

Annex A

List of Schedules Omitted from the Merger Agreement

Pursuant to Item 601(b)(2) of Regulation S-K, the Parent Disclosure Letter and the Company Disclosure Letter (collectively, the “Schedules”) to the merger agreement included in this Annex A have been omitted. A list briefly identifying the contents of the omitted Schedules is set forth below. The Registrant agrees to furnish supplementally a copy of any omitted Schedules to the Securities and Exchange Commission upon request.

Parent Disclosure Letter

3.02	Parent Subsidiaries
3.03	Capital Structure
3.05	No Conflicts; Consents
3.06	SEC Documents; Undisclosed Liabilities
3.11	Benefits Matters; ERISA Compliance
3.12	Litigation
3.13	Compliance with Applicable Laws
3.14	Environmental Matters
3.15	Contracts
3.16	Properties
3.17	Intellectual Property
3.19	Brokers’ Fees and Expenses
3.21	Government Contracts
5.01(a)	Conduct of Business by Parent
6.04	Stock Plans
9.03	Knowledge

Company Disclosure Letter

4.02	Company Subsidiaries
4.03	Capital Structure
4.05	No Conflicts; Consents
4.09	Taxes
4.11	Benefits Matters; ERISA Compliance
4.12	Litigation
4.13	Compliance with Applicable Laws
4.15	Contracts
4.16	Properties
4.17	Intellectual Property
4.19	Brokers’ Fees and Expenses
4.21	Government Contracts
4.22	Affiliate Transactions
5.01(b)	Conduct of Business by the Company
6.04	Stock Plans
6.18	Termination of Affiliate Agreements
9.03(a)	Fully-Diluted Outstanding Stock-Guiding Principles
9.03(b)	Illustrative Calculation of Fully-Diluted Outstanding Stock
9.03(c)	Knowledge

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Engility Holdings, Inc.

The Certificate of Incorporation of [Holdco] was originally filed with the Secretary of State of the State of Delaware on October 23, 2014 (the “Original Certificate”), under the name New East Holdings, Inc. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “GCL”). This Certificate of Incorporation amends, restates, and integrates the provisions of the Original Certificate and, upon filing with the Secretary of State of the State of Delaware in accordance with Sections 103, 242 and 245 of the GCL, shall supersede the Original Certificate and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Amended and Restated Certificate of Incorporation of the Corporation.

FIRST: The name of the corporation is [HOLDCO] (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000, consisting of 175,000,000 shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”) and 25,000,000 shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation relating to any series of Preferred Stock)), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

C. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

E. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the board of directors.

SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and subject to that certain Stockholders Agreement entered into between [—], dated as of [—] (as amended from time to time, the “Stockholders Agreement”), a copy of which will be provided to any stockholder of the Corporation upon request, so long as such agreement remains in effect, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders, the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the board of directors, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created. The board of directors may assign members of the board already in office to such classes at the time that the classification of the board becomes effective.

B. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the board of directors, and, except as otherwise expressly required by law, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C. Subject to Section 3.4 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect) and the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders

2

at which the term of office of the class to which they have been chosen expires, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

SEVENTH: Subject to Section 10.13 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), the board of directors is expressly empowered to adopt, amend or repeal, in whole or in part, the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, in whole or in part, any provision of the bylaws of the Corporation or to adopt any provision inconsistent therewith.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH: The Corporation reserves the right to amend or repeal any provision, in whole or in part, contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any

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other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal, in whole or in part, this Article TENTH, Sections C, D or E of Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH, or to adopt any provision inconsistent therewith or herewith.

ELEVENTH. Restrictions on Transfer and Ownership.

A. Purpose. It is in the best interests of the Corporation and its shareholders that certain restrictions on the transfer or other disposition of Corporation Securities (including shares of Common Stock) be established, as more fully set forth in this Article ELEVENTH, as any such transfer or disposition may threaten the preservation of certain tax attributes.

B. Definitions. As used in this Article ELEVENTH, the following capitalized terms shall have the following respective meanings (and any references to any portions of Treasury Regulation Section 1.382-2T shall include any successor provisions):

“Acquire” means the acquisition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Corporation Securities, (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic benefits of ownership of Corporation Securities, or (iii) any other acquisition or transaction treated under Section 382 of the Code as a direct or indirect acquisition (including the direct or indirect acquisition of an ownership interest in a Substantial Holder) of ownership of such Corporation Securities. The terms “Acquires” and “Acquisition” shall have the same meaning, mutatis mutandis.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Corporation Securities” means (i) shares of Common Stock, (ii) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18), and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to purchase Corporation Securities.

“Disposition” means, with respect to any Person other than the Corporation, the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, abandonment, or other disposition or transaction treated under Section 382 of the Code as a direct or indirect disposition or transfer (including the disposition of an ownership interest in a Substantial Holder). A “Disposition” also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation Section 1.382-4(d)(9)).

“Effective Date” means the effective time of this Certificate of Incorporation.

“Board” means the board of directors of [HOLDCO].

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k).

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3 (including, without limitation, any group of Persons treated as a single entity under such regulation); provided, however, that a Person shall not mean a Public Group.

“Public Group” has the meaning set forth in Treasury Regulation Section 1.382-2T(f)(13).

“Substantial Holder” means a Person (including, without limitation, any group of Persons treated as a single “entity” within the meaning of Treasury Regulation Section 1.382-3) holding, owning, or having any

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right in Corporation Securities, whether as of the Effective Date or thereafter, representing a Percentage Stock Ownership (including indirect and constructive ownership, as determined under applicable Treasury Regulations) in the Corporation of at least [4.9%].

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities.

“Treasury Regulation” means any Treasury regulation, in effect from time to time, promulgated under the Code.

C. Ownership Limitations.

(1) From and after the Effective Date, no Person shall be permitted to make a Transfer, whether in a single transaction (with any transactions occurring on the same day being treated as a single transaction) or series of related transactions, and any such purported Transfer will be void ab initio, (a) to the extent that after giving effect to such purported Transfer (i) the purported transferee or any other Person by reason of the purported transferee’s Acquisition would become a Substantial Holder, or (ii) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Transfer (or any series of Transfers of which such Transfer is a part), is a Substantial Holder would be increased, or (b) if the purported transferor is a Substantial Holder before giving effect to such purported Transfer (any such purported transfer described in clause (a) or (b), a “Prohibited Transfer”).

(2) The restrictions set forth in Section C(1) of this Article ELEVENTH shall not apply to a proposed Transfer if (a) the transfer restrictions are waived in accordance with Article IV of the Stockholders Agreement or such Transfer is permitted pursuant to Article IV of the Stockholders Agreement or (b) the transferor or the transferee obtains approval of the proposed Transfer from a majority of the Board (at a meeting of the Board or by written consent of the Board). When a Person being granted a waiver pursuant to Section C(2)(b) of this Article ELEVENTH is a member of the Stockholder Group (as defined in the Stockholders Agreement), any Investor (as defined in the Stockholders Agreement), or any Partner (as defined in the Stockholders Agreement), references in this Article ELEVENTH to “the Board” should be read to refer to a committee of the Board consisting solely of Independent Directors (as defined in the Stockholders Agreement). As a condition to granting its consent pursuant to Section C(2)(b) of this Article ELEVENTH, to the fullest extent permitted by law, the Board may, in its sole discretion, require and/or obtain (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee, such opinions of counsel to be rendered by counsel selected by (or acceptable to) the Board, and such other advice, in each case as to such matters as the Board determines in its sole discretion is appropriate.

D. Treatment of Excess Securities.

(1) To the fullest extent permitted by law, no employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not, to the fullest extent of the law, be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is in accordance with this Section D of this Article ELEVENTH and is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section D of this Article ELEVENTH shall also be a Prohibited Transfer.

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(a) To the fullest extent of the law, the Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any dividend or distribution on any Corporation Securities (in each case, other than any Corporation Securities that are subject to a Transfer pursuant to a waiver of the transfer restrictions in accordance with Article IV of the Stockholders Agreement or that are otherwise subject to such transfer restrictions) that the proposed Transferee or payee furnish to the Corporation all information, to the fullest extent of the law, reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board to be necessary or advisable to implement this Section D of this Article ELEVENTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article ELEVENTH as a condition to registering any transfer.

(2) If the Board determines that a Prohibited Transfer has occurred, the Prohibited Transfer and, if applicable, the registration of such Prohibited Transfer, shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee, to the fullest extent of the law, shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board (the “Agent”).

(a) In the case of a Prohibited Transfer described in Section C(1)(a) of this Article ELEVENTH, the Agent shall thereupon identify and sell to a buyer or buyers, the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities; provided further that any such sale must not constitute a Prohibited Transfer. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required, to the fullest extent of the law, to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section D(3) of this Article ELEVENTH if the Agent, rather than the Purported Transferee, had resold the Excess Securities; or

(b) In the case of a Prohibited Transfer described in Section C(1)(b) of this Article ELEVENTH, the purported transferor of Excess Securities in such Prohibited Transfer (the “Purported Transferor”) shall, to the fullest extent permitted by law, deliver to the Agent the sale proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon identify and sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the Purported Transferee is determinable (other than with respect to a transaction entered into through the facilities of a national securities exchange), the Agent shall, to the extent possible, return the Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sale proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost (to the Purported Transferee) of any Excess Securities returned in accordance with Section D(3) of this Article ELEVENTH. If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities

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sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses (as described in Section D(3) of this Article ELEVENTH), the Purported Transferor shall promptly, to the fullest extent permitted by law, fund such amounts upon demand by the Agent.

(3) Except for Prohibited Distributions that are to be returned to the Purported Transferor in accordance with Section D(2)(b) of this Article ELEVENTH, the Agent shall apply any proceeds or any other amounts received by it by and in accordance with Section D of this Article ELEVENTH as follows:

(a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and

(c) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a [4.9]% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board, such that no organization qualifying under Section 501(c)(3) shall possess Percentage Stock Ownership in the Corporation of [4.8]% or more.

(d) To the fullest extent permitted by law, the recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (b) above. Except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder, in no event shall the proceeds of any sale of Excess Securities pursuant to this Part D inure to the benefit of the Corporation.

(4) If the Purported Transferee or the Purported Transferor fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section D(2) of this Article ELEVENTH, then the Corporation shall use its best efforts to enforce the provisions hereof, which may include the institution of legal proceedings to compel the surrender. Nothing in this Section D(4) of this Article ELEVENTH shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article ELEVENTH being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand.

(5) In the event of any Prohibited Transfer that does not involve a transfer of Corporation Securities within the meaning of the Delaware General Corporation Law and that is not a Prohibited Transfer pursuant to Section C(1)(b) of this Article ELEVENTH, the application of Section D(2)-(4) of this Article ELEVENTH shall be modified as described in this Section D(5) of this Article ELEVENTH. In such case, no such Purported Transferee shall, to the fullest extent of the law, be required to dispose of any interest that is not a Corporation Security, but such Purported Transferee and/or any Person whose ownership of Corporation Securities is attributed to such Purported Transferee (such Purported Transferee or other Person, a “Remedial Holder”) shall be deemed to have disposed of and, to the fullest extent of the law, shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Purported Transferee, following such disposition, not to be in violation of this Article ELEVENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section D(2)-(4) of this Article ELEVENTH, except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair

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market value of such Excess Securities at the time of the Prohibited Transfer. A Remedial Holder, to the fullest extent of the law, shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the Prohibited Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall, to the fullest extent of the law, be paid out of any amounts due to such Remedial Holder. The purpose of this Section D(5) of this Article ELEVENTH is to extend the restrictions in Section D(2)-(4) of this Article ELEVENTH to situations in which there is a Prohibited Transfer without a direct Transfer of Corporation Securities, and this Section D(5) of this Article ELEVENTH, along with the other provisions of this Article ELEVENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

E. Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article ELEVENTH who knowingly violates the provisions of this Article ELEVENTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

F. Bylaws; Legends; Compliance

(1) The bylaws may make appropriate provisions to effectuate the requirements of this Article ELEVENTH.

(2) All certificates (including global certificates) issued by the Corporation representing Corporation Securities shall bear a conspicuous legend substantially in the form as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO SIGNIFICANT OWNERSHIP AND TRANSFER RESTRICTIONS PURSUANT TO ARTICLE ELEVENTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF [ENGILITY HOLDINGS,INC]., AS IT MAY BE AMENDED FROM TIME TO TIME. THE CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON A WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(3) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article ELEVENTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(4) Subject to the requirements of Article IV of the Stockholders Agreement, to the fullest extent permitted by law, the Board shall have the power to decide all matters necessary for determining compliance with this Article ELEVENTH, including, without limitation, determining (A) the identification of Substantial Holders, (B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership of any Substantial Holder or other Person, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to this Article ELEVENTH, and (F) any other matter that the Board determines to be relevant. To the fullest extent permitted by law, the good faith determination of the Board on such matters shall be conclusive and binding on all persons and entities for the purposes of this Article ELEVENTH.

G. Severability. If any provision or provisions of this Article ELEVENTH shall be held invalid, illegal or unenforceable as applied to any person or entity or circumstances for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation,

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each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

This Certificate of Incorporation shall become effective as of 11:59 p.m. (EST) on [—].

IN WITNESS WHEREOF, this Certificate of Incorporation, which has been duly adopted in accordance with the Delaware General Corporation Law, has been executed by its duly authorized officer this [—]th day of [—].

ENGILITY HOLDINGS, INC.

By:	/s/
Name: [—]
Title: [—]

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EXHIBIT B

Engility Holdings, Inc.

AMENDED AND RESTATED BYLAWS

ARTICLE I – STOCKHOLDERS

Section 1.    Annual Meeting.

(1) An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as the Board of Directors shall fix; provided, however, that only the Board of Directors, in its sole discretion, may determine that the meeting shall not be held at any place but instead shall be held solely by means of remote communication.

(2) Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s proxy materials with respect to such meeting, (b) subject to Section 3.4 of the Stockholders Agreement, dated as of [—], by and between the Corporation and Birch Partners, LP (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”) (for so long as the Stockholders Agreement is in effect), by or at the direction of the Board of Directors, or (c) by any stockholder of record of the Corporation (the “Record Stockholder”) at the time of the giving of the notice required in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a stockholder to make nominations or propose business at an annual meeting of stockholders.

(3) For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of the foregoing paragraph, (a) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (b) any such business must be a proper matter for stockholder action under Delaware law and (c) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement required by these Bylaws. To be timely, a Record Stockholder’s notice shall be received by the Secretary at the principal executive offices of the Corporation not less than 90 nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders (which date shall, in respect of the Corporations’ first annual meeting of stockholders after its shares of Common Stock are first publicly traded, be deemed to have occurred on [—]); provided, however, that, subject to the last sentence of this Section 1(3), if the meeting is convened more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the Record Stockholder to be timely must be so received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, and to the extent permissible under the Stockholders Agreement, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period (or extend any time period) for the giving of a Record Stockholder’s notice.

(4) Such Record Stockholder’s notice shall set forth:

a. if such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”), and such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected;

b. as to any business that the Record Stockholder proposes to bring before the meeting, a brief description of such business, the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Record Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

c. as to (1) the Record Stockholder giving the notice and (2) the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “party”):

(i) the name and address of each such party;

(ii) (A) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party, (B) any option, warrant, convertible security, stock appreciation right, or other right, in each case with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party any of their affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “Proponent Persons”), and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which any Proponent Person is a party and has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any short interest in any security of the Corporation held by any Proponent Person (for purposes of this Section 1(4), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by any Proponent Person that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Proponent Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that any Proponent Person may directly or indirectly be entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such Proponent Person’s immediate family sharing the same household;

(iii) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act;

(iv) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination and a representation whether or not each

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such party will (x) deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by the Record Stockholder or beneficial holder, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Record Stockholder and/or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination (such representations, a “Solicitation Statement”);

(v) such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and regulations thereunder and applicable stock exchange rules; and

(vi) the information required to be set forth in a Record Stockholder’s notice (whether given pursuant to this Section 1(4) or Section 2(2) of the Bylaws) shall be supplemented and updated by such stockholder or beneficial owner, as the case may be to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than the ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof).

(5) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 2.    Special Meetings.

(1) Special meetings of the stockholders, other than those required by statute, may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

(2) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (a) by or at the direction of the Board of Directors or (b) by any stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in Section 1(4)a. and 1(4)c. of this Article I. Nominations by stockholders

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of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if such stockholder of record’s notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not earlier than 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a stockholder of record’s notice.

Section 3.    Business at Meetings

(1) A person shall not be eligible for election or re-election as a director at an annual or special meeting unless (i) the person is nominated by a Record Stockholder in accordance with the procedures set forth in Sections 1 and 2 above or (ii) the person is nominated by or at the direction of the Board of Directors. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Sections 1 and 2 above. Except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation (including a certificate of designation with respect to a series of preferred stock)), the chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Notwithstanding the foregoing provisions of Sections 1 and 2 above, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of Sections 1 and 2 above, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) Notwithstanding the foregoing provisions of Sections 1 and 2 above, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in Sections 1 and 2 above; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to these Bylaws (including paragraph (2)(c) of Section 1 and paragraph (2) of Section 2), and compliance with paragraph (2)(c) of Section 1 and paragraph (2) of Section 2 of the Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of the Incorporation of the Corporation.

Section 4.    Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose for which the meeting is called, shall be given, not less than 10 nor more than 60

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days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity with this Section 4. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 5.    Quorum.

At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

Section 6.    Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board (or either co-chairman, as provided for in Article II, Section 1) or, in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 7.    Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 8.    Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of

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the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

All director elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or the rules of any stock exchange upon which the Corporation’s securities are listed, all other matters shall be determined by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by represented by proxy and entitled to vote on the subject matter.

Section 9.    Stock List.

The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting:

(a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or

(b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

This list shall be the sole evidence of (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 10.    Remote Communication.

If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

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(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided, that

(1) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(2) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(3) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE II – BOARD OF DIRECTORS

Section 1.    Number, Election and Term of Directors.

Subject to Section 3.4 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), and subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Until the earlier of (a) the termination of the Stockholders Agreement in accordance with Section 9.1 thereof or (b) [—], the Board of Directors shall establish and maintain a co-chairman structure, whereby two of the directors shall serve as co-chairman of the Board of Directors, as established in the Stockholders Agreement. The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be divided into three classes with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders, the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created, with each director to hold office until his or her successor shall have been duly elected and qualified.

Section 2.    Newly Created Directorships and Vacancies.

Subject to Section 3.4 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect) and the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 3.    Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, if any, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

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Section 4.    Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board (or either co-chairman, as provided for in Article, II, Section 1), the Chief Executive Officer, the President or by the Board of Directors and shall be held at such place, if any, on such date, and at such time as they or he or she shall fix. Notice of the place, if any, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 5.    Quorum.

A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board of Directors. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date, or time, without further notice or waiver thereof.

Section 6.    Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 7.    Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and, except as otherwise expressly required by law, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 8.    Compensation of Directors.

Unless otherwise restricted by the certificate of incorporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

Section 9.    Removal; Resignation.

Subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. Any director of the Corporation may resign at any time by giving written notice (including by electronic transmission) to the Board of Directors, the Chairman of the Board of Directors (or either co-chairman, as provided for in Article II, Section 1), the Chief Executive Officer, the President or the Secretary. Such resignation shall take effect at the time specified therein or, if the time is not specified therein, upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

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ARTICLE III – COMMITTEES

Section 1.    Committees of the Board of Directors.

The Board of Directors may, by resolution, from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, subject to Section 3.4 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), for those committees, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, subject to Section 3.4 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member if and to the extent the resolution of the Board of Directors establishing such committee so provides.

Section 2.    Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV – OFFICERS

Section 1.    Generally.

The Corporation shall have such officers, which may include a Chairman of the Board (or, if applicable, co-chairmen, as provided for in Article II, Section 1), a President, a Chief Executive Officer, one or more Vice Presidents, a Secretary, a Treasurer and other officers, as may from time to time be appointed by the Board of Directors. Officers shall be elected by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such officers as may be designated by resolution of the Board of Directors. Each officer shall have such duties as are set forth in resolutions of the Board of Directors.

Section 2.    Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 3.    Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

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ARTICLE V – STOCK

Section 1.    Certificates of Stock.

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board (or either co-chairman, as provided for in Article II, Section 1), or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2.    Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved, if one has been issued, shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 3.    Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 4.    Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

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Section 5.    Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI – NOTICES

Section 1.    Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 2.    Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

ARTICLE VII – MISCELLANEOUS

Section 1.    Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.    Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director, committee member or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.    Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

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Section 5.    Dividends.

Subject to the rights and preferences of any series of preferred stock, the Board of Directors may declare and pay dividends or shares of the Corporation’s capital.

Section 6.    Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII – INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or any predecessor or, while a director or officer of the Corporation or any predecessor, is or was serving at the request of the Corporation or any predecessor as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2.    Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII (which shall be governed by Section 3 of this Article VIII) (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 1 and 2 of this Article VIII or otherwise.

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Section 3.    Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within 60 days after a written claim for indemnification has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4.    Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

Section 5.    Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6.    Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or any predecessor to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or any predecessor.

Section 7.    Nature of Rights.

The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit,

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eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

The obligations of the Corporation under this Article to indemnify or advance expenses to any indemnitee for the matters covered hereby shall be the primary source of indemnification and advancement of such indemnitee in connection therewith, and any obligation on the part of any stockholder of the Corporation, its affiliates and controlling persons (the “other indemnitor”) under any organizational document, agreement or insurance policies maintained by such other indemnitor providing for, among other things, indemnification of and advancement of expenses for the indemnitee for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Article (the “other indemnification agreements”) shall be secondary to the Corporation’s obligation to indemnify and advance expenses to such indemnitee and shall be reduced by any amount that such indemnitee may collect as indemnification or advancement from the Corporation. In the event that the Corporation fails to indemnify or advance expenses to an indemnitee as required or contemplated by this Article (any such amount that the Corporation fails to indemnify or advance to an indemnitee as required or contemplated by this Article, an “unpaid indemnity amount”), and any other indemnitor makes any payment to such indemnitee in respect of indemnification or advancement of expenses under any such other indemnification agreement on account of such unpaid indemnity amounts, such other indemnitor shall be subrogated to the rights of such indemnitee under this Article, in respect to such unpaid indemnity amounts.

To the fullest extent permitted by applicable law, (i) the Corporation’s obligation to indemnify any indemnitee under this Article shall include any amounts expended by any other indemnitor under any other indemnification agreement in respect of indemnification or advancement of expenses to any indemnitee in connection with litigation or other proceedings involving his or her services as a director or officer of the Corporation to the extent such amount expended by such other indemnitor are on account of any unpaid indemnity amount and (ii) the Corporation shall not be entitled to contribution or indemnification from, or subrogation against, any such other indemnitor in respect of amounts expended by the Corporation to indemnify or advance expenses to an indemnitee under this Article.

ARTICLE IX – AMENDMENTS; INTERPRETATION

In furtherance and not in limitation of the powers conferred by law, subject to Section 10.13 of the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), the Board of Directors is expressly authorized to adopt, amend or repeal, in whole or in part, these Bylaws subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the Bylaws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal Bylaws of the Corporation, notwithstanding any other provision of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of the Corporation required herein or by law, the affirmative vote of the holders of at least seventy-five percent (75)% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, in whole or in part, any provision of these Bylaws or to adopt any provision inconsistent therewith.

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EXHIBIT C

FORM STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [—], by and among Engility Holdings, Inc., a Delaware corporation (the “Company”), Birch Partners, LP, a Delaware limited partnership (the “Stockholder” and, together with its Permitted Transferees that Beneficially Own any Common Stock and have become a party to this Agreement, the “Stockholder Group”), and, for purposes of Sections 2.2, 2.3, 3.1, 3.2, 3.4, Articles IV, V, VI, IX and X only, KKR 2006 Fund L.P. (“KKR”) and General Atlantic Partners 85, L.P. (“General Atlantic”), and, for purposes of Article IV only, the KKR Initial Investors (as defined below) and the GA Initial Investors (as defined below).

W I T N E S S E T H:

WHEREAS, the Company, Engility Holdings, Inc., New East Holdings, Inc., East Merger Sub, LLC, TASC Parent Corporation, Toucan Merger Corporation I and Toucan Merger Corporation II are parties to a Merger Agreement dated as of October 28, 2014 (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, the obligation of the parties to consummate the transactions contemplated by the Merger Agreement is conditioned upon, among other items, this Agreement being executed and in full force and effect on the date hereof; and

WHEREAS, the Company, the Stockholder (and for limited purposes, KKR and General Atlantic) desire to enter into this Agreement in order to establish certain rights, restrictions and obligations of the Stockholder Group, KKR, the KKR Investors, General Atlantic and the GA Investors, as well as to set forth certain corporate governance and other arrangements relating to the Company and the common stock, par value $0.01 per share, of the Company (such common stock, including any shares of common stock that are reclassified, the “Common Stock”) following the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below: “Acceptable Advisor” shall have the meaning assigned to such term in Section 4.1.

“Affiliate” of any Person means an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; provided, however, that, for purposes of this Agreement, the Stockholder and its Affiliates shall not be deemed an Affiliate of the Company or any of its Subsidiaries, or vice versa, and provided, further, for the avoidance of doubt, any general partner of the Stockholder shall be deemed an Affiliate of the Stockholder; and provided, further, that an Affiliate of the Stockholder or an Investor shall include any investment fund, vehicle or holding company of which such Investor or an Affiliate of such Investor serves as the general partner, managing member or discretionary manager or advisor, and provided, further, that notwithstanding the foregoing, an Affiliate of the Stockholder or an Investor shall not include any portfolio company or other investment of the Stockholder or such Investor or any limited partners of the Stockholder or such Investor.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Beneficially Own” and words of similar import shall have the meaning ascribed to such terms pursuant to Section 13(d) of the Exchange Act (provided that, for purposes of calculating “beneficial ownership” with respect to the restrictions set forth under Section 3.1, a Person shall additionally be deemed to be the beneficial owner of (i) any Common Stock or other securities that may be acquired by such Person upon the conversion, exchange or exercise of any warrants, options, rights or other securities convertible into Common Stock or other securities of the Company, whether such acquisition may be made within 60 days or a longer period and (ii) any securities to which such person has any economic exposure, including through any derivative transaction that gives any such Person the economic equivalent of ownership of an amount of securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, or which provides such person an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of such securities, in any case without regard to whether (x) such derivative conveys any voting rights in such securities to such Person, (y) the derivative is required to be, or capable of being, settled through delivery of such securities or (z) such Person may have entered into other transactions that hedge the economic effect of such beneficial ownership of such securities).

“Board” shall mean the board of directors of the Company in office at the applicable time.

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Bylaws” shall have the meaning assigned to such term in Section 3.4(h).

“Change of Control” means any transaction involving (i) the acquisition (by purchase, merger or otherwise) by any Person of Beneficial Ownership of voting securities of the Company entitling such Person to exercise a majority of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company, (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis), in one transaction or series of related transactions, or (iii) the consolidation, merger, amalgamation, reorganization of the Company or a similar transaction in which the Company is combined with another Person, unless the holders of all outstanding securities of the Company immediately prior to the consummation of such transaction hold a majority of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the combined or surviving entity immediately after the consummation of such transaction.

“Charter” shall have the meaning assigned to such term in Section 3.4(h).

“Claims” shall have the meaning assigned to such term in Section 6.1(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Co-Investor Partners” shall mean the limited partners of the Stockholder on the date hereof other than the KKR Initial Investors and the GA Initial Investors.

“Committee” shall have the meaning assigned to such term in Section 4.1.

“Common Stock” shall have the meaning assigned to such term in the recitals hereto.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Delaware Courts” shall have the meaning assigned to such term in Section 10.6(b).

“Demand Notice” shall have the meaning assigned to such term in Section 5.2

“Demand Registration” shall have the meaning assigned to such term in Section 5.2(a).

“Director” shall mean any member of the Board.

“Distribution” shall mean the distribution of any shares of Common Stock held by the Stockholder to any of the partners of the Stockholder, subject to compliance with the Charter and the terms hereof (including Article IV); provided, that upon a Distribution to the Investors, the applicable Investors shall sign a joinder agreement hereto and, thereafter, the term “Stockholder” shall refer to such Investors who (a) shall, collectively, have all of the rights of the Stockholder hereunder and (b) individually, have all of the obligations of the Stockholder

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hereunder; and provided, further, that the Stockholder shall provide advance written notice to the Company prior to effecting any Distribution to any partner in the Stockholder, which notification will include the name of each such partner and the amount of such Distribution.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excess Voting Power” (as calculated from time to time, as required by this Agreement) shall mean the aggregate percentage of Voting Power represented by the Stockholder Group Shares out of the total Voting Power of the Common Stock issued and outstanding on the record date for the determination of stockholders entitled to receive notice of, and to vote at, any meeting of the Company’s stockholders or give a written consent, or in any other circumstances upon which a vote, consent or other approval (including, without limitation, by written consent) is required and for which there is no record date, on the date of such vote, consent or approval, in each case, less the Maximum Percentage. For purposes of this Agreement, the number of Stockholder Group Shares that represent Excess Voting Power at any time shall be equal to the product of (i) the percentage at such time, determined as provided above, multiplied by (ii) the number of shares of Common Stock issued and outstanding on the applicable record date or other applicable date for which such determination is being made.

“Extension Period” shall have the meaning assigned to such term in Section 5.2(a).

“GA Initial Investors” shall mean each of General Atlantic Partners 85, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P. and GAPCO GmbH & Co. KG.

“GA Investors” shall mean the GA Initial Investors and any Permitted Transferee of any GA Initial Investor who holds limited partnership interests of the Stockholder or, following a Distribution, shares of Common Stock.

“General Atlantic” shall have the meaning assigned to such term in the Preamble.

“Governmental Entity” shall mean any multinational, supranational, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” shall, when used in the context of “any Person or group”, have the meaning ascribed to such term pursuant to Section 13(d) of the Exchange Act.

“Independent Directors” shall mean, at any time, the members of the Board in office who are not Stockholder Nominees.

“Investor” shall mean each of the KKR Investors and the GA Investors.

“KKR” shall have the meaning assigned to such term in the Preamble.

“KKR Initial Investors” shall mean each of KKR 2006 Fund L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and 8 North America Investor L.P.

“KKR Investors” shall mean the KKR Initial Investors and any Permitted Transferee of any KKR Initial Investor who holds limited partnership interests of the Stockholder or, following a Distribution, shares of Common Stock.

“Launch Date” shall mean, with respect to a Marketed Underwritten Offering, the commencement of marketing activities.

“Law” shall mean, collectively, any tax and other applicable statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of the NYSE.

“Marketed Underwritten Offering” shall have the meaning assigned to such term in Section 5.1(b).

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“Maximum Percentage” shall mean 30%.

“Merger Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Nomination Documents” shall have the meaning assigned to such term in Section 3.4(ii).

“Non-Liable Person” shall have the meaning assigned to such term in Section 10.12.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Owner Shift” shall have the meaning assigned to such term in Section 4.1.

“Ownership Change” shall mean an “ownership change” within the meaning of Section 382(g) of the Code.

“Partner” shall have the meaning assigned to such term in Section 4.1.

“Permitted Transferee” shall mean any Affiliate of the Stockholder or an Investor who has signed a joinder with respect to this Agreement; provided, that such Transfer to a Permitted Transferee is made in compliance with the terms hereof; provided, further, that for the avoidance of doubt, the Investors shall be Permitted Transferees of the Stockholder.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning assigned to such term in Section 5.7.

“Registrable Shares” shall mean the Stockholder Group Shares which shall include any shares of Common Stock received by members of the Stockholder Group in respect of the Stockholder Group Shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction; provided, that the Stockholder Group Shares shall cease to be Registrable Shares when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act, (iii) they are freely saleable by the holder thereof without restriction pursuant to Rule 144, provided, in the case of this clause (iii), that less than $50 million aggregate amount of Stockholder Group Shares are then outstanding, or (iv) they shall have ceased to be outstanding.

“Registration Expenses” shall mean any and all fees and expenses incurred by the Company and its Subsidiaries in effecting any registration pursuant to this Agreement including, all (a) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (b) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Shares), (c) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses, issuer free writing prospectus and other documents in connection therewith and any amendments or supplements thereto, (d) security engraving and printing expenses, (e) internal expenses of the Company (including, all salaries and expenses of its officers and employees performing legal or accounting duties), (f) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, the expenses associated with the delivery by independent certified public accountants of any “comfort letters” requested pursuant to the terms hereof), (g) fees and expenses of any special experts retained by the Company in connection with such registration, (h) fees and expenses in connection with any filing with and review by FINRA of any underwriting arrangements or other terms of the offering, and all reasonable fees and expenses of any “qualified independent underwriter,” (i) reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Shares and excluding any fees or expenses of counsel to the underwriters, other than as referred to in clause (b) above, (j) costs of printing and producing any agreements among underwriters,

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underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Shares, (k) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (l) expenses incurred by the Company relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Shares, and (m) reasonable fees and expenses of one counsel for all holders of Registrable Shares whose shares are included in a registration statement. Registration Expenses shall not include, and the Company shall not have any obligation to pay, any out-of-pocket expenses of the Stockholder Group, KKR, the KKR Investors, General Atlantic or the GA Investors (other than any such expenses described in clause (m) above) or Selling Expenses.

“Replacement” shall have the meaning assigned to such term in Section 3.4(c)(iii).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Shares, which do not constitute Registration Expenses.

“Stockholder” shall have the meaning assigned to such term in the preamble hereto; provided that following any Distribution to the Investors, “Stockholder” shall refer to the KKR Investors and the GA Investors.

“Stockholder Director” shall mean any of the Directors elected to the Board as of the signing of this Agreement in accordance with Section 3.4, any interim Director appointee or any Replacement for either of the foregoing, including any such appointee or Replacement that is included in the slate of nominees recommended by the Board for election at an annual meeting of the stockholders of the Company and is elected as a Director or is otherwise appointed to the Board in accordance with Section 3.4.

“Stockholder Group” shall have the meaning assigned to such term in the preamble hereto.

“Stockholder Group Shares” shall mean, at any time, the shares of Common Stock that are Beneficially Owned by any Person in the Stockholder Group.

“Stockholder Nominees” shall have the meaning assigned to such term in Section 3.4(a).

“Shelf Registration Statement” shall mean a Registration Statement on Form S-3 (or any successor or similar provision) or any similar short-form or other appropriate Registration Statement that may be available at such time, in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any successor or similar provision) under the Securities Act covering Registrable Shares. To the extent that the Company is a “well-known seasoned issuer” (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a “Shelf Registration Statement” shall be deemed to refer to an “automatic shelf registration statement,” as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

“Standstill Period” shall have the meaning assigned to such term in Section 3.1(d).

“Subsidiary” means, with respect to any Person, any other entity of which (a) securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions or (b) a majority of the voting or economic interests are at any time directly or indirectly owned by such Person.

“Take-Down Notice” shall have the meaning assigned to such term in Section 5.1(c).

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“Transfer” shall mean any direct or indirect sale (including forward sale), transfer, distribution, assignment, pledge, encumbrance or other disposition, including by operation of law, to any Person.

“Transfer Notice” shall have the meaning assigned to such term in 4.2(b).

“Underwritten Offering” shall mean a public offering of securities registered under the Securities Act in which an underwriter participates in the distribution of such securities, including on a firm commitment basis for reoffer and resale to the public, including any such offering that is a “bought deal” or a block trade.

“Underwritten Offering Request” shall have the meaning assigned to such term in 5.1(b).

“Votes” shall mean, in respect of the election of Directors, votes entitled to be cast generally in the election of Directors and, in respect of any other matter submitted to the stockholders for approval, votes entitled to be cast in respect of such matter.

“Voting Power” shall mean, calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) the aggregate Votes represented by all then outstanding Voting Securities.

“Voting Securities” shall mean (i) the Common Stock and (ii) shares of any other class of capital stock or interests in any other equity securities of the Company then entitled to vote generally in the election of Directors.

“Waived Transfer Amount” shall have the meaning assigned to such term in Section 4.2(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to the Stockholder Group as of the date hereof as follows:

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by KKR, General Atlantic and the Stockholder, is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(d) The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) Board approval which was obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(e) The execution, delivery and performance of this Agreement by the Company does not and will not, with or without the giving of notice or lapse of time, or both, (A) violate any law, statute, rule or regulation to which the Company is subject, (B) violate any order, judgment or decree applicable to the Company or (C) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents (including the Charter) or any agreement or instrument to which the Company is a party or by which it is bound.

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Section 2.2 Representations and Warranties of KKR. KKR represents and warrants to the Company as of the date hereof as follows:

(a) KKR has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by KKR and all necessary and appropriate action has been taken by KKR to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by KKR and, assuming due authorization and valid execution and delivery by the Company, General Atlantic and the Stockholder, is a valid and binding obligation of KKR, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(d) The execution, delivery and performance of this Agreement by KKR does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) KKR internal approvals which have been obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(e) The execution, delivery and performance of this Agreement by KKR does not and will not, with or without the giving of notice or lapse of time, or both, (A) violate any law, statute, rule or regulation to which KKR is subject, (B) violate any order, judgment or decree applicable to KKR or (C) conflict with, or result in a breach or default under, any term or condition of KKR’s applicable organizational documents or any agreement or instrument to which KKR is a party or by which it is bound.

Section 2.3 Representations and Warranties of General Atlantic. General Atlantic represents and warrants to the Company as of the date hereof as follows:

(a) General Atlantic has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by General Atlantic and all necessary and appropriate action has been taken by General Atlantic to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by General Atlantic and, assuming due authorization and valid execution and delivery by the Company, KKR and the Stockholder, is a valid and binding obligation of General Atlantic, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(d) The execution, delivery and performance of this Agreement by General Atlantic does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) General Atlantic internal approvals which have been obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(e) The execution, delivery and performance of this Agreement by General Atlantic does not and will not, with or without the giving of notice or lapse of time, or both, (A) violate any law, statute, rule or regulation to which General Atlantic is subject, (B) violate any order, judgment or decree applicable to General Atlantic or

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(C) conflict with, or result in a breach or default under, any term or condition of General Atlantic’s applicable organizational documents or any agreement or instrument to which General Atlantic is a party or by which it is bound.

Section 2.4 Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as of the date hereof as follows:

(a) The Stockholder will Beneficially Own [—] shares of Common Stock immediately following the Toucan/East Effective Time (as defined in the Merger Agreement). Pursuant to the terms of the limited partnership agreement of the Stockholder, until the earlier of (i) the day following the six year anniversary of the date hereof and (ii) the day following the date on which the Company undergoes an Ownership Change, no Co-Investor Partner is permitted thereunder to transfer any limited partnership units of the Stockholder without the consent of the KKR Investors and the GA Investors (other than in connection with a redemption of the limited partnership units of the Stockholder upon a Distribution).

(b) The KKR Initial Investors will collectively Beneficially Own 81,840,000 limited partner units of the Stockholder immediately following the Toucan/East Effective Time (as defined in the Merger Agreement), representing approximately 48% of the outstanding limited partner units of the Stockholder as of the Toucan/East Effective Time (as defined in the Merger Agreement).

(c) The GA Initial Investors will collectively Beneficially Own 81,840,000 limited partner units of the Stockholder immediately following the Toucan/East Effective Time (as defined in the Merger Agreement), representing approximately 48% of the outstanding limited partner units of the Stockholder as of the Effective Time (as defined in the Merger Agreement).

(d) The Stockholder has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder.

(e) This Agreement has been duly and validly authorized by the Stockholder and all necessary and appropriate action has been taken by the Stockholder to execute and deliver this Agreement and to perform its obligations hereunder.

(f) This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and valid execution and delivery by the Company, KKR and General Atlantic, is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity

(g) The execution, delivery and performance of this Agreement by the Stockholder does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) the Stockholder internal approvals which have been obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(h) The execution, delivery and performance of this Agreement by the Stockholder does not and will not, with or without the giving of notice or lapse of time, or both, (A) violate any law, statute, rule or regulation to which the Stockholder is subject, (B) violate any order, judgment or decree applicable to the Stockholder or (C) conflict with, or result in a breach or default under, any term or condition of the Stockholder’s applicable organizational documents or any agreement or instrument to which the Stockholder is a party or by which it is bound.

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ARTICLE III

STANDSTILL; VOTING; BOARD REPRESENTATION

Section 3.1 Standstill Restrictions.

(a) Except for the acquisition of Voting Securities in connection with the consummation of the transactions contemplated by the Merger Agreement, subject to Section 3.2, during the Standstill Period, the Stockholder Group, KKR and General Atlantic shall not (and shall cause their respective Affiliates to whom they have provided confidential information regarding the Company (or its Subsidiaries) not to), and KKR and General Atlantic shall cause the KKR Investors and the GA Investors and their respective Affiliates to whom they have provided confidential information regarding the Company (or any of its Subsidiaries), respectively, not to, directly or indirectly, in each case without the prior approval by resolution of a majority of the Independent Directors:

(i) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any Voting Securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any Voting Securities;

(ii) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote or deliver a written consent with respect to, or seek to advise or influence in any manner whatsoever any Person with respect to the voting of, any Voting Securities (other than any of the foregoing done on behalf of the Company);

(iii) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities (other than a “group” that consists solely of (A) partners of the Stockholder, (B) the Stockholder Group, (C) KKR and the KKR Investors, or (D) General Atlantic and the GA Investors);

(iv) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible or intangible, of the Company or any of its Subsidiaries or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any of its Subsidiaries, except for acquisitions of such assets or rights, warrants or options to acquire such assets in the ordinary course of business and such assets as are then being offered for sale by the Company or any of its Subsidiaries;

(v) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any Voting Securities or any securities convertible into or exchangeable or exercisable for any Voting Securities or assets of the Company, except for such Voting Securities or assets as are then being offered for sale by the Company or any of its Subsidiaries;

(vi) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company or, except as contemplated by Sections 3.3 and 3.4 of this Agreement, otherwise seek, alone or in concert with others, to control, change or influence the management, Board or policies of the Company or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company;

(vii) make any public request or public proposal to amend, waive or terminate any provision of this Section 3.1; or

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(viii) take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (vii) of this Section 3.1, or publicly announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited under such clauses (i) through (vii) of this Section 3.1.

(b) For the avoidance of doubt, the restrictions set forth in this Section 3.1 shall not be deemed to restrict any actions taken by the Stockholder Directors solely in their capacity as Directors at any meeting (or action by written consent) of the Board, or any applicable committee of the Board, in a manner required by their fiduciary duties as Directors under applicable Law.

(c) For the avoidance of doubt, subject to compliance with the Charter and Article IV, in no event shall the restrictions set forth herein be deemed to prohibit, restrict or limit hedging transactions by any of the Persons bound by this Section 3.1 intended to protect against economic price risk with respect to the Common Stock.

(d) “Standstill Period” shall mean the period beginning on the date of this Agreement and ending six (6) months after (i) with respect to the Stockholder Group, the date the Stockholder no longer has the right to designate a Stockholder Nominee for nomination to the Board pursuant to Section 3.4, (ii) with respect to KKR and the KKR Investors, the date the KKR Investors no longer have the right to cause the Stockholder to designate (or, following any Distribution, the KKR Investors no longer have the right to designate) a Stockholder Nominee for nomination to the Board pursuant to Section 3.4 and (iii) with respect to General Atlantic and the GA Investors, the date the GA Investors no longer have the right to cause the Stockholder to designate (or, following a Distribution, the GA Investors no longer have the right to designate) a Stockholder Nominee for nomination to the Board pursuant to Section 3.4.

Section 3.2 Termination of the Standstill Restrictions.

(a) The obligations set forth in Section 3.1 shall terminate in the event that:

(i) any Person enters into a definitive agreement approved by resolution of a majority of the Board, pursuant to which any Person or group (other than the members of the Stockholder Group) would become the Beneficial Owner of 50% or more of the Company’s aggregate Voting Power;

(ii) any Person or group (other than members of the Stockholder Group) commences or publicly announces an intention to commence a tender or exchange offer that, if consummated, would make such Person (or any of its Affiliates) the Beneficial Owner of 50% or more of the Company’s aggregate Voting Power, or any rights or options to acquire such ownership, including from a third party, and in connection therewith, the Company (with the approval by resolution of a majority of the Board) files with the SEC a Schedule 14D-9 with respect to such offer that does not recommend that the Company’s stockholders reject such offer;

(iii) the Company enters into a definitive agreement, approved by resolution of a majority of the Board (or publicly announces, with the approval by resolution of a majority of the Board, its intention to enter into such a definitive agreement), with any Person (other than with a member of the Stockholder Group) to effectuate a business combination, merger or any other transaction which will result in the acquisition, directly or indirectly, by any Person or group (other than the Stockholder Group) of Beneficial Ownership of at least 50% of the Company’s aggregate Voting Power;

(iv) the Company publicly announces (including through an agent or representative), with the prior approval by resolution of a majority of the Board, the approval or recommendation of any business combination described in clause (iii); or

(v) the commencement of voluntary or involuntary proceedings (which is not being contested by the Company) to liquidate the Company or any of its material Subsidiaries or the commencement of voluntary or involuntary bankruptcy or insolvency proceedings with respect to the Company or any of its material Subsidiaries or the adoption of a plan by the Company or any material Subsidiary with respect to any of the foregoing.

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Section 3.3 Voting. During the term of the Agreement, subject to Section 10.13, at any meeting of the Company’s stockholders, however called, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval (including, without limitation, by written consent) is sought or obtained by or from the stockholders of the Company, the Stockholder shall (1) cause all of the Stockholder Group Shares to be represented at such meeting for purposes of the presence of a quorum and (2) shall vote or cause to be voted (A) until the Stockholder no longer has any nomination rights pursuant to Section 3.4, with respect to any proposal or resolution relating to the election of Directors, all of the Voting Securities held by the Stockholder as of the record date for any such meeting or action in the same manner as, and in the same proportion to, all shares voted by holders of Voting Securities as of such record date, excluding the votes or actions of the Stockholder Group; provided, however, that with respect to the Stockholder Nominees, the Stockholder shall be permitted to vote all of the Voting Securities held by the Stockholder as of the record date for any such meeting or action in favor of such Stockholder Nominees, and (B) with respect to all other proposals or resolutions to be voted on by the stockholders of the Company, all Voting Securities held by the Stockholder Group that represent Excess Voting Power in the same manner as, and in the same proportion to, all shares voted by holders of Voting Securities, excluding the votes or actions of the Stockholder Group with respect to the Voting Securities of the Stockholder Group representing the Maximum Percentage. For the avoidance of doubt, all Voting Securities held by the Stockholder Group representing the Maximum Percentage may at all times be voted for the matters described in clause (2)(B) in the discretion of the member of the Stockholder Group owning such shares.

Section 3.4 Board of Directors; Committees.

(a) As of the date hereof and for so long as either the GA Investors or the KKR Investors Beneficially Own at least 25% of the shares of Common Stock as it Beneficially Owned on the date hereof, as adjusted for any stock split, reverse stock split or similar transaction, the Board shall be comprised of eleven (11) directors. Subject to Section 3.4(c)-(h), the members of the Board shall include four (4) Stockholder nominees (the “Stockholder Nominees”). The initial Stockholder Directors of the Company shall be divided among the classes of the directors of the Company so that one Stockholder Director shall be a member of the class of directors whose term expires at the 2015 annual meeting of the stockholders of the Company, two Stockholder Directors shall be members of the class of directors whose term expires at the 2016 annual meeting of the stockholders of the Company and one Stockholder Director shall be a member of the class of directors whose term expires at the 2017 annual meeting of the stockholders of the Company. For purposes of this Section 3.4, prior to any Distribution, the GA Investors and the KKR Investors will each be deemed to Beneficially Own that amount of Common Stock that they would receive in a Distribution.

(b) For a period of two years following the Effective Time, the Board shall establish and maintain a co-chairman structure, whereby two of the Directors shall serve as co-chairman of the Board, one of which shall be a Stockholder Nominee and the other shall be elected by resolution of a majority of the Independent Directors.

(c) The Stockholder shall have nomination rights to the Board as follows:

(i) For so long as each of the GA Investors and the KKR Investors Beneficially Own at least 50% of the shares of Common Stock it Beneficially Owned as of the date hereof, as adjusted for any stock split, reverse stock split or similar transaction, the Stockholder shall have the right to designate for nomination four (4) members of the Board, and for so long as each of the GA Investors and the KKR Investors Beneficially Own at least 25% of the shares of Common Stock it Beneficially Owned as of the date hereof (provided that both the GA Investors and the KKR Investors Beneficially Own at least one share of Common Stock), as adjusted for any stock split, reverse stock split or similar transaction, the Stockholder shall have the right to designate for nomination two (2) members of the Board (it being understood that following any Distribution, so long as such applicable ownership thresholds are met, the KKR Investors and the GA Investors shall each have the right to designate for nomination two (2) members and one (1) member, as applicable, of the Board.). Subject to Section 3.4(d), the Company shall include such Stockholder Nominees (or any Replacements thereof), as applicable, in the slate of nominees recommended by the Board for election at the annual meeting or any special meeting of stockholders of the Company at which the

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Directors are to be elected to the Board and shall use its reasonable best efforts (which shall, to the fullest extent permitted by law, include the inclusion in any proxy statement prepared, used or delivered or publicly filed by the Company to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that the stockholders of the Company vote in favor of the slate of Directors including the Stockholder Nominees) to cause the stockholders to elect the Stockholder Nominees.

(ii) Upon prior reasonable written notice by the Company, the Stockholder shall supply to the Company, prior to any nomination or appointment and on an on-going basis, as necessary, by the time such information is reasonably requested by the Board: all such information and materials as the Company reasonably requests from other members of the Board as is required to be disclosed in proxy circulars under applicable Law or as is otherwise reasonably requested by the Company from time-to-time from members of the Board in connection with the Company’s legal, regulatory, auditor or stock exchange requirements (including, if applicable, any Directors’ questionnaire or similar document); and an executed consent from each of the Stockholder Nominees to be named as a nominee in any proxy circular or similar materials for any annual meeting or special meeting of stockholders and to serve as a Directors if so elected (collectively, the “Nomination Documents”).

(iii) If any Stockholder Director resigns from the Board or is rendered unable to, or refuses to, or for any other reason ceases, to serve on the Board, the Stockholder shall be entitled to designate a replacement (a “Replacement”), and, subject to Sections 3.4(d) and (e), the Board will use its reasonable best efforts to promptly appoint such Replacement as a replacement Stockholder Director to fill the resulting vacancy. Any such Replacement shall be deemed to be a Stockholder Director for all purposes under this Agreement, and prior to his or her appointment to the Board, shall be required to provide to the Company the Nomination Documents as set forth in Section 3.4(c)(ii).

(d) Upon the first date that the GA Investors Beneficially Own less than 50% of the shares of Common Stock that they Beneficially Owned as of the date hereof, as adjusted for any stock split, reverse stock split or similar transaction, prior to a Distribution, the Stockholder and, following a Distribution, the GA Investors shall promptly cause one of the Stockholder Directors designated by the Stockholder on behalf of the GA Investors to tender his or her immediate resignation from the Board. Upon the first date that the KKR Investors Beneficially Own less than 50% of the shares of Common Stock that they Beneficially Owned as of the date hereof, as adjusted for any stock split, reverse stock split or similar transaction, prior to a Distribution, the Stockholder and, following a Distribution, the KKR Investors shall promptly cause one of the Stockholder Directors designated by the Stockholder on behalf of the KKR Investors to tender his or her immediate resignation from the Board.

(e) Upon the first date that the GA Investors Beneficially Own less than 25% of the shares of Common Stock that they Beneficially Owned as of the date hereof, as adjusted for any stock split, reverse stock split or similar transaction, prior to a Distribution, the Stockholder and, following a Distribution, the GA Investors shall promptly cause the remaining Stockholder Director designated by the Stockholder on behalf of the GA Investors to tender his or her immediate resignation from the Board. Upon the first date that the KKR Investors Beneficially Own less than 25% of the shares of Common Stock that they Beneficially Owned as of the date hereof, as adjusted for any stock split, reverse stock split or similar transaction, prior to a Distribution, the Stockholder and, following a Distribution, the KKR Investors shall promptly cause the remaining Stockholder Director designated by the Stockholder on behalf of the KKR Investors to tender his or her immediate resignation from the Board. For the avoidance of doubt, upon the first date that the GA Investors and the KKR Investors each Beneficially Own less than 25% of the shares of Common Stock that they Beneficially Owned as of the date hereof, as adjusted for any stock split, reverse stock split or similar transaction, prior to a Distribution, the Stockholder and, following a Distribution, each of the GA Investors and the KKR Investors shall promptly cause its remaining Stockholder Directors to tender their immediate resignation from the Board and thereafter shall no longer have the right to designate for nomination any member of the Board.

(f) So long as there are two (2) or more Stockholder Directors, one (1) Stockholder Director shall serve on each committee of the Board (other than a committee that, pursuant to the Charter or Article IV is to be composed solely of Independent Directors or a committee established to address conflicts with the Stockholder

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Group or the Investors), provided that for so long as there are any Stockholder Directors serving on the Board, one (1) Stockholder Director shall serve on the Board’s Compensation Committee; provided, however, that a Stockholder Director shall not serve on any committee if such service would violate mandatory legal or listing requirements concerning the independence of directors; provided, further, that the Company shall take all reasonable efforts to avoid any such disqualification.

(g) So long as the Stockholder, the GA Investors or the KKR Investors have rights pursuant to this Section 3.4 to nominate designees to the Board, the Company and its Subsidiaries will prepare and provide, or cause to be prepared and provided, to the Stockholder Directors (in his or her capacity as such), if any, any information, and access to any information, relating to the management, operations and finances of the Company and its Subsidiaries as and when provided to non-management Directors. Notwithstanding anything to the contrary herein, without limiting any Stockholder Director’s fiduciary duties under applicable Law, and subject to Section 10.11, each of the parties hereto hereby consents to each Stockholder Director sharing any information such Stockholder Director (in his or her capacity as such) receives from the Company with officers, directors, members, employees, attorneys, senior advisors and accountants of the Investor who designated, directly or indirectly, such Stockholder Director and its Affiliates (other than any portfolio companies thereof) in each case, for the internal use by such Investor and its Affiliates of any such information, subject, however, to such Investor and its Affiliates (i) maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable Law, (ii) maintaining the confidentiality of any such information, except as required by applicable Law and (iii) refraining from using such information in connection with any Competitive Activities (as defined below). Notwithstanding the foregoing or anything to the contrary herein, the Company acknowledges that certain industry knowledge may be acquired by the Stockholder Group, General Atlantic, the GA Investors, KKR, the KKR Investors and their respective representatives from reviewing such information that cannot be separated from their overall knowledge and the Company acknowledges and agrees this knowledge shall be permitted to be used in the ordinary course of business of the Stockholder Group, General Atlantic, the GA Investors, KKR, the KKR Investors and their respective representatives.

(h) At all times from the date of this Agreement through the termination of their service as a member of the Board, each of the Stockholder Directors shall comply with the director qualification requirements expressly set forth under the Company’s amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws (“Bylaws”), and all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, Directors’ confidentiality policy, and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1 Transfer Restrictions. Except as expressly provided in this Article IV, or in accordance with a written consent granted by a committee of the Board consisting solely of Independent Directors (the “Committee”) pursuant to the Charter, for the period beginning on the date hereof and ending on the earlier of the day following the six (6) year anniversary of the date hereof and the date on which the Company undergoes an Ownership Change, (i) no member of the Stockholder Group shall sell or transfer any of the shares of Common Stock directly held by any member of the Stockholder Group, (ii) no KKR Investor or GA Investor (x) shall permit (by providing consent thereto or otherwise) any direct or indirect sale or transfer of an equity interest in a KKR Investor or a GA Investor by any Person who holds any direct or indirect equity interest in any of the KKR Investors or GA Investors, respectively (each, a “Partner”) (other than pursuant to a redemption of such an equity interest in a KKR Investor or a GA Investor) that would result in an “owner shift” under Section 382(g) of the Code with respect to the Company (an “Owner Shift”) or (y) shall permit (by providing consent thereto or

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otherwise) any transfer of the limited partnership interests of the Stockholder directly held by any Co-Investor Partner and (iii) no member of the Stockholder Group nor any KKR Investor or GA Investor shall otherwise effect any transaction that would result in a direct or indirect transfer of shares of Common Stock (including pursuant to a redemption of an equity interest in a KKR Investor or GA Investor) unless (solely in the case of this clause (iii)) the Stockholder Group, KKR Investor or GA Investor, as applicable, receives a written determination of the Committee that such transaction would not result in an Owner Shift; provided, that, as a condition to making such determination, the Committee may, in its sole discretion, require and/or obtain (at the expense of the Stockholder Group, the KKR Investors or the GA Investors, as applicable) such representations from the Stockholder Group, KKR Investors, GA Investors and/or transferee(s), such opinions of counsel or tax advisors to be rendered by counsel or tax advisors selected by (or acceptable to) the Committee (provided that Deloitte Tax LLP, Simpson Thacher & Bartlett LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP shall be considered acceptable to the Committee) (any such counsel or advisor, an “Acceptable Advisor”), and such other advice, in each case as reasonably necessary to determine whether the transaction results in an Owner Shift. For the avoidance of doubt, a transfer subject to this Article IV includes, without limitation, a hedging or other transaction that transfers ownership for U.S. federal income tax purposes. Until the day after the three (3) year anniversary of the date hereof, the Stockholder shall not effect a Distribution.

Section 4.2 Waiver of Transfer Restrictions.

(a) Notwithstanding the restriction in Section 4.1, for the period beginning on the day following the three (3) year anniversary of the date hereof and ending on the earlier of the day following the six (6) year anniversary of the date hereof and the date on which the Company undergoes an Ownership Change, the Stockholder Group may directly or indirectly sell or transfer, and the KKR Investors and GA Investors and any Partner or Co-Investor Partner may effect an indirect (or, if applicable, direct) sale or transfer, of up to an aggregate of [insert number of shares equal to 45% of the total number of outstanding shares of Common Stock immediately after the Mergers] shares of Common Stock, as adjusted for any stock split, reverse stock split or similar transaction (the “Waived Transfer Amount”); provided, however, that (x) any direct or indirect sale or transfer of an equity interest in a KKR Investor or a GA Investor by a Partner (other than pursuant to a redemption of such a Partner’s equity interest in such KKR Investor or GA Investor) that does not result in an Owner Shift shall not count toward or reduce the Waived Transfer Amount and (y) any other direct or indirect sale or transfer by any member of the Stockholder Group, the KKR Investors or the GA Investors or a redemption of a Partner’s equity interest in a KKR Investor or a GA Investor that, in accordance with a written determination of the Committee, does not result in an Owner Shift shall not count toward or reduce the Waived Transfer Amount; provided, further, that, as a condition to making such determination pursuant to this Section 4.2(a)(y), the Committee may, in its sole discretion, require and/or obtain (at the expense of the Stockholder Group, the KKR Investors, the GA Investors or Partner, as applicable) such representations from the Stockholder Group, KKR Investors, GA Investors, Partner and/or transferee(s), such opinions of counsel or tax advisors to be rendered by an Acceptable Advisor, and such other advice, in each case as reasonably necessary to determine whether the transaction results in an Owner Shift; provided, further, that prior to any sale or transfer pursuant to this Section 4.2(a) that is included in the Waived Transfer Amount the Stockholder or member of the Stockholder Group, as applicable, shall provide to the Company a written notice stating (i) the amount of the applicable sale or transfer, (ii) the name of the Person making such sale or transfer and (iii) the portion of the Waived Transfer Amount allocated to such sale or transfer, and such written notice shall be countersigned and acknowledged by each of the KKR Investors and the GA Investors. In the case of any Distribution by the Stockholder Group to a Co-Investor Partner, such Distribution will count toward and reduce the Waived Transfer Amount, unless in addition to the written determination of the Committee that such transfer by the Stockholder Group does not result in an Owner Shift as described in Section 4.2(a)(y) above, either (A) the Committee makes a written determination that a sale or transfer of Common Stock directly held by such Co-Investor Partner after the Distribution does not result in an Owner Shift or (B) such Co-Investor Partner represents and undertakes to the Company that it will not directly sell or transfer any Common Stock received in such Distribution, other than in a distribution to the equity holders of such Co-Investor Partner; provided, further, that, as a condition to making any determination described in this sentence, the Committee may, in its sole discretion, require and/or obtain (at the expense of the Stockholder

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Group) such representations from the Stockholder Group, Co-Investor Partner and/or transferee(s), such opinions of counsel or tax advisors to be rendered by an Acceptable Advisor, and such other advice, in each case as reasonably necessary to determine whether the Distribution (and subsequent sale or transfer described in clause (A), as applicable) results in an Owner Shift. Notwithstanding anything in this Agreement to the contrary, in the case of any written determination by the Committee described in this Section 4.2(a), if the Stockholder Group, KKR Investor, GA Investor or Partner receives an opinion of counsel or tax advisors rendered by an Acceptable Advisor that such sale, transfer or Distribution, as applicable, will not result in an Owner Shift, the Committee shall provide such written determination and such sale, transfer or Distribution, as applicable, shall not count toward or reduce the Waived Transfer Amount, in each case unless the Committee, in its reasonable discretion, does not find such opinion acceptable. In the cases in which the Committee is requested or required, as applicable, to deliver a written determination pursuant to Section 4.1 or this Section 4.2(a), the Company will cause the Committee to, reasonably promptly after all representations, opinions and other advice requested by the Committee have been received, deliver such written determination or notify such Person that no such written determination will be delivered. Except if the Committee has delivered a written determination, if any transaction would reduce the Waived Transfer Amount pursuant to this Section 4.2(a), the relevant member of the Stockholder Group or the relevant KKR Investor or GA Investor, as applicable, may in its sole election either (1) effect such transaction after receipt of the Committee’s favorable written determination, in which case such transaction will not count toward or reduce the Waived Transfer Amount or (2) effect such transaction prior to receipt of the Committee’s written determination, in which case such transaction will count toward and reduce the Waived Transfer Amount, and if the Committee subsequently delivers a favorable written determination, the Waived Transfer Amount will be adjusted and increased to the extent that such transaction would not have counted toward or reduced the Waived Transfer Amount had the favorable written determination been received prior to the transaction.

(b) Notwithstanding the restriction in Sections 4.1 and 4.2(a), beginning on the earlier of (i) the day following the six (6) year anniversary of the date hereof and (ii) the day following the date on which the Company undergoes an Ownership Change, the Stockholder Group, the KKR Investors, the GA Investors, the Partners and the Co-Investor Partners may, subject to Section 4.3, directly or indirectly sell or transfer any of the shares of Common Stock held directly or indirectly by them, regardless of whether such sale or transfer results in an Owner Shift, and Sections 4.1 and 4.2(a) of this Agreement shall be of no further effect.

Section 4.3 Additional Transfer Restrictions. In addition to the restrictions set forth in Section 4.2(a), so long as this Agreement has not terminated pursuant to Section 9.1, no member of the Stockholder Group shall, individually or in the aggregate, other than in connection with a registered public offering, including any Underwritten Offering or a Change of Control transaction, which Change of Control transaction is approved by the Board, knowingly Transfer shares of Common Stock to a Person, other than to any Permitted Transferee, who, after such acquisition, would hold in excess of 5% of the outstanding shares of Common Stock.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1 Shelf Registration; Underwritten Offering.

(a) Subject to the provisions of Section 5.11 and the limitations set forth in Section 4.2(a) on the number of shares of Common Stock that may be sold during the period referred to therein, at any time after the third anniversary of the date hereof until the sixth anniversary of the date hereof, at the request of any Stockholder (which, for purposes of this Article V, shall be deemed to include each holder of Registrable Shares) and on the business day following the sixth anniversary of the Effective Time, the Company will file a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement (as defined in Rule 405 under the Securities Act) if the Company is then eligible to file an Automatic Shelf Registration Statement) registering for resale all of the Registrable Shares under the Securities Act. Until such time as all

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Registrable Shares cease to be Registrable Shares or the Company is no longer eligible to maintain a Shelf Registration Statement, the Company will keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Shares under the Securities Act. The Company represents and warrants to each Stockholder that as of the date of this Agreement, the Company is not an “ineligible issuer” and is a “well known seasoned issuer”, in each case as defined under the Securities Act.

(b) Upon the written request of any Stockholder from time to time (an “Underwritten Offering Request”), the Company will cooperate with the requesting Stockholder and any Underwriter in effecting an Underwritten Offering pursuant to a Shelf Registration Statement as promptly as reasonably practicable following receipt of such Underwritten Offering Request; provided, however, that (i) the Stockholders together shall not be entitled to make more than two (2) Underwritten Offering Requests, where the plan of distribution set forth in the Underwritten Offering Request includes a customary “road show” or other substantial marketing effort by the Company and the underwriter (a “Marketed Underwritten Offering”) in any twelve (12) month period, it being understood that the Stockholders may make an unlimited number of requests for Underwritten Offerings that are not Marketed Underwritten Offerings; and (ii) the requesting Stockholder will be deemed to have requested the removal of any Registrable Shares held by such Stockholder from any Underwritten Offering Request relating to a Marketed Underwritten Offering and to have rescinded such Underwritten Offering Request, with the same effects as provided in Section 5.6, automatically if: (A) the Launch Date in respect of such Marketed Underwritten Offering has not occurred by the end of the fifth (5th) Business Day after the following conditions have been met: (1) the Company has made available to the requesting Stockholder a prospectus under an effective Registration Statement naming the Stockholder as a selling stockholder and the underwriter(s) and containing such other information as is required under the Securities Act and the rules of the SEC in a form ready for filing, assuming that as of such time (X) the Company has otherwise complied with its applicable obligations in Section 5.10 and (Y) such Stockholder has otherwise complied with its obligations in Section 5.12, and (2) the Company has notified such Stockholder in writing that the Company has complied with the provisions of this clause (A) and that the five (5) Business Day period referenced in this clause (A) is commencing, or (B) such Marketed Underwritten Offering has not been priced by the end of the third (3rd) Business Day after the Launch Date, assuming that the Launch Date occurred before the expiration of the five (5) Business Day period referenced in clause (A) above). Each Underwritten Offering Request will specify the number of Registrable Shares proposed by the Stockholder to be included in such Underwritten Offering, the intended method of distribution and the estimated gross proceeds of such Underwritten Offering, which (i) in the case of a Marketed Underwritten Offering, may not be less than $50 million or (ii) in the case of any other Underwritten Offer, may not be less than $25 million or, in either case, if less, all of the Registrable Shares held by the requesting Stockholder. Subject to Section 5.8, the requesting Stockholder may change the number of Registrable Shares proposed to be offered in any Marketed Underwritten Offering at any time prior to the Launch Date of such Underwritten Offering so long as such change would not reduce the estimated gross proceeds of such Marketed Underwritten Offering to less than the applicable minimum amount provided in the preceding sentence.

Section 5.2 Demand Registration Rights. If, at any time while there still remain Registrable Shares, the Company is no longer eligible to use or, notwithstanding its obligations under Section 5.1(a), otherwise ceases to maintain an effective Shelf Registration Statement, without limiting the rights of the Stockholders hereunder, within ten (10) days after a Stockholder’s written request to Register the resale of a specified amount of the Registrable Shares under the Securities Act (a “Demand Notice”), the Company will file a Registration Statement, on an appropriate form which the Company is then eligible to use, to Register the resale of such Registrable Shares, which Registration Statement will (if specified in the Demand Notice) contemplate the ability of such requesting Stockholder to effect an Underwritten Offering in accordance with Section 5.1(b) (each such Registration, a “Demand Registration”); provided, however, that the Stockholders together shall not be entitled to

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request more than eight (8) Demand Registrations (with KKR and the KKR Investors together being entitled to make, or cause to be made, four (4) of such eight (8) Demand Registrations, and General Atlantic and the GA Investors together being entitled to make, or cause to be made four (4) of such eight (8) Demand Registrations). A request that (i) does not result in an effective Registration Statement under the Securities Act that has remained effective for a period of at least 180 days or such shorter period in which all Registrable Shares included in such Demand Registration have actually been sold thereunder (provided that such period shall be extended for a period of time equal to the period the holder of Registrable Shares refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter pursuant to the provisions of this Agreement (an “Extension Period”)) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to 180 days after effectiveness (plus any Extension Period), to any stop order, injunction or other order or requirement of the SEC or other governmental authority, other than by reason of any act or omission by the requesting Stockholder shall not be counted as a utilized request for purposes of the limits in the preceding sentence. Each Demand Notice will specify the number of Registrable Shares proposed to be offered for sale, the intended method of distribution thereof and the estimated gross proceeds of such Demand Registration, which may not be less than $50 million, or, if less, all of the Registrable Shares held by the requesting Stockholder. Subject to Section 5.8, the requesting Stockholder may change the number of Registrable Shares proposed to be offered pursuant to any Demand Registration at any time prior to the Registration Statement with respect to the Demand Registration being declared effective by the SEC, so long as such change would not reduce the estimated gross proceeds of the Demand Registration to less than $50 million. The Company shall have the right to satisfy a Demand Notice by filing a Shelf Registration Statement.

Section 5.3 Effectiveness. The Company will use its commercially reasonable efforts to (i) cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (ii) keep such Registration Statement current and effective for a period necessary for the completion of the resale of Registrable Shares registered thereon. The Company further agrees to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by the Company for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act, (D) as may be required in connection with an Underwritten Offering, or (E) as may be reasonably requested in writing by the Stockholders or any underwriter and reasonably acceptable to the Company. The Company agrees to furnish to each Stockholder one electronic copy of any such supplement or amendment no later than the time it is first being used or filed with the SEC.

Section 5.4 Choice of Underwriter. In the event that a Demand Registration involves an Underwritten Offering of Registrable Shares, the underwriters will be selected by the Stockholder requesting such Demand Registration; provided, that any underwriter must be reasonably acceptable to the Company, which approval will not be unreasonably withheld. The Company shall take such actions as the underwriters may reasonably request in their efforts to sell Registrable Shares pursuant to such Registration Statement.

Section 5.5 Stockholder Determinations. The Stockholders participating in an Underwritten Offering will be permitted to determine in good faith, matters affecting the structure of such Underwritten Offering undertaken pursuant to Section 5.1(b) or Demand Registrations, as applicable, including the price, underwriting discount and other financial terms for the Registrable Shares.

Section 5.6 Ability to Rescind Underwritten Offering Requests and Demand Registrations. Each Stockholder will be permitted to request the removal of any Registrable Shares held by it from any Underwritten Offering Request or Demand Registration at any time prior to the pricing of the Underwritten Offering or the effective date of the applicable Registration Statement, as applicable, by providing written notice thereof to the Company; provided, that so long as such Stockholder reimburses the Company for its proportionate share of the reasonable, out of pocket expenses incurred by the Company in connection with such Underwritten Offering Request, Demand Notice or Demand Registration; provided, further, that such Underwritten Offering Request or

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Demand Registration shall not be counted as a utilized Underwritten Offering Request or Demand Registration, as the case may be, for purposes of the limits in Section 5.1(b) and Section 5.2, respectively.

Section 5.7 Piggyback Registration. Subject to Section 5.11, if, at any time while there still remain Registrable Shares, the Company proposes to file a new registration statement under the Securities Act with respect to an offering of Common Stock for (i) the Company’s own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC) or Company dividend reinvestment plans) or (ii) the account of any holder of Common Stock, then the Company shall give written notice of such proposed filing to the Stockholders as soon as reasonably practicable (but in no event less than ten (10) Business Days before the anticipated filing date of such new registration statement). Upon a written request, given by a Stockholder to the Company within ten (10) days after delivery of any such notice by the Company, to include Registrable Shares of such Stockholder in such registration (which request shall specify the number of Registrable Shares proposed to be included in such new registration statement if such registration statement is not a “pay as you go” Automatic Shelf Registration Statement), the Company shall, subject to Section 5.8, include all such requested Registrable Shares in such new registration statement on the same terms and conditions as applicable to the Company’s or such holder’s Common Stock (a “Piggyback Registration”). Notwithstanding the foregoing, if at any time after giving written notice of such proposed filing and prior to the effective date of such new registration statement, the Company or such holders shall determine for any reason not to proceed with the proposed filing of the new registration statement, then the Company may, at its election, give written notice of such determination to the Stockholders and, thereupon, will be relieved of its obligation to register any Registrable Shares in connection with such new registration statement.

Section 5.8 Reduction of Size of Underwritten Offering. Notwithstanding anything to the contrary contained herein, if the lead underwriter or underwriters of a Marketed Underwritten Offering pursuant to Section 5.1, a Demand Registration that involves a Marketed Underwritten Offering or a Piggyback Registration advise the participating Stockholders and the Company in writing that, in their reasonable opinion the number of shares of Common Stock (including any Registrable Shares) that the Company, the participating Stockholders and any other Persons intend to dispose of pursuant to any such Underwritten Offering or Piggyback Registration is such that the success of any such Underwritten Offering or Piggyback Registration would be materially and adversely affected, including with respect to the price at which the securities can be sold, then such Underwritten Offering or Piggyback Registration shall include only such securities as the Company and the participating Stockholders are advised by such lead underwriter or underwriters can be sold without such material and adverse effect, in accordance with the following priorities:

(a) priority in the case of an Underwritten Offering initiated by the Company for its own account which gives rise to a Piggyback Registration pursuant to Section 5.7 will be (A) first, all shares of Common Stock proposed to be offered by the Company for its own account, (B) second, pro rata among (1) the Registrable Shares requested to be disposed of pursuant to the Underwritten Offering for the account of the participating Stockholders pursuant to Section 5.7 and (2) any shares of Common Stock requested to be disposed of for the account of other holders of Common Stock pursuant to rights which may be granted in accordance with Section 5.13 and (C) third pro rata among any other holders of Common Stock requested to be disposed of, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead underwriter or underwriters, if any;

(b) priority in the case of a Demand Registration that is an Underwritten Offering or a Marketed Underwritten Offering pursuant to Section 5.1 initiated by a Stockholder which gives rise to a Piggyback Registration pursuant to Section 5.7 will be (A) first, all Registrable Shares proposed to be offered by the initiating Stockholder or Stockholders pro rata in accordance with the number of Registrable Shares each such Stockholder has requested to register, (B) second, pro rata among any other participating Stockholders and any other holders of Common Stock requested to be disposed of pursuant to rights which may be granted in accordance with Section 5.13, and (C) third any shares of Common Stock proposed to be offered by the Company for its own account, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead underwriter or underwriters, if any; and

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(c) priority in the case of an Underwritten Offering initiated by holders of Common Stock (other than the Stockholders) which gives rise to a Piggyback Registration pursuant to Section 5.7 will be (A) first, all shares of Common Stock requested to be disposed of for the account of the initiating holder or holders pursuant to rights which may be granted in accordance with Section 5.13, (B) second, pro rata among the participating Stockholders and any other holders of Common Stock requested to be disposed of pursuant to rights which may be granted in accordance with Section 5.13, (C) third, pro rata among any other holders of Common Stock requested to be disposed of, and (D) fourth any shares of Common Stock proposed to be offered by the Company for its own account, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead underwriter or underwriters, if any.

Section 5.9 Expenses of Registration. Except as otherwise provided in Section 5.6, all Registration Expenses incurred in connection with any Underwritten Offering, any Demand Registration or any Piggyback Registration, or any qualification or compliance pursuant to this Article V shall be borne by the Company, and all Selling Expenses of each Stockholder shall be borne by such Stockholder.

Section 5.10 Registration and Underwritten Offering Procedures. In the case of each registration or Underwritten Offering, as applicable, effected by the Company pursuant to this Article V, the Company will keep the participating Stockholders advised in writing as to the initiation of each registration or Underwritten Offering and as to the completion thereof. In connection with the foregoing, at its expense, the Company shall:

(a) before filing a Registration Statement, the prospectus, any supplement to the prospectus and any amendments or supplements to any issuer free writing prospectus containing information pertaining to any Stockholder, provide such Stockholder, its counsel and any lead managing underwriter with the opportunity to reasonably review and comment thereon and to object to any information pertaining to such Stockholder that is contained therein and the Company shall make the corrections reasonably and timely requested by such Stockholder with respect to such information prior to filing any such Registration Statement, prospectus, any amendment or supplement thereto or any amendment or supplement to any issuer free writing prospectus, it being understood that the Company shall not file any such Registration Statement or prospectus or any amendments or supplements thereto in connection with its obligations under Sections 5.1 and 5.2 hereof with respect to any Demand Registration to which the Stockholders holding a majority of the Registrable Shares, their counsel or the lead managing underwriter, if any, shall reasonably object, in writing, on a timely basis;

(b) as promptly as practicable, prepare and file with the SEC a Registration Statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter to cause such Registration Statement to become and remain effective pursuant to the terms of this Article V and prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements to the prospectus and such amendments or supplements to any issuer free writing prospectus as may be (A) reasonably and timely requested by any Stockholder or (B) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all Registrable Shares covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(c) if requested by the lead managing underwriter, if any, or the participating Stockholders, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request;

(d) promptly notify the participating Stockholders and the lead underwriter or underwriters, if any, and, if requested, confirm such notification in writing and provide copies of the relevant documents, as promptly as

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reasonably practicable: (A) of the filing or effectiveness, as applicable, of the applicable Registration Statement or any amendment thereto or the applicable prospectus or issuer free writing prospectus or any amendment or supplement thereto, (B) of the receipt of any written comments from the SEC or any request by the SEC or any other Governmental Entity for amendments or supplements to such Registration Statement, prospectus or issuer free writing prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any prospectus or any issuer free writing prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (E) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Shares for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(e) promptly notify the participating Stockholders and the lead underwriter or underwriters, if any: (A) when the Company becomes aware of the occurrence of any event as a result of which the applicable Registration Statement, the prospectus included in such Registration Statement (as then in effect) or any issuer free writing prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of such prospectus or any issuer free writing prospectus, in light of the circumstances under which they were made) not misleading, and (B) when any issuer free writing prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, prospectus or issuer free writing prospectus in order to comply with the Securities Act and, in either case, as promptly as practicable thereafter, prepare and file with the SEC, and furnish without charge to the participating Stockholders and the lead underwriter or underwriters, if any, any amendment or supplement to such Registration Statement, prospectus or issuer free writing prospectus which shall correct such misstatement or omission or effect such compliance;

(f) use its commercially reasonable efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any prospectus or any issuer free writing prospectus;

(g) deliver to each participating Stockholder and each underwriter, if any, without charge, as many copies of the applicable prospectus, any issuer free writing prospectus and any amendment or supplement thereto as such Stockholders or underwriter may reasonably request (it being understood that the Company consents to the use of such prospectus, any issuer free writing prospectus and any amendment or supplement thereto by such Stockholder and underwriters, if any, in connection with the offering and sale of the Registrable Shares thereby) and such other documents as such Stockholder and each underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Shares by such Stockholder and underwriters, if any;

(h) subject to the terms set forth in Section 5.11, on or prior to the date on which the applicable Registration Statement is declared effective, use its commercially reasonable efforts to register or qualify the Registrable Shares covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any participating Stockholder reasonably (in light of its intended plan of distribution) requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Shares Beneficially Owned by such Stockholder pursuant to such Registration Statement; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any such state in which it is not then qualified or to file any general consent to service of process in any such state;

(i) make such representations and warranties to the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in underwritten public offerings;

(j) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings, including indemnification provisions and procedures substantially to the

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effect set forth in Article VI hereof) and use its commercially reasonable efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Shares being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Shares;

(k) use its commercially reasonable efforts to obtain for delivery to the lead underwriter, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in form and substance as is customarily given to underwriters in an underwritten secondary public offering;

(l) in the case of an Underwritten Offering, use its commercially reasonable efforts to obtain for delivery to the Company and the lead underwriter, if any, a “comfort” letter from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants in an underwritten secondary public offering and, to the extent reasonably required, a similar “comfort” letter relating to any financial statements of any other entity included in such registration statement;

(m) cooperate with each participating Stockholder and the underwriters, if any, of such Registrable Shares and their respective counsel in connection with any filings required to be made with FINRA or any registrations or approvals required by any other governmental agency or authority as may be reasonably necessary to enable the participating Stockholder thereof to consummate the disposition of such Registrable Shares;

(n) use its commercially reasonable efforts to cause all Registrable Shares covered by the applicable Registration Statement to be listed or quoted on a national securities exchange or trading system and each securities exchange and trading system, if any, on which similar securities issued by the Company are then listed;

(o) cooperate with the participating Stockholders and the underwriters, if any, to facilitate the timely preparation and delivery of certificates, with requisite CUSIP numbers, representing Registrable Shares to be sold and not bearing any restrictive legends;

(p) in the case of a Marketed Underwritten Offering, have appropriate officers of the Company prepare presentations and ensure that two (2) senior officers of the Company who are reasonably acceptable to the participating Stockholders (A) reasonably participate in good faith in the customary “road show” presentations and other customary marketing efforts, including analyst and rating agency presentations, that may be reasonably requested by the lead underwriter or underwriters in any such Marketed Underwritten Offering, and (B) take such actions as the lead underwriter or underwriters or the participating Stockholders may reasonably request in order to expedite or facilitate the sale of Registrable Shares;

(q) use its commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Shares, including with respect to the transfer of physical security instruments into book-entry form in accordance with any procedures reasonably requested by the participating Stockholders or any lead underwriter or underwriters; and

(r) (A) make available for inspection by the participating Stockholders, lead underwriter or underwriters, if any, and any attorneys or accountants retained by the lead underwriter or underwriters, at the offices where normally kept, during reasonable business hours, financial and other records and pertinent corporate documents of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, (B) cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, lead underwriter, attorney or accountant in connection with such Registration Statement, and (C) make the Company’s independent certified public accountants (and independent certified public accountants for any other entity for which financial statements are included in such registration statement) available for any such lead underwriter’s or underwriters’ due diligence if so requested by counsel to the Underwriters; provided, however, that the Company shall not be required to provide any information pursuant

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to this section if (1) the Company believes in good faith based on the advice of counsel that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information, (2) the Company has requested and been granted from the SEC confidential treatment of such information or (3) any such information is identified by the Company as being confidential or proprietary, unless, with respect to clause (2) or (3) of this sentence, each Person receiving such information shall take such actions as are reasonably necessary to protect the confidentiality of such information and shall sign customary confidentiality agreements reasonably requested by the Company prior to the receipt of such information; and provided, further that, the foregoing inspection and information gathering shall be conducted in such a way as not to materially disrupt the Company’s conduct of its business, and such inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of the parties entitled thereto by one counsel designated by and on behalf of such parties.

Section 5.11 Right to Defer Registration.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing prior written notice to the Stockholders, to require the Stockholders to suspend the use of the Shelf Registration Statement and the prospectus included therein for resales of Registrable Shares pursuant to Section 5.1 or Section 5.2 or to postpone the filing or suspend the use of any Registration Statement pursuant to Section 5.1, Section 5.2 or Section 5.7 for a reasonable period of time not to exceed forty-five (45) consecutive days (a “Black-Out Period”) if the chief executive officer or chief financial officer of the Company determines in his or her good faith judgment that it would be materially detrimental to the Company and/or its securityholders not to defer the filing, or not to suspend the use by the Stockholders, of a Registration Statement or prospectus by reason of: (A) the Company being in possession of material non-public information, so long as the chief executive officer or chief financial officer of the Company determines in good faith that the disclosure of such information during the period specified in such notice would be required to be disclosed and that such disclosure would be materially detrimental to the Company and/or its securityholders, or (B) a contemplated financing, offering or sale of any class of securities by the Company, acquisition, disposition, corporate reorganization, merger, or other similar transaction or other material event or circumstance affecting the Company or its securities, so long as the chief executive officer or chief financial officer of the Company determines in good faith that the disclosure of such transaction, event or circumstance at such time would be required to be disclosed and that such disclosure would be materially detrimental to the Company and/or its securityholders; provided, that the Company shall not be permitted to (x) require the Stockholders to suspend the use of such prospectus or (y) postpone the filing, or suspend the use, of such Registration Statement pursuant to this Section 5.11, more than twice in any twelve (12) month period. If, for any reason, the Company files a Registration Statement or commences an Underwritten Offering (on behalf of a holder of Common Stock) during the Black-Out Period, (1) the Black-Out Period shall immediately cease and no Black-Out Period shall be re-instituted for so long as another holder of Common Stock is permitted to sell shares of Common Stock under such Registration Statement or such Underwritten Offering is ongoing, (2) the Stockholders shall be permitted to resume the use of any effective Shelf Registration Statement for resales of Registrable Shares or to recommence an Underwritten Offering pursuant to a Demand Registration, (3) the obligation of the Company to file a Shelf Registration Statement pursuant to Section 5.1(a), or to effect any Underwritten Offering pursuant to Section 5.1(b), or any Demand Registration pursuant to Section 5.2(a), shall immediately recommence, and (4) the Stockholders shall be permitted to participate pursuant to Section 5.7 in a new Registration Statement filed by the Company during the Black-Out Period pursuant to Section 5.7 for the offering of Common Stock for the account of any holder of shares of Common Stock (other than the Stockholders). Notwithstanding anything to the contrary contained herein, if a Stockholder determines to rescind any prior Underwritten Offering Request or Demand Notice following receipt of a notice from the Company pursuant to this Section 5.7, then such Stockholder may, at its election, give written notice of such election to the Company; provided, however, that such rescinded Underwritten Offering Request or Demand Notice shall not be counted as an Underwritten Offering Request or Demand Notice for purposes of the limits in Section 5.1(b) and Section 5.2(a), respectively.

(b) In the event of any suspension pursuant to this Section 5.11, the Company shall use its commercially reasonable efforts to keep the Stockholders apprised of the estimated length of the anticipated delay and such

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information shall be kept confidential and used by the Stockholders solely for purposes of planning in connection with the exercise of their rights hereunder. The Company will notify the Stockholders promptly upon the termination of the Black-Out Period. Upon notice by the Company to the Stockholders of any determination to commence a Black-Out Period, the Stockholders shall, except as required by applicable Law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such Black-Out Period strictly confidential, and during any Black-Out Period, promptly halt any offer, sale, trading or transfer of any shares of Common Stock for the duration of the Black-Out Period under the applicable Registration Statement or Shelf Registration Statement until the Company has provided notice to the Stockholders that the Black-Out Period has been terminated or it has otherwise terminated as set forth in Section 5.11(a).

(c) After the expiration of any Black-Out Period and without any further request from any Stockholder, the Company shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable Shelf Registration Statement or prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, the prospectus will not include an untrue statement of material fact or omit to statement any material fact necessary to make the statements therein, in the case of any prospectus, in light of the circumstances under which they were made, not misleading or be not effective and useable for resale of Registrable Shares.

Section 5.12 Obligations of the Stockholders.

(a) Each Stockholder shall furnish to the Company such information regarding such Stockholder and its partners and members, and the distribution proposed by such Stockholder, as the Company may reasonably request and as shall be reasonably requested in connection with any registration, qualification or compliance referred to in this Article V.

(b) In the event that, either immediately prior to or subsequent to the effectiveness of any Registration Statement, any Stockholder shall distribute Registrable Shares to its stockholders, partners or members, such Stockholder shall so advise the Company and provide such information as shall be necessary or advisable to permit an amendment to such Registration Statement or supplement to any prospectus to provide information with respect to such stockholders, partners or members, in their capacity as selling security holders. As soon as reasonably practicable following receipt of such information, the Company shall file an appropriate amendment to such Registration Statement or supplement to any prospectus reflecting the information so provided. Any incremental expense to the Company resulting from such amendment shall be borne by such Stockholder.

Section 5.13 No Grants of Other Registration Rights. The Company shall not grant any demand, piggyback or shelf registration rights the terms of which are senior to or conflict with the rights granted to the holders or Registrable Shares hereunder to any other Person without the prior written consent of the Stockholder.

ARTICLE VI

INDEMNIFICATION & CONTRIBUTION

Section 6.1 Indemnification; Contribution.

(a) The Company shall, and it hereby agrees to, indemnify and hold harmless each Stockholder (which, for purposes of this Article VI, shall be deemed to include each holder of Registrable Shares) and its controlled Affiliates and their respective directors, officers, members, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of the Securities Act and the Exchange Act) such Persons, in any offering or sale of the Registrable Shares, from and against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified party may

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become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue or alleged untrue statement of a material fact in any registration statement used to register Registrable Shares pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Shares pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically the indemnified person for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case only to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, made in reliance upon and in conformity with written information furnished to the Company by the Stockholder Group expressly for use therein. The members of the Stockholder Group shall, and hereby agree, severally and not jointly, to (i) indemnify and hold harmless the Company, its directors, officers, employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, if any, in any offering or sale of Registrable Shares, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact in any registration statement used to register Registrable Shares pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Shares pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Stockholder Group expressly for use therein, and (ii) reimburse the Company for any legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim. Notwithstanding the foregoing, no member of the Stockholder Group shall be liable under this Section 6.1(a) for amounts in excess of the proceeds (net of underwriting discounts and commissions) received by such holder in the offering giving rise to such liability.

(b) Promptly after receipt by an indemnified party under Section 6.1(a) or Section 6.1(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 6.1(a) or Section 6.1(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party in respect of such action or proceeding hereunder unless the indemnifying party was materially prejudiced by such failure of the indemnified party to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified party. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable

24

costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the prior written consent of the indemnified party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 6.1(a) or Section 6.1(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, does not subject the indemnified party to any material injunctive relief or other material equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

(c) The members of the Stockholder Group and the Company agree that if, for any reason, the indemnification provisions contemplated by Sections 6.1(a) or 6.1(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of, the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6.1(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.1(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 6.1(b) hereof) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no member of the Stockholder Group shall be required to make a contribution in excess of the amount received by such person from the sale of its Registrable Shares in connection with the offering that gave rise to the contribution obligation.

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ARTICLE VII

PUBLIC ANNOUNCEMENTS

Section 7.1 Publicity. To the extent any public announcement by the Company is in respect of the matters governed by this Agreement, the Company will use reasonable best efforts to consult with the Stockholder prior to such announcement (except to the extent such information is consistent with prior public disclosure or is otherwise in the public domain).

ARTICLE VIII

CHANGE OF CONTROL

Section 8.1 Change of Control Transaction. Without the approval of a majority of the Independent Directors, no member of the Stockholder Group, KKR, the KKR Investors, General Atlantic or the GA Investors shall enter into or affirmatively support (including by agreeing to vote shares of Common Stock in favor of) any transaction resulting in a Change of Control in which any member of the Stockholder Group receives per share consideration in its capacity as a holder of Common Stock of the Company in excess of that to be received by other holders of Common Stock of the Company.

ARTICLE IX

TERM

Section 9.1 Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the earliest of (a) the date on which the Stockholder Group no longer Beneficially Owns shares of Common Stock or (b) its termination by the consent of all parties hereto or their respective successors-in-interest. Notwithstanding any termination or expiration of this Agreement, the provisions set forth in Article VI (Indemnification & Contribution), Article X (Miscellaneous) and in this Article IX (Term) shall survive such termination, and the provisions set forth in Article V (Registration Rights) shall survive such termination until the first date on which there are no Registrable Shares outstanding.

ARTICLE X

MISCELLANEOUS

Section 10.1 Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 10.2 Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Stockholder and the members of the Stockholder Group and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person, except (i) that the Persons indemnified under Article VI are

26

intended third party beneficiaries of Article VI, (ii) that Non-Liable Persons are intended third party beneficiaries of Section 10.12 and (iii) as otherwise specifically provided in this Agreement. Neither this Agreement nor any rights or obligations hereunder shall be assignable without the consent of the other party other than in connection with a Distribution.

Section 10.3 Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by the parties hereto. Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 10.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with the following clauses (i) and (ii): (i) by email to the parties at the following email addresses (or at such other email address for a party as shall be specified by like notice) and (ii) by email and hand delivery to the parties’ counsel at the following email addresses and street addresses (or at such other email address or street address for a party’s counsel as shall be specified by like notice):

If to KKR:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: David Kerko

Fax: 650-233-6584

Email: david.kerko@kkr.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Marni Lerner

Fax: 212-455-2502

Email: mlerner@stblaw.com

If to General Atlantic:

c/o General Atlantic Service Company, LLC

Park Avenue Plaza

55 East 52nd Street

32nd Floor

New York, NY 10055

Attention: David Rosenstein

Fax: 917-206-1944

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Neil Goldman

Fax: 212-492-0176

Email: ngoldman@paulweiss.com

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If to the Stockholder:

Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Attention: David Kerko

Fax: 650-233-6584

Email: david.kerko@kkr.com

and

c/o General Atlantic Service Company, LLC

Park Avenue Plaza

55 East 52nd Street

32nd Floor

New York, NY 10055

Attention: David Rosenstein

Fax: 917-206-1944

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Marni Lerner

Fax: 212-455-2502

Email: mlerner@stblaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Neil Goldman

Fax: 212-492-0176

Email: ngoldman@paulweiss.com

If to the Company:

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, Virginia 20151

Attention: Thomas O. Miiller

Fax: (703) 708-5703

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Frederick Green; Jaclyn L. Cohen

Fax: (212) 310-8007

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and

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attention: Ryan D. Thomas

Fax: 615-742-2778

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

Section 10.5 Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any Delaware state or federal court within the State of Delaware) (such courts collectively, the “Delaware Courts”) in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any claim or action relating to the Agreement in any court other than the Delaware Courts, (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts, (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of the Agreement in the Delaware Courts or that any such action brought in any such court has been brought in an inconvenient forum, and (vi) consents to service of process in the manner set forth in Section 10.4. Each of parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.6 Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Integration. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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Section 10.10 WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THE AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Outside Activities.

(a) Subject to subsections (c) and (d) below, the Stockholder Group, General Atlantic, any GA Investor, KKR, any KKR Investor and any of their respective Affiliates may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company or any of its Subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person (such activities, the “Competitive Activities”).

(b) The Company shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom.

(c) The pursuit of any Competitive Activities, even if competitive with the business of the Company or any of its Subsidiaries, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its Subsidiaries or the Investors. None of the Stockholder Group, General Atlantic, the GA Investors, KKR, the KKR Investors or any of their respective Affiliates shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and each of the Stockholder Group, General Atlantic, the GA Investors, KKR, the KKR Investors and any of their respective Affiliates shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity; provided, that a Stockholder Director who is offered an investment or business opportunity in his or her capacity as a member of the Board shall be obligated to communicate such opportunity to the Company, in which case the Stockholder Group, General Atlantic, the GA Investors, KKR, the KKR Investors and their respective Affiliates, respectively, shall not be permitted to pursue such opportunity unless the Board determines not to do so.

(d) Notwithstanding the foregoing, none of the Stockholder Group, General Atlantic, the GA Investors, KKR, the KKR Investors or any of their respective Affiliates may use any confidential information regarding the Company in connection with any Competitive Activities. Notwithstanding the foregoing or anything to the contrary herein, the Company acknowledges that certain industry knowledge may be acquired by the Stockholder Group, General Atlantic, the GA Investors, KKR, the KKR Investors and their respective representatives in connection with their access to confidential information that cannot be separated from their overall knowledge and the Company acknowledges and agrees this knowledge shall be permitted to be used in the ordinary course of business of the Stockholder Group, General Atlantic, the GA Investors, KKR, the KKR Investors and their respective representatives.

Section 10.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate,

30

manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of the Stockholder or any Investor (or any of their heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing Persons, but in each case not including the named parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and other agreements of the Stockholder (including, following any Distribution, any Investor that becomes a party to this Agreement in accordance with its terms), KKR, General Atlantic or any Investor shall be several and not joint representations, warranties, covenants and agreements, as applicable, of the Stockholder, KKR, General Atlantic or such Investor, as applicable.

Section 10.13 No Adverse Actions. Until such time as the Stockholder, the KKR Investors, or the GA Investors no longer have the right to designate, or cause the Stockholder to designate, as applicable, a Stockholder Nominee for nomination to the Board pursuant to Section 3.4, without the prior written consent of (i) the Stockholder (but only if the Stockholder has the right to designate a Stockholder Nominee for nomination to the Board pursuant to Section 3.4), or (ii) after a Distribution, (x) the KKR Investors (but only if the KKR Investors have the right to designate a Stockholder Nominee for nomination to the Board pursuant to Section 3.4) and (y) the GA Investors (but only if the GA Investors have the right to designate a Stockholder Nominee for nomination to the Board pursuant to Section 3.4), except as required by applicable law, the Company shall not take any action to cause the amendment of its Charter or Bylaws such that any of the rights provided to the Stockholder, KKR, the KKR Investors, General Atlantic or the GA Investors under this Agreement would be adversely effected. In the event that any action that would violate the foregoing sentence becomes the subject of a stockholder vote, the provisions of Section 3.3 shall not apply to such matter and the Stockholder shall be entitled to vote all of its shares of Common Stock in its discretion with respect to such matter.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

ENGILITY HOLDINGS, INC.

By:
Name:
Title:

BIRCH PARTNERS, LP
By:	Birch GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

FOR PURPOSES OF SECTIONS 2.2, 2.3, 3.1, 3.2, 3.4, ARTICLE IV, V, VI, IX AND X ONLY

KKR 2006 FUND L.P.

By:	KKR Associates 2006 L.P., its general
partner

By:	KKR 2006 GP LLC, the general partner of
KKR Associates 2006 L.P.

By:
Name:
Title:

GENERAL ATLANTIC PARTNERS 85, L.P.

By:	General Atlantic GenPar, L.P., its general
partner

By:	General Atlantic LLC, its general partner

By:
Name:
Title:

FOR PURPOSES OF ARTICLE IV ONLY

KKR PARTNERS III, L.P.

By:	KKR III GP LLC, its general partner

By:
Name:
Title:

OPERF CO-INVESTMENT LLC

By:	KKR Associates 2006 L.P., its general
partner

By:	KKR 2006 GP LLC, the general partner of
KKR Associates 2006 L.P.

By:
Name:
Title:

8 NORTH AMERICA INVESTOR L.P.

By:	KKR Associates 8 NA L.P., its general
partner

By:	KKR 8 NA Limited, its general partner

By:
Name:
Title:

GAP COINVESTMENTS III, LLC

By: General Atlantic LLC, its managing member
By:
Name:
Title:

GAP COINVESTMENTS IV, LLC

By: General Atlantic LLC, its managing member

By:
Name:
Title:

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC, its general partner

By:
Name:
Title:

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH, its general
partner

By:
Name:
Title: